                                                Filed pursuant to Rule 424(b)(1)
                                                Registration No. 333-82542



                                             PROSPECTUS SUPPLEMENT TO PROSPECTUS

                                                         dated February 27, 2002

[ENTERCOM LOGO]

   ENTERCOM COMMUNICATIONS CORP.
--------------------------------------------------------------------------------
   3,500,000 SHARES
   CLASS A COMMON STOCK
--------------------------------------------------------------------------------

   This is a public offering of Class A common stock of Entercom Communications Corp. We are offering 3,500,000 shares of our Class A common stock. Our Class A common stock is traded on the New York Stock Exchange under the symbol "ETM". On February 27, 2002, the last reported sale price of our Class A common stock was $51.55 per share.

   INVESTING IN OUR CLASS A COMMON STOCK INVOLVES RISK.   SEE "RISK FACTORS"
   BEGINNING ON PAGE S-9.

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                  PER SHARE       TOTAL
    Public offering price                                          $51.25         $179,375,000
    Underwriting discounts and commissions                         $ 2.31         $  8,071,875
    Proceeds, before expenses, to Entercom                         $48.94         $171,303,125

   We have granted the underwriters the right to purchase up to 525,000 additional shares of Class A common stock to cover over-allotments.

   Concurrent with this offering, our wholly owned subsidiaries, Entercom Radio, LLC and Entercom Capital, Inc., are offering $150.0 million in aggregate principal amount of 7 5/8% Senior Subordinated Notes due 2014 in a separate offering. We, along with certain of our other direct and indirect subsidiaries, will guarantee the notes. This offering and the offering of notes are not contingent on each other.

                             Joint Book-Running Managers

   DEUTSCHE BANC ALEX. BROWN                          CREDIT SUISSE FIRST BOSTON
                    ---------------------------------------

   BANC OF AMERICA SECURITIES LLC
   GOLDMAN, SACHS & CO.
   JPMORGAN
   THE DATE OF THIS PROSPECTUS SUPPLEMENT IS FEBRUARY 27, 2002.

      [MAP DEPICTING LOCATION AND CALL LETTERS OF RADIO STATION PORTFOLIO]

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission that, in part, utilizes a "shelf" registration process. Under the shelf registration process, we may sell shares of our Class A common stock, par value $.01 per share, and shares of our preferred stock, par value $.01 per share, up to a total dollar amount of gross proceeds to us of $250,000,000, of which this offering is a part. In this prospectus supplement, we provide you with specific information about the terms of this offering and certain other information. Both this prospectus supplement and the accompanying prospectus include important information about us, the Class A common stock being offered and other information you should know before investing in our Class A common stock.

     This prospectus supplement and the accompanying prospectus incorporates by reference important business and financial information about us and our consolidated subsidiaries that is not included in or delivered with these documents. Entercom Communications is Entercom Radio's sole member. All of Entercom Communications' operating assets, including all of its radio station licenses, are held by direct and indirect subsidiaries of Entercom Radio, LLC. Entercom Communications is the sole member of Entercom Radio, LLC. Unless specifically stated, or the context otherwise so requires, the terms "Entercom," "we," "us," or similar terms in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein refer to Entercom Communications and its consolidated subsidiaries, excluding Entercom Communications Capital Trust.

     You should read both this prospectus supplement and the accompanying prospectus as well as the additional information described under the heading "Where You Can Find More Information" beginning on page S-71 of this prospectus supplement before investing in our Class A common stock. This prospectus supplement adds to, updates and changes information contained in the accompanying prospectus and the information incorporated by reference. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus or the information incorporated by reference, the statements made in the accompanying prospectus or the information incorporated by reference are deemed modified or superseded by the statements made in this prospectus supplement.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus supplement and the accompanying prospectus may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not statements of historical facts, but rather reflect our current expectations concerning future results and events. You can identify these forward-looking statements by our use of words such as "anticipates," "believes," "continues," "expects," "intends," "likely," "may," "opportunity," "plans," "potential," "project," "will," and similar expressions to identify forward-looking statements, whether in the negative or the affirmative. We cannot guarantee that we will actually achieve these plans, intentions or expectations. These forward-looking statements are subject to risks, uncertainties and other factors, some of which are beyond our control, which could cause actual results to differ materially from those forecast or anticipated in such forward-looking statements. The pro forma information contained herein reflects adjustments and is presented for comparative purposes only and does not purport to be indicative of what has occurred or of future operating results or financial position.

     These risks, uncertainties and factors include, but are not limited to:

     - the impact of general economic conditions in the United States;

     - the highly competitive nature of, and uncertain effect of new technologies on, the radio broadcasting industry;

     - the risks associated with our acquisition strategy generally;

     - the control of us by Joseph M. Field and members of his immediate family;

     - our vulnerability to changes in federal legislation or regulatory policy;

     - our dependence on our Seattle radio stations;

     - our substantial indebtedness and debt service needs; and

     - the other factors described in "Risk Factors."

     You should not place undue reliance on these forward-looking statements, which reflect our view only as of the date of this prospectus supplement. Except as may be required by law, we undertake no obligation to update these statements or publicly release the result of any revisions to these statements to reflect events or circumstances after the date of this prospectus supplement or to reflect the occurrence of unanticipated events.

     We urge you to review carefully "Risk Factors" in this prospectus supplement for a more complete discussion of the risks of an investment in our Class A common stock.

                   INFORMATION ABOUT STATION AND MARKET DATA

     We have based or derived the station and market data we present in this prospectus supplement from third-party sources, including primarily:

     - 2000 market rank by metro population and by radio revenue from Duncan's Radio Market Guide (2001 ed.);

     - 2000 Entercom market revenue rank from Duncan's Radio Market Guide (2001 ed.);

     - 2001 Entercom market revenue rank from market total cash performance summaries prepared by Miller, Kaplan, Arase & Co. LLP (December 2001);

     - Audience share and audience rank in target demographic data from the Fall 2001 Radio Market Report published by The Arbitron Ratings Company; and

     - 2000 radio broadcasting industry rank from report of BIA Consulting, Inc. (January 7, 2002).

     While we believe these industry publications are reliable, we have not independently verified them, and we make no representation as to their accuracy.

                                    SUMMARY

     This summary highlights selected information contained in greater detail elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference. This summary may not contain all of the information that you should consider before investing in our Class A common stock. You should carefully read the entire prospectus supplement, the accompanying prospectus, and the documents we incorporate by reference herein and therein before making an investment decision. Unless specifically stated or the context otherwise so requires, the terms "Entercom," "we," "us," or similar terms in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein refer to Entercom Communications and its consolidated subsidiaries, excluding Entercom Communications Capital Trust.

                                  OUR BUSINESS

     Entercom Communications is one of the five largest radio broadcasting companies in the United States based upon 2000 revenues pro forma for completed and pending acquisitions. We have assembled, after giving effect to completed and pending acquisitions, a nationwide portfolio of 101 stations in 19 markets, including 11 of the country's top 50 radio revenue markets. Our station groups rank among the top three in revenue market share in 18 of the 19 markets in which we operate. We derive 90% of our revenues from markets where we rank either first or second in market radio revenues.

     We operate a wide range of formats in geographically diverse markets across the United States. Our largest markets, in order of our 2001 revenues, including pro forma revenues for completed and pending acquisitions, are Seattle, Boston, Kansas City, Denver, Sacramento, Portland and New Orleans.

                       COMPLETED AND PENDING ACQUISITIONS

     On November 29, 2001, we entered into an agreement with WCCB-TV, Inc., a subsidiary of Bahakel Communications, Ltd., to acquire the assets of WKSI-FM and WPET-AM, serving the Greensboro, North Carolina radio market, for a purchase price of $20.8 million in cash. On December 5, 2001, we began operating these stations under a time brokerage agreement. This transaction closed on February 8, 2002 and increased our ownership to six radio stations in the Greensboro, North Carolina radio market.

     On December 24, 2001, we entered into an agreement with Tribune Broadcasting Company to acquire the assets of KOSI-FM, KKHK-FM and KEZW-AM, serving the Denver, Colorado radio market, for a purchase price of $180.0 million in cash, of which we paid $18.0 million as a deposit on January 2, 2002. On February 1, 2002, we began operating these stations under a time brokerage agreement. The time brokerage agreement may run for a period of up to three years at Tribune's option. The closing of this transaction may be delayed at the option of Tribune, not to exceed three years, and also is conditioned on the approval of the FCC.

     On February 12, 2002, we entered into an agreement with subsidiaries of Emmis Communications Corporation to acquire the assets of KALC-FM, serving the Denver, Colorado radio market, for a purchase price of $88.0 million in cash, of which we paid $8.8 million as a deposit on February 15, 2002. We will begin operating this station under a time brokerage agreement upon the expiration or termination of all applicable antitrust waiting periods. We expect the closing of this transaction, which is conditioned on the receipt of all necessary regulatory approvals, to occur in the second quarter of 2002.

                             OUR STATION PORTFOLIO

     The following table sets forth selected information about the markets where we operate and where we expect to operate, pro forma for completed and pending acquisitions. You should refer to the "Business" section of this prospectus supplement for further information about our station portfolio.

                                            2000 MARKET RANK                                   2001
                                          --------------------    ENTERCOM STATIONS       ENTERCOM MARKET
                                            METRO       RADIO    -------------------          REVENUE
MARKET(1)                                 POPULATION   REVENUE      FM         AM              RANK
---------                                 ----------   -------   --------   --------      ---------------
Boston, MA(2)...........................       8           8         2          3                2
Seattle, WA.............................      14          13         5          3                1
Denver, CO..............................      23          15         3          1                2
Portland, OR............................      25          22         4          3                2
Sacramento, CA..........................      29          27         4          1                2
Kansas City, MO.........................      30          29         5          3                1
Milwaukee, WI...........................      31          34         2          1                3
Norfolk, VA.............................      36          42         4         --                1
New Orleans, LA.........................      41          40         4          2                1
Greensboro, NC..........................      42          51         4          2                2
Buffalo, NY(2)..........................      45          45         2          4                2
Memphis, TN.............................      46          41         2          1                4
Rochester, NY...........................      52          53         3          1                3
Greenville/Spartanburg, SC..............      58          56         4          3                2
Wilkes-Barre/Scranton, PA...............      64          71         6          3                1
Wichita, KS.............................      84          72         4          3                3
Gainsville/Ocala, FL....................      90         127         2         --               --
Madison, WI(2)..........................     120          67         3         --                3
Longview/Kelso, WA......................      --          --         2          2               --
                                                                    --         --
    All Markets.........................                            65         36

---------------

(1) Our radio stations are in some instances licensed to communities other than the named principal community for the market.

(2) Entercom market revenue rank for Boston, Buffalo, Denver and Madison is for 2000.

                            OUR ACQUISITION STRATEGY

     Through our disciplined acquisition strategy, we seek to (i) build top-three station clusters principally in large growth markets and (ii) acquire underdeveloped properties that offer the potential for significant improvements in revenues and broadcast cash flow through the application of our operational expertise. Although we typically focus on radio stations in top 50 markets, we also acquire stations in top 75 markets that otherwise meet our acquisition criteria.

                             OUR OPERATING STRATEGY

     The principal components of our operating strategy are to:

     - Develop Market Leading Station Clusters. We are among the three largest clusters in 18 of our 19 markets, including pending acquisitions. We derive 90% of our revenues from markets where we rank either first or second in market radio revenues. To enhance our competitive position, we strategically align our stations' formats and sales efforts within each market to optimize their performance, both individually and collectively.

     - Recruit, Develop, Motivate And Retain Superior Employees. We believe that station operators differentiate themselves from their peers primarily through their ability to recruit, develop, motivate and retain superior management, programming and sales talent. Accordingly, we strive to establish a compelling corporate culture that is attractive to superior performers. We encourage our stations to build strong community bonds through local and company-wide community service programs, which facilitate strong local business relationships and provide employees with opportunities for enhanced job fulfillment. We offer competitive compensation packages with performance-based incentives for our key employees. We utilize best practices to facilitate development and implementation of advantageous operational tools and strategies. In addition, we provide employees with opportunities for personal growth and advancement through training, seminars and other educational programs.

     - Build Strongly-Branded Franchises. We analyze market research and competitive factors to identify the format opportunity, music selection and rotation, presentation and other key programming attributes that we believe will best position each station to develop a distinctive identity and to strengthen the station's local "brand" or "franchise" value. We believe that this will enable us to maximize our audience share and consequently our revenues and broadcast cash flow.

     - Leverage Station Clusters To Capture Greater Share Of Advertising Revenue. We believe radio will continue to gain revenue share from other media. As a result of deregulation in the radio broadcasting industry, operators can now create radio station clusters that have the critical mass of audience reach and marketing resources necessary to pursue incremental advertising and promotional revenues more aggressively. We continue to capitalize on this opportunity by developing specialized teams in many of our markets to work with advertisers to create and develop marketing programs and solutions across our multi-station market clusters. We derive 90% of our revenues from markets where we rank either first or second in market radio revenues. In 2001, as in 2000, we gained revenue market share in the majority of the markets in which we operate and for our company as a whole.

     - Acquire And Develop Under-Performing Stations. We seek to acquire and develop under-performing stations, which has often enabled us to achieve superior same station revenue and broadcast cash flow growth. We utilize a variety of techniques to develop underachieving properties. These techniques include: strategic market research and analysis; management enhancements; improved sales training and techniques; technical upgrades; programming and marketing enhancements; refocused expenditures; and facility consolidations.

     - Maximize Technical Capabilities. We seek to operate stations with the strongest signals in their respective markets. In addition, on various occasions we have identified opportunities to acquire and upgrade low-powered or out-of-market stations and transform them into competitive signals, thus increasing their value significantly.

                           CONCURRENT NOTES OFFERING

     Concurrently with this offering, our wholly owned subsidiaries, Entercom Radio, LLC and Entercom Capital, Inc., are offering $150.0 million in aggregate principal amount of 7 5/8% Senior Subordinated Notes due 2014 by means of a separate prospectus supplement. We, along with certain of our other direct and indirect subsidiaries, will guarantee the notes. This offering and the notes offering are not contingent on each other.

                                  THE OFFERING

Class A common stock offered
by us.........................   3,500,000 shares

Common stock to be outstanding
after this offering...........   38,353,955 shares of Class A common stock
                                 10,531,805 shares of Class B common stock
                                            -- shares of Class C common stock
                                 ----------
                                 48,885,760 total shares of common stock
                                 ----------
                                 ----------

Voting rights.................   Each share of Class A common stock is entitled
                                 to one vote.

                                 We also have Class B common stock and Class C common stock with different voting rights. The Class A common stock and the Class B common stock generally vote together as a single class on all matters submitted to a vote of shareholders. Each share of Class B common stock is entitled to ten votes, except:

                                 - any share of Class B common stock not voted
                                   by either Joseph M. Field or David J. Field is entitled to one vote;

                                 - the holders of Class A common stock, voting
                                   as a separate class, are entitled to elect two directors;

                                 - each share of Class B common stock is
                                   entitled to one vote with respect to any "going private" transaction under the Exchange Act; and

                                 - as required by law.

                                 The shares of Class C common stock have no voting rights, except as required by law. Joseph M. Field and David J. Field beneficially hold all of our Class B common stock. Following this offering, the Class B common stock will represent 73.3% of the combined voting power of our common stock, assuming the underwriters do not exercise their over-allotment option.

Dividend policy...............   We intend to retain future earnings for use in
                                 our business and do not anticipate declaring or paying any cash or stock dividends on shares of our Class A common stock in the foreseeable future. In addition, our ability to declare dividends is restricted under our credit facility and the indenture governing the notes to be offered concurrently with this offering.

Use of proceeds...............   We intend to contribute the net proceeds from
                                 this offering to Entercom Radio to pay down revolving indebtedness under our credit facility and to finance pending acquisitions.
                                 We intend to use any remaining proceeds for general corporate purposes, including repayment of indebtedness under the credit facility, future acquisitions and working capital.
                                 Pending application of the net proceeds from this offering, we may invest in commercial paper or short-term investment grade interest bearing securities.

New York Stock Exchange
Symbol........................   ETM

     The number of shares of our Class A common stock outstanding assuming the completion of the offering is 38,353,955 as of February 27, 2002. This number does not include the following shares of our Class A common stock:

     - 525,000 shares that the underwriters have the option to purchase to cover over-allotments;

     - 4,377,603 shares reserved for the exercise of options having a weighted average exercise price of $38.75 per share;

     - 2,837,256 shares eligible for future grants of options;

     - 1,794,264 shares reserved for issuance under our employee stock purchase plan; and

     - 2,841,000 shares that are reserved for issuance upon conversion of the 6 1/4% Convertible Preferred Securities, Term Income Deferrable Equity Securities (TIDES).

                                  RISK FACTORS

     You should read the "Risk Factors" section beginning on page S-9 of this prospectus supplement, as well as the other cautionary statements throughout the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following table is a summary of financial data of Entercom Communications and its consolidated subsidiaries for the periods presented. You should read this data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus supplement and our consolidated financial statements and related notes in our Annual Report on Form 10-K for the year ended December 31, 2001, incorporated by reference herein and in the accompanying prospectus, including the consolidated financial information contained therein. Historical results are not necessarily indicative of results to be expected for any future period. As you review the information contained in the following table, you should also carefully read the financial information in "Selected Consolidated Financial Data" included in this prospectus supplement.

                                                               YEAR ENDED DECEMBER 31,
                                                       ---------------------------------------
                                                          1999          2000          2001
                                                       -----------   -----------   -----------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
Net revenues.........................................   $ 215,001     $ 352,025     $ 332,897
                                                        ---------     ---------     ---------
Operating expenses (income):
  Station operating expenses.........................     135,943       206,608       201,257
  Depreciation and amortization......................      21,564        43,475        46,509
  Corporate general and administrative expenses......       8,100        12,497        12,335
  Net expense (income) from time brokerage agreement
     fees............................................         652            11            --
  Net (gains) losses on sale of assets...............      (1,986)      (41,465)           16
                                                        ---------     ---------     ---------
          Total operating expenses...................     164,273       221,126       260,117
                                                        ---------     ---------     ---------
Operating income.....................................      50,728       130,899        72,780
Other expense (income):
  Interest expense...................................      11,182        37,760        27,583
  Financing cost of Company-obligated mandatorily
     redeemable convertible preferred securities of
     subsidiary holding solely convertible debentures
     of the Company (TIDES)..........................       1,845         7,813         7,813
  Interest income....................................      (3,253)         (512)         (262)
  Equity loss from unconsolidated affiliate..........          --         1,100         4,706
  Loss on investments................................          --         5,688         2,000
  Net loss on derivative instruments.................          --            --           912
                                                        ---------     ---------     ---------
          Total other expense........................       9,774        51,849        42,752
                                                        ---------     ---------     ---------
Income before income taxes, extraordinary item and
  accounting change..................................      40,954        79,050        30,028
Income taxes.........................................     100,913        31,796        12,194
                                                        ---------     ---------     ---------
(Loss) income before extraordinary item and
  accounting change..................................     (59,959)       47,254        17,834
Extraordinary item, net of taxes.....................        (918)           --            --
                                                        ---------     ---------     ---------
(Loss) income before accounting change...............     (60,877)       47,254        17,834
Cumulative effect of accounting change, net of
  taxes..............................................          --            --          (566)
                                                        ---------     ---------     ---------
Net (loss) income....................................   $ (60,877)    $  47,254     $  17,268
                                                        =========     =========     =========

                                                               YEAR ENDED DECEMBER 31,
                                                       ---------------------------------------
                                                          1999          2000          2001
                                                       -----------   -----------   -----------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net (loss) income per share -- basic:
  (Loss) income before extraordinary item and
     accounting change...............................   $   (1.58)    $    1.05     $    0.39
  Extraordinary item, net of taxes...................       (0.03)           --            --
                                                        ---------     ---------     ---------
  (Loss) income before accounting change.............       (1.61)         1.05          0.39
  Cumulative effect of accounting change, net of
     taxes...........................................          --            --         (0.01)
                                                        ---------     ---------     ---------
Net (loss) income per share -- basic.................   $   (1.61)    $    1.05     $    0.38
                                                        =========     =========     =========
Net (loss) income per share -- diluted:
  (Loss) income before extraordinary item and
     accounting change...............................   $   (1.58)    $    1.04     $    0.39
  Extraordinary item, net of taxes...................       (0.03)           --            --
                                                        ---------     ---------     ---------
  (Loss) income before accounting change.............       (1.61)         1.04          0.39
  Cumulative effect of accounting change, net of
     taxes...........................................          --            --         (0.01)
                                                        ---------     ---------     ---------
Net (loss) income per share -- diluted...............   $   (1.61)    $    1.04     $    0.38
                                                        =========     =========     =========
Weighted average shares -- basic.....................      37,922        45,209        45,295
                                                        =========     =========     =========
Weighted average shares -- diluted...................      37,922        45,614        45,994
                                                        =========     =========     =========
PRO FORMA DATA(1):
Income before income taxes and extraordinary item....   $  40,954
Pro forma income taxes...............................      20,278
                                                        ---------
Pro forma income before extraordinary item...........      20,676
  Extraordinary item, net of pro forma taxes.........        (918)
                                                        ---------
Pro forma net income.................................   $  19,758
                                                        =========
Pro forma basic income per share before extraordinary
  item...............................................   $    0.55
                                                        =========
Pro forma diluted income per share before
  extraordinary item.................................   $    0.54
                                                        =========
Pro forma basic net income...........................   $    0.52
                                                        =========
Pro forma diluted net income.........................   $    0.51
                                                        =========
Pro forma weighted average common shares
  outstanding -- basic...............................      37,922
                                                        =========
Pro forma weighted average common shares
  outstanding -- diluted.............................      38,238
                                                        =========
OTHER DATA:
Broadcast cash flow(2)(6)............................   $  79,058     $ 145,417     $ 131,640
Broadcast cash flow margin(3)(6).....................        36.8%         41.3%         39.5%
EBITDA before net expense (income) from time
  brokerage agreement fees(4)(6).....................   $  71,749     $ 133,577     $ 119,842
After tax cash flow(5)(6)............................      52,465        89,721        87,084
Cash flows related to:
  Operating activities...............................      40,700        69,475        85,243
  Investing activities...............................    (712,323)      (64,684)      (17,891)
  Financing activities...............................     676,416        (2,796)      (69,858)

                                                                 DECEMBER 31, 2001
                                                              ------------------------
                                                                               AS
                                                                ACTUAL     ADJUSTED(7)
                                                              ----------   -----------
                                                                   (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents and short-term investments........  $   10,751   $  264,304
Intangibles and other assets................................   1,244,957    1,249,207
Total assets................................................   1,438,740    1,696,543
Senior debt, including current portion......................     388,323      325,323
7 5/8% Senior Subordinated Notes due 2014...................          --      150,000
TIDES.......................................................     125,000      125,000
Total shareholders' equity..................................     755,881      926,684

---------------

(1) For purposes of our historical financial statement, the term pro forma refers solely to the adjustments necessary to reflect our status as if we were a C corporation rather than an S corporation for income tax purposes for the period presented.

(2) Broadcast cash flow consists of operating income before depreciation and amortization, net expense (income) from time brokerage agreement fees, corporate general and administrative expenses and net gains (losses) on sale of assets.

(3) Broadcast cash flow margin represents broadcast cash flow as a percentage of net revenues.

(4) EBITDA before net expense (income) from time brokerage agreement fees consists of operating income plus depreciation and amortization, non-cash compensation expense (which is otherwise included in corporate general and administrative expenses) and the elimination of net expense (income) from time brokerage agreement fees and net gains (losses) on sale of assets.

(5) After tax cash flow consists of income (loss) before extraordinary item and accounting change, plus the following: depreciation and amortization, non-cash compensation expense (which is otherwise included in corporate general and administrative expense), deferred taxes, the elimination, net of taxes, of equity loss from unconsolidated affiliate, any net gains or losses on sale of assets, investments and derivative instruments. For the year ended December 31, 1999, after tax cash flow consists of pro forma income before extraordinary item, to reflect taxes as if we were a C corporation during the period presented.

(6) Although broadcast cash flow, EBITDA before net expense (income) from time brokerage agreement fees and after tax cash flow are not measures of performance or liquidity calculated in accordance with generally accepted accounting principles, we believe that these measures are useful to an investor in evaluating our performance because they are widely used in the broadcast industry to measure a radio company's operating performance. However, you should not consider broadcast cash flow, EBITDA before net expense (income) from time brokerage agreement fees and after tax cash flow in isolation or as substitutes for operating income, cash flows from operating activities or any other measure for determining our operating performance or liquidity that is calculated in accordance with generally accepted accounting principles. In addition, because broadcast cash flow, EBITDA before net expense (income) from time brokerage agreement fees and after tax cash flow are not calculated in accordance with generally accepted accounting principles, they are not necessarily comparable to similarly titled measures employed by other companies.

(7) The as adjusted balance sheet data summarized above reflects the application of the estimated net proceeds from this offering at the public offering price of $51.25 per share, assuming the underwriters do not exercise their over-allotment option, and the estimated net proceeds from the concurrent offering of $150.0 million in aggregate principal amount of 7 5/8% Senior Subordinated Notes due 2014 by our subsidiaries, Entercom Radio and Entercom Capital.

                                  RISK FACTORS

     Investing in our Class A common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus supplement and the accompanying prospectus before purchasing our Class A common stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us.

     If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our Class A common stock could decline, and you may lose some or all of your investment.

                         RISKS RELATED TO OUR BUSINESS

WE FACE MANY UNPREDICTABLE BUSINESS RISKS, BOTH GENERAL AND SPECIFIC TO THE RADIO BROADCASTING INDUSTRY, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FUTURE OPERATIONS.

     Our future operations are subject to many business risks, including those risks that specifically influence the radio broadcasting industry, which could have a material adverse effect on our business including:

     - economic conditions, both generally and relative to the radio broadcasting industry;

     - shifts in population, demographics or audience tastes;

     - the level of competition for advertising revenues with other radio stations, satellite radio, television stations and other entertainment and communications media;

     - technological changes and innovations;

     - new laws, including proposals to eliminate the tax deductibility of certain expenses incurred by advertisers; and

     - changes in governmental regulations and policies and actions of federal regulatory bodies, including the United States Department of Justice, the Federal Trade Commission and the FCC.

     Given the inherent unpredictability of these variables, we cannot with any degree of certainty predict what effect, if any, these variables will have on our future operations. Generally, advertising tends to decline during an economic recession or downturn, both nationally and in particular markets. Our advertising revenue has been adversely affected by the recent downturn in the United States economy. In particular, the general economic downturn and decrease in advertising activity following the events of September 11, 2001 adversely affected, and may continue to hinder the growth of, our advertising revenue.

OUR RADIO STATIONS MAY NOT BE ABLE TO COMPETE EFFECTIVELY IN THEIR RESPECTIVE MARKETS FOR ADVERTISING REVENUES.

     Our radio broadcasting stations are in a highly competitive business. Our radio stations compete for audiences and advertising revenues within their respective markets directly with other radio stations, as well as with other media, such as newspapers, magazines, network and cable television, outdoor advertising and direct mail. Audience ratings and market shares are subject to change, and any change in a particular market could have a material adverse effect on the revenue of our stations located in that market. While we already compete in some of our markets with other stations with similar programming formats, if another radio station in a market were to convert its programming format to a format similar to one of our stations, if a new station were to adopt a comparable format or if an existing competitor were to strengthen its operations, our stations could suffer a reduction in ratings and/or advertising revenue and could incur increased promotional and other expenses. Other radio broadcasting companies may enter into the markets in which we operate or may operate in the future. These companies may be larger and have more financial resources than we have. We cannot assure you that any of our stations will be able to maintain or increase their current audience ratings and advertising revenues.

WE ARE DEPENDENT ON FEDERALLY-ISSUED LICENSES TO OPERATE OUR RADIO STATIONS AND ARE SUBJECT TO EXTENSIVE FEDERAL REGULATION.

     The radio broadcasting industry is subject to extensive regulation by the FCC under the Communications Act of 1934. We are required to obtain licenses from the FCC to operate our radio stations. Licenses are normally granted for a term of eight years and are renewable. Although the vast majority of FCC radio station licenses are routinely renewed, we cannot assure you that the FCC will approve our future renewal applications or that the renewals will not include conditions or qualifications. The non-renewal, or renewal with substantial conditions or modifications, of one or more of our licenses could have a material adverse effect on us.

     We must comply with extensive FCC regulations and policies in the ownership and operation of our radio stations. FCC regulations limit the number of radio stations that a licensee can own in a market, which could restrict our ability to consummate future transactions and in certain circumstances could require us to divest some radio stations. For example, in connection with the Sinclair Kansas City acquisition we were required to dispose of three radio stations in Kansas City. The FCC also requires radio stations to comply with certain technical requirements to limit interference between two or more radio stations. If the FCC relaxes these technical requirements, it could impair the signals transmitted by our radio stations and could have a material adverse effect on us. Moreover, these FCC regulations and others may change over time, and we cannot assure you that those changes would not have a material adverse effect on us.

WE MAY NOT BE SUCCESSFUL IN IDENTIFYING AND CONSUMMATING FUTURE ACQUISITIONS, WHICH IS AN IMPORTANT ELEMENT OF OUR BUSINESS STRATEGY.

     We pursue growth, in part, through the acquisition of individual radio stations and groups of radio stations. Our consummation of all future acquisitions will be subject to various conditions, including FCC and other regulatory approvals. The FCC must approve any transfer of control or assignment of broadcast licenses. In addition, acquisitions may encounter intense scrutiny under federal and state antitrust laws. Our future acquisitions may be subject to notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and to a waiting period and possible review by the Department of Justice and the Federal Trade Commission.

     Any delays, injunctions, conditions or modifications by any of these federal agencies could have a negative effect on us and result in the abandonment of all or part of attractive acquisition opportunities. As a result, under certain circumstances, all or a partial amount of our deposits of $26.8 million, made in connection with the pending acquisitions, could be forfeited if we are unable to timely consummate all or any of our pending acquisitions. We cannot predict whether we will be successful in identifying future acquisition opportunities or what the consequences will be of any acquisitions.

     Depending on the nature, size and timing of future acquisitions, we may require additional financing. We cannot assure you that additional financing will be available to us on acceptable terms. Radio broadcasting is a rapidly consolidating industry, with many companies seeking to consummate acquisitions and increase their market share. In this environment, we compete and will continue to compete with many other buyers for the acquisition of radio stations. Some of those competitors may be able to outbid us for acquisitions because they have greater financial resources. As a result of these and other factors, our ability to identify and consummate future acquisitions is uncertain.

WE MAY BE UNABLE TO EFFECTIVELY INTEGRATE OUR ACQUISITIONS.

     The integration of acquisitions involves numerous risks, including:

     - difficulties in the integration of operations and systems and the management of a large and geographically diverse group of stations;

     - the diversion of management's attention from other business concerns; and

     - the potential loss of key employees of acquired stations.

     We cannot assure you that we will be able to integrate successfully any operations, systems or management that might be acquired in the future. In addition, in the event that the operations of a new business do not meet expectations, we may restructure or write-off the value of some or all of the assets of the new business.

OUR CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER EFFECTIVELY CONTROLS OUR COMPANY, AND MEMBERS OF HIS IMMEDIATE FAMILY ALSO OWN A SUBSTANTIAL EQUITY INTEREST IN US. THEIR INTERESTS MAY CONFLICT WITH YOURS.

     As of January 31, 2002, Joseph M. Field, our Chairman of the Board and Chief Executive Officer, beneficially owns 1,002,586 shares of our Class A common stock and 9,782,555 shares of our Class B common stock, representing approximately 70.4% of the total voting power of all of our outstanding common stock. As of January 31, 2002, David J. Field, our President, Chief Operating Officer, one of our directors and the son of Joseph M. Field, beneficially owns 2,029,143 shares of our Class A common stock and 749,250 shares of our outstanding Class B common stock, representing approximately 6.8% of the total voting power of all of our outstanding common stock. Collectively, Joseph M. Field and David J. Field beneficially own all of our outstanding Class B common stock. Other members of the Field family also own shares of Class A common stock. In addition, both Joseph M. Field and David J. Field are members of the Board of Managers of Entercom Radio.

     Shares of Class B common stock are transferable only to Joseph M. Field, David J. Field, certain of their family members or trusts for any of their benefit. Upon any other transfer, shares of our Class B common stock convert automatically into shares of our Class A common stock on a share-for-share basis. Shares of our Class B common stock are entitled to ten votes only when they are voted by Joseph M. Field or David J. Field, subject to certain exceptions where they are restricted to one vote. Joseph M. Field effectively is able to control the vote on all matters submitted to the vote of shareholders and, therefore, is able to direct our management and policies, except with respect to those matters where the shares of our Class B common stock are only entitled to one vote and those matters requiring a class vote under the provisions of our articles of incorporation, bylaws or applicable law, including, without limitation, the election of the two Class A directors. Without the approval of Joseph M. Field, we will be unable to consummate transactions involving an actual or potential change of control, including transactions in which investors might otherwise receive a premium for your shares over then current market prices.

WE DEPEND HEAVILY ON OUR SEATTLE RADIO STATIONS.

     The radio stations we own or operate in Seattle generated between 20% and 25% of our net revenues and broadcast cash flows for 2001. Accordingly, we may have greater exposure to any operating difficulties that may arise at our Seattle stations or to adverse events or conditions that affect the Seattle economy than if we were more geographically diverse.

WE MUST RESPOND TO THE RAPID CHANGES IN TECHNOLOGY, SERVICES AND STANDARDS THAT CHARACTERIZE OUR INDUSTRY IN ORDER TO REMAIN COMPETITIVE.

     The radio broadcasting industry is subject to rapid technological change, evolving industry standards and the emergence of new media technologies and services. We cannot assure you that we will have the resources to acquire new technologies or to introduce new services that could compete with these new technologies. Several new media technologies and services are being developed or introduced, including the following:

     - satellite delivered digital audio radio service, has resulted in the introduction of new subscriber based satellite radio services with numerous niche formats;

     - audio programming by cable systems, direct broadcast satellite systems, personal communications systems, Internet content providers and other digital audio broadcast formats;

     - in-band on-channel digital radio, which provides multi-channel, multi-format digital radio services in the same bandwidth currently occupied by traditional AM and FM radio services; and

     - low-power FM radio, which could result in additional FM radio broadcast outlets.

     We cannot predict the effect, if any, that competition arising from new technologies or regulatory change may have on the radio broadcasting industry or on the financial condition and results of operations of our company.

THE LOSS OF KEY PERSONNEL COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     Our business depends upon the continued efforts, abilities and expertise of our executive officers and other key executives. We believe that the loss of one or more of these individuals could have a material adverse effect on our business.

                         RISKS RELATED TO THIS OFFERING

OUR STOCK PRICE MAY BE VOLATILE AND COULD DECLINE SUBSTANTIALLY.

     The stock market has, from time to time, experienced extreme price and volume fluctuations that are unrelated to the operating performance of particular companies. Over the course of the last 12 months, the price of our common stock has ranged from $30.00 per share to $55.00 per share. The market price of our Class A common stock may fluctuate in response to many factors including:

     - our operating results failing to meet the expectations of securities analysts or investors in any quarter;

     - downward revisions in securities analysts' estimates;

     - material announcements by us or our competitors;

     - governmental regulatory action;

     - investor perceptions of our industry or prospects or those of our customers;

     - adverse changes in general market conditions or economic trends; and

     - public sales of a substantial number of shares of our Class A common stock following this offering.

     In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. If we become involved in a securities class action litigation in the future, it could result in substantial costs and diversion of management's attention and resources, which could have a material adverse affect on our business.

PROVISIONS IN OUR CHARTER DOCUMENTS MIGHT DETER ACQUISITION BIDS FOR US.

     Certain provisions of Pennsylvania law and our amended and restated articles of incorporation and amended and restated bylaws could make it difficult for a potential acquirer to acquire us, whether through merger, tender offer or proxy contest, even if an acquisition could be beneficial to the interests of our shareholders. Such provisions could also limit the price that certain investors might be willing to pay in the future for shares of our Class A common stock. See "Description of Capital Stock -- Certain Provisions of the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws" in the accompanying prospectus.

THE CONVERSION OF TIDES INTO SHARES OF OUR CLASS A COMMON STOCK WOULD BE DILUTIVE TO HOLDERS OF CLASS A COMMON STOCK.

     Holders of TIDES have the right, at any time, to convert their TIDES into an aggregate of 2,841,000 shares of Class A common stock, at a conversion price equivalent to $44.00 per share of Class A common stock. To the extent that holders of TIDES elect to convert their TIDES into shares of our Class A common stock, other holders of our Class A common stock will be diluted.

     In addition, at any time after October 3, 2002, we have the right to redeem any or all of the TIDES for a cash redemption price equal to $51.563 per TIDES. This redemption price will step down to $51.042 on September 30, 2003; to $50.521 on September 30, 2004; and to $50.00 on September 30, 2005. Holders of TIDES have the right to convert their TIDES into shares of our Class A common stock rather than receive the cash redemption price, which is likely to occur if we elect to redeem the TIDES at a time when the market price for our Class A common stock is higher than the applicable TIDES redemption price and would have the effect of diluting other holders of our Class A common stock. As of February 27, 2002, the closing price of our Class A common stock was $51.55.

BECAUSE OF OUR HOLDING COMPANY STRUCTURE, WE DEPEND ON OUR SUBSIDIARIES FOR CASH FLOW, AND OUR ACCESS TO THIS CASH FLOW IS RESTRICTED.

     We operate as a holding company. All of our radio stations are currently owned and operated by our direct and indirect subsidiaries. As a holding company, our only source of cash to pay our obligations, including corporate overhead and other trade payables, is distributions from our subsidiaries of their net earnings and cash flow. We currently expect that our subsidiaries will retain and use their net earnings and cash flow in their operations, including to service their debt obligations, before making distributions to us. Moreover, we cannot assure you that applicable state law and contractual restrictions, including the dividend covenants contained in the credit facility and the indenture governing the notes to be offered concurrently with this offering, would permit dividends or distributions from our subsidiaries to us.

OUR ABILITY TO INCUR SUBSTANTIAL INDEBTEDNESS COULD HAVE IMPORTANT CONSEQUENCES TO YOU.

     We have the ability to incur indebtedness that is substantial in relation to our shareholders' equity. As of December 31, 2001, we had $388.0 million outstanding indebtedness under our credit facility, and shareholders' equity of approximately $755.9 million. As of December 31, 2001 up to an additional $255.8 million was available under our credit facility, subject to compliance with certain financial ratios and covenants. See "Capitalization," and "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital Resources."

     If we were to incur a substantial amount of indebtedness under the credit facility, it could have several important consequences to the holders of our Class A common stock, including, but not limited to, the following:

     - a substantial portion of our cash flow from operations could be dedicated to debt service and would not be available for other purposes, including for funding future expansion and ongoing capital expenditures;

     - our ability to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate or other purposes could be impaired;

     - our leveraged position and the covenants contained in the credit facility could limit our ability to compete, expand and make capital improvements;

     - our level of indebtedness could make us more vulnerable to economic downturns, limit our ability to withstand competitive pressures and reduce our flexibility in responding to changing business, regulatory and economic conditions; and

     - certain restrictive covenants contained in the credit facility could limit our ability to pay dividends and make other distributions to our shareholders.

THE INDENTURE FOR THE NOTES AND OUR CREDIT FACILITY CONTAIN VARIOUS COVENANTS THAT RESTRICT OUR FINANCIAL AND OPERATIONAL FLEXIBILITY.

     The indenture governing the notes to be issued concurrently with this offering and our credit facility contain various provisions that restrict our ability to:

     - incur additional debt;

     - pay dividends and make other distributions;

     - make investments and other restricted payments;

     - create liens;

     - swap or sell assets; and

     - enter into certain transactions with affiliates.

     These restrictions on our ability to operate our business could have a material adverse effect on our business.

     In addition, our credit facility requires that we maintain specified financial ratios. Our ability to meet these financial ratios can be affected by operating performance or other events beyond our control, and we cannot assure you that we will meet those ratios.

     If we default under any financing agreements, our lenders could:

     - elect to declare all amounts borrowed to be immediately due and payable, together with accrued and unpaid interest; and/or

     - terminate their commitments, if any, to make further extensions of credit.

     If we are unable to pay our obligations to our senior secured lenders, they could proceed against any or all of the collateral securing our indebtedness to them. The collateral under our credit facility consists of substantially all of our consolidated assets and the stock of our subsidiaries to secure the debt under our credit facility. If the amounts outstanding under the credit facility were accelerated, the lenders could proceed against our consolidated assets and the equity interests in our subsidiaries. In addition, a breach of certain of these restrictions or covenants, or an acceleration by our senior secured lenders of our obligations to them, would cause a default under the indenture governing the notes, which could have an adverse effect on our financial condition and the trading price of our Class A common stock.

                                USE OF PROCEEDS

     Our net proceeds from the sale of shares of our Class A common stock offered hereby will be approximately $170.8 million, based on the public offering price of $51.25 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, assuming the underwriters do not exercise their over-allotment option. We expect the aggregate net proceeds from this offering (which we intend to contribute to Entercom Radio) and the concurrent notes offering by Entercom Radio and Entercom Capital will be approximately $316.6 million. Entercom Radio will use these aggregate proceeds to pay down revolving indebtedness under our credit facility and to finance pending acquisitions. We intend to use any remaining proceeds for general corporate purposes, including repayment of indebtedness under the credit facility, future acquisitions and working capital. Pending application of the net proceeds from this offering, we may invest in commercial paper or short-term investment grade interest bearing securities.

     As of December 31, 2001, we had $388.0 million outstanding indebtedness under our credit facility, which includes $63.0 million of revolving indebtedness, and our weighted average interest rate on borrowings under our credit facility was 2.8% or 4.3% taking into account the impact of our derivative interest rate swaps and collars. The term and revolving loan portions of our credit facility mature on September 30, 2007. On January 2, 2002, we incurred $18.0 million of indebtedness under our credit facility to fund the deposit for our pending acquisition of three stations in the Denver, Colorado market. On February 8, 2002, we incurred $14.5 million of indebtedness under our credit facility to fund a portion of the balance of the purchase price for the acquisition of two radio stations in the Greensboro, North Carolina market. On February 15, 2002, we incurred $8.8 million of indebtedness under our credit facility to fund the deposit for our pending acquisition of an additional station in the Denver, Colorado market. Other than the amounts set forth above, all other borrowings under our credit facility since January 1, 2001, have been used for working capital and certain investing and financing purposes.

                    PRICE RANGE OF OUR CLASS A COMMON STOCK

     Our Class A common stock is traded on the NYSE under the symbol "ETM." The following table sets forth, for the periods indicated, the high and low sales prices per share of our Class A common stock as reported on the NYSE:

                                                               PRICE RANGE OF OUR
                                                              CLASS A COMMON STOCK
                                                              --------------------
                                                               HIGH          LOW
                                                              -------      -------
Year Ended December 31, 2000:
  First Quarter.............................................  $68.69       $38.13
  Second Quarter............................................   50.75        35.81
  Third Quarter.............................................   50.56        25.31
  Fourth Quarter............................................   39.81        25.31
Year Ended December 31, 2001:
  First Quarter.............................................  $50.50       $31.63
  Second Quarter............................................   54.40        35.75
  Third Quarter.............................................   54.25        30.00
  Fourth Quarter............................................   50.92        32.75
Year Ended December 31, 2002:
  First Quarter (through February 27).......................  $55.00       $44.00

     On February 27, 2002, the last reported sale price of our Class A common stock on the NYSE was $51.55 per share. As of January 31, 2002, there were approximately 75 stockholders of record of our Class A common stock.

                                DIVIDEND POLICY

     Since becoming a public company in January 1999, we have not declared any dividends on our common stock. We have no plans to declare or pay cash dividends in the foreseeable future because we intend to retain our earnings, if any, to finance the expansion of our business and for general corporate purposes. Any payment of future dividends will be at the discretion of the board of directors and will depend upon, among other factors, our earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions, including the provisions of our credit facility and provisions applicable to the 6 1/4% Convertible Preferred Securities Term Income Deferrable Equity Securities (TIDES) of our subsidiary trust, and other considerations that the board of directors deems relevant. In addition, both the terms of the indenture governing the notes to be issued concurrently with this offering and our credit facility restrict our ability to pay cash dividends.

                                 CAPITALIZATION

     The following table sets forth, on a consolidated basis, our cash and cash equivalents, short-term investments and capitalization as of December 31, 2001, on an actual basis and an as adjusted basis giving effect to this offering, assuming the underwriters do not exercise their over-allotment option, and the concurrent offering by Entercom Radio and Entercom Capital of $150.0 million in aggregate principal amount of 7 5/8% Senior Subordinated Notes due 2014, and the application of the net proceeds herefrom and therefrom to pay down $63.0 million of revolving indebtedness.

     The information in this table should be read in conjunction with our consolidated financial statements and the related notes in our Annual Report on Form 10-K for the year ended December 31, 2001, incorporated by reference in this prospectus supplement and the accompanying prospectus, and "Use of Proceeds," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus supplement.

                                                                 DECEMBER 31, 2001
                                                              ------------------------
                                                                           AS ADJUSTED
                                                                             FOR THE
                                                                ACTUAL      OFFERINGS
                                                              ----------   -----------
                                                                   (IN THOUSANDS)
Cash and cash equivalents and short-term investments........  $   10,751   $  264,304
                                                              ==========   ==========
Senior debt, including current portion......................  $  388,323   $  325,323
7 5/8% Senior Subordinated Notes due 2014...................          --      150,000
                                                              ----------   ----------
     Total long-term debt...................................     388,323      475,323

TIDES.......................................................     125,000      125,000

Shareholders' equity........................................     755,881      926,684
                                                              ----------   ----------
     Total capitalization...................................  $1,269,204   $1,527,007
                                                              ==========   ==========

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth the selected historical financial data of Entercom Communications and its consolidated subsidiaries for the periods presented. The selected historical consolidated financial data have been derived from our consolidated financial statements for the fiscal years ended September 30, 1997 and 1998, the three months ended December 31, 1998, and the fiscal years ended December 31, 1999 and 2000, which have been audited by Deloitte & Touche LLP, independent public accountants, and for the fiscal year ended December 31, 2001, which has been audited by Arthur Andersen LLP, independent public accountants. The selected historical consolidated financial data for the three months ended December 31, 1997 and the twelve months ended December 31, 1998 have been derived from our unaudited consolidated financial statements. You should read the selected historical consolidated financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus supplement and our consolidated financial statements and related notes in our Annual Report on Form 10-K for the year ended December 31, 2001, incorporated by reference herein and in the accompanying prospectus.

     Until December 31, 1998, we operated with an October 1st to September 30th fiscal year. Effective January 1, 1999, we changed for financial reporting purposes from a fiscal year ending September 30th to a fiscal year ending December 31st. Accordingly, the selected historical financial data includes information as of and for the three-month transition period ended December 31, 1998, and, for comparison purposes, the three months ended December 31, 1997 and the twelve months ended December 31, 1998.

     Immediately prior to our initial public offering in January 1999, Chase Capital converted a 7% Subordinated Convertible Note due 2003 in the principal amount of $25 million into 2,327,500 shares of our Class A common stock and 1,995,669 shares of our Class C common stock. The Chase Capital convertible subordinated note has been retired, and we have no further obligation with respect to the note.

     Before completing our initial public offering, we were an S corporation, and accordingly, we were not liable for federal and certain state corporate income taxes. Instead, our shareholders included our taxable income or loss in their federal and certain state income tax returns. Immediately before our initial public offering, we converted to a C corporation, and accordingly, we were then subject to federal and state corporate income taxes. The pro forma amounts shown in the table reflect provisions for state and federal income taxes, applied to income before income taxes and extraordinary item and the effect of the adjustment to reflect indexing of the Chase Capital convertible subordinated note (the amount of this adjustment is not tax deductible), as if we had been taxed as a C corporation.

     As a result of our conversion to a C corporation immediately prior to our initial public offering, generally accepted accounting principles required us to provide for deferred income taxes of $79.8 million to reflect the cumulative temporary differences between book and income tax bases of our assets and liabilities.

     For purposes of our historical financial statements, the term pro forma refers solely to the adjustments necessary to reflect our status as if we were a C corporation rather than an S corporation throughout the periods presented.

     Broadcast cash flow consists of operating income before depreciation and amortization, net expense (income) from time brokerage agreement fees, corporate general and administrative expenses and gains (losses) on sale of assets.

     Broadcast cash flow margin represents broadcast cash flow as a percentage of net revenues.

     EBITDA before net expense (income) from time brokerage agreement fees consists of operating income plus depreciation and amortization, non-cash compensation expense (which is otherwise included in corporate general and administrative expenses) and the elimination of net expense (income) from time brokerage agreement fees and gains (losses) on sale of assets.

     After tax cash flow consists of income (loss) before extraordinary item and accounting change, plus the following: depreciation and amortization, non-cash compensation expense (which is otherwise included in corporate general and administrative expense), deferred taxes, the elimination, net of taxes, of equity loss from unconsolidated affiliate, any gains or losses on sale of assets, investments and derivative instruments and the elimination of any adjustments to reflect the indexing of the convertible subordinated note. For the years and periods prior to 2000, after tax cash flow consists of pro forma income (loss) before extraordinary item, to reflect taxes as if we were a C corporation during the periods presented.

     The data is presented in thousands, other than income (loss) per share.

     Although broadcast cash flow, EBITDA before net expense (income) from time brokerage agreement fees and after tax cash flow are not measures of performance or liquidity calculated in accordance with generally accepted accounting principles, we believe that these measures are useful to an investor in evaluating our performance because they are widely used in the broadcast industry to measure a radio company's operating performance. However, you should not consider broadcast cash flow, EBITDA before net expense (income) from time brokerage agreement fees and after tax cash flow in isolation or as substitutes for operating income, cash flows from operating activities or any other measure for determining our operating performance or liquidity that is calculated in accordance with generally accepted accounting principles. In addition, because broadcast cash flow, EBITDA before net expense (income) from time brokerage agreement fees and after tax cash flow are not calculated in accordance with generally accepted accounting principles, they are not necessarily comparable to similarly titled measures employed by other companies.

                                                                                TWELVE
                                 YEAR ENDED           THREE MONTHS ENDED        MONTHS
                                SEPTEMBER 30,            DECEMBER 31,           ENDED             YEAR ENDED DECEMBER 31,
                            ---------------------   ----------------------   DECEMBER 31,   ------------------------------------
                              1997        1998         1997         1998         1998          1999         2000         2001
                            ---------   ---------   -----------   --------   ------------   ----------   ----------   ----------
                                                    (UNAUDITED)              (UNAUDITED)
OPERATING DATA:
Net revenues..............  $  93,862   $ 132,998    $ 28,399     $ 47,363    $ 151,962     $  215,001   $  352,025   $  332,897
                            ---------   ---------    --------     --------    ---------     ----------   ----------   ----------
Operating expenses
 (income):
 Station operating
   expenses...............     61,280      88,599      18,868       29,990       99,721        135,943      206,608      201,257
 Depreciation and
   amortization...........      7,685      13,066       2,880        4,358       14,544         21,564       43,475       46,509
 Corporate general and
   administrative
   expenses...............      3,249       4,527         849        1,850        5,528          8,100       12,497       12,335
 Net expense (income) from
   time brokerage
   agreement fees.........       (476)      2,399          --        1,236        3,635            652           11           --
 Net (gains) losses on
   sale of assets.........   (197,097)     (8,661)        (43)     (69,648)     (78,266)        (1,986)     (41,465)          16
                            ---------   ---------    --------     --------    ---------     ----------   ----------   ----------
       Total operating
        (income)
        expenses..........   (125,359)     99,930      22,554      (32,214)      45,162        164,273      221,126      260,117
                            ---------   ---------    --------     --------    ---------     ----------   ----------   ----------
Operating income..........    219,221      33,068       5,845       79,577      106,800         50,728      130,899       72,780
Other expense (income):
 Interest expense.........     11,388      14,663       2,996        5,732       17,399         11,182       37,760       27,583

                                                                                TWELVE
                                 YEAR ENDED           THREE MONTHS ENDED        MONTHS
                                SEPTEMBER 30,            DECEMBER 31,           ENDED             YEAR ENDED DECEMBER 31,
                            ---------------------   ----------------------   DECEMBER 31,   ------------------------------------
                              1997        1998         1997         1998         1998          1999         2000         2001
                            ---------   ---------   -----------   --------   ------------   ----------   ----------   ----------
                                                    (UNAUDITED)              (UNAUDITED)
 Financing cost of
   Company-obligated
   mandatorily redeemable
   convertible preferred
   securities of
   subsidiary holding
   solely convertible
   debentures of the
   Company (TIDES)........         --          --          --           --           --          1,845        7,813        7,813
 Adjustment to reflect
   indexing of the
   convertible
   subordinated note......     29,070       8,841      14,903       29,503       23,441             --           --           --
 Interest income..........       (482)       (410)       (127)        (146)        (429)        (3,253)        (512)        (262)
 Equity loss from
   unconsolidated
   affiliate..............         --          --          --           --           --             --        1,100        4,706
 Loss on investments......         --          --          --           --           --             --        5,688        2,000
 Net loss on derivative
   instruments............         --          --          --           --           --             --           --          912
 Other non-operating
   expenses...............      1,986          82          25          723          780             --           --           --
                            ---------   ---------    --------     --------    ---------     ----------   ----------   ----------
       Total other
        expense...........     41,962      23,176      17,797       35,812       41,191          9,774       51,849       42,752
                            ---------   ---------    --------     --------    ---------     ----------   ----------   ----------
Income (loss) before
 income taxes,
 extraordinary item and
 accounting change........    177,259       9,892     (11,952)      43,765       65,609         40,954       79,050       30,028
Income taxes..............        489         453          81          310          682        100,913       31,796       12,194
                            ---------   ---------    --------     --------    ---------     ----------   ----------   ----------
Income (loss) before
 extraordinary item and
 accounting change........    176,770       9,439     (12,033)      43,455       64,927        (59,959)      47,254       17,834
Extraordinary item, net of
 taxes....................         --      (2,376)         --           --       (2,376)          (918)          --           --
                            ---------   ---------    --------     --------    ---------     ----------   ----------   ----------
Income (loss) before
 accounting change........    176,770       7,063     (12,033)      43,455       62,551        (60,877)      47,254       17,834
Cumulative effect of
 accounting change, net of
 taxes....................         --          --          --           --           --             --           --         (566)
                            ---------   ---------    --------     --------    ---------     ----------   ----------   ----------
Net income (loss).........  $ 176,770   $   7,063    $(12,033)    $ 43,455    $  62,551     $  (60,877)  $   47,254   $   17,268
                            =========   =========    ========     ========    =========     ==========   ==========   ==========
Net income (loss) per
 share -- basic:
 (Loss) income before
   extraordinary item and
   accounting change......                                                                  $    (1.58)  $     1.05   $     0.39
 Extraordinary item, net
   of taxes...............                                                                       (0.03)          --           --
                                                                                            ----------   ----------   ----------
 (Loss) income before
   accounting change......                                                                       (1.61)        1.05         0.39
 Cumulative effect of
   accounting change, net
   of taxes...............                                                                          --           --        (0.01)
                                                                                            ----------   ----------   ----------
Net (loss) income per
 share -- basic...........                                                                  $    (1.61)  $     1.05   $     0.38
                                                                                            ==========   ==========   ==========

                                                                                TWELVE
                                 YEAR ENDED           THREE MONTHS ENDED        MONTHS
                                SEPTEMBER 30,            DECEMBER 31,           ENDED             YEAR ENDED DECEMBER 31,
                            ---------------------   ----------------------   DECEMBER 31,   ------------------------------------
                              1997        1998         1997         1998         1998          1999         2000         2001
                            ---------   ---------   -----------   --------   ------------   ----------   ----------   ----------
                                                    (UNAUDITED)              (UNAUDITED)
Net (loss) income per
 share -- diluted:
 (Loss) income before
   extraordinary item and
   accounting change......                                                                  $    (1.58)  $     1.04   $     0.39
 Extraordinary item, net
   of taxes...............                                                                       (0.03)          --           --
                                                                                            ----------   ----------   ----------
 (Loss) income before
   accounting change......                                                                       (1.61)        1.04         0.39
 Cumulative effect of
   accounting change, net
   of taxes...............                                                                          --           --        (0.01)
                                                                                            ----------   ----------   ----------
Net (loss) income per
 share -- diluted.........                                                                  $    (1.61)  $     1.04   $     0.38
                                                                                            ==========   ==========   ==========
Weighted average
 shares -- basic..........     21,534      22,239      21,534       24,742       24,104         37,922       45,209       45,295
                            =========   =========    ========     ========    =========     ==========   ==========   ==========
Weighted average
 shares -- diluted........     21,534      22,239      21,534       24,742       24,104         37,922       45,614       45,994
                            =========   =========    ========     ========    =========     ==========   ==========   ==========
PRO FORMA DATA:
Income (loss) before
 income taxes and
 extraordinary item.......  $ 177,259   $   9,892    $(11,952)    $ 43,765    $  65,609     $   40,954
Pro forma income taxes....     78,405       7,119       1,121       27,842       33,840         20,278
                            ---------   ---------    --------     --------    ---------     ----------
Pro forma income (loss)
 before extraordinary
 item.....................     98,854       2,773     (13,073)      15,923       31,769         20,676
Extraordinary item, net of
 pro forma taxes..........         --      (1,488)         --           --       (1,488)          (918)
                            ---------   ---------    --------     --------    ---------     ----------
Pro forma net income
 (loss)...................  $  98,854   $   1,285    $(13,073)    $ 15,923    $  30,281     $   19,758
                            =========   =========    ========     ========    =========     ==========
Pro forma basic income
 (loss) per share before
 extraordinary item.......  $    4.59   $    0.12    $  (0.61)    $   0.64    $    1.32     $     0.55
                            =========   =========    ========     ========    =========     ==========
Pro forma diluted income
 (loss) per share before
 extraordinary item.......  $    4.59   $    0.12    $  (0.61)    $   0.64    $    1.32     $     0.54
                            =========   =========    ========     ========    =========     ==========
Pro forma basic net income
 (loss)...................  $    4.59   $    0.06    $  (0.61)    $   0.64    $    1.26     $     0.52
                            =========   =========    ========     ========    =========     ==========
Pro forma diluted net
 income (loss)............  $    4.59   $    0.06    $  (0.61)    $   0.64    $    1.26     $     0.51
                            =========   =========    ========     ========    =========     ==========
Pro forma weighted average
 common shares
 outstanding -- basic.....     21,534      22,239      21,534       24,742       24,104         37,922
Pro forma weighted average
 common shares
 outstanding -- diluted...     21,534      22,239      21,534       24,742       24,104         38,238

                                                                                TWELVE
                                 YEAR ENDED           THREE MONTHS ENDED        MONTHS
                                SEPTEMBER 30,            DECEMBER 31,           ENDED             YEAR ENDED DECEMBER 31,
                            ---------------------   ----------------------   DECEMBER 31,   ------------------------------------
                              1997        1998         1997         1998         1998          1999         2000         2001
                            ---------   ---------   -----------   --------   ------------   ----------   ----------   ----------
                                                    (UNAUDITED)              (UNAUDITED)
OTHER DATA:
Broadcast cash flow.......  $  32,582   $  44,399    $  9,531     $ 17,373    $  52,241     $   79,058   $  145,417   $  131,640
Broadcast cash flow
 margin...................       34.7%       33.4%       33.6%        36.7%        34.4%          36.8%        41.3%        39.5%
EBITDA before net expense
 (income) from time
 brokerage agreement
 fee......................  $  29,333   $  39,872    $  8,682     $ 15,523    $  46,713     $   71,419   $  133,577   $  119,842
After tax cash flow.......     16,590      21,028       5,003        7,985       24,010         52,465       89,721       87,084
Cash flows related to:
 Operating activities.....      8,859      23,019       7,341       11,158       26,836         40,700       69,475       85,243
 Investing activities.....    (13,695)   (153,651)    (17,470)     (86,894)    (223,075)      (712,323)     (64,684)     (17,891)
 Financing activities.....      3,170     133,672      10,000       75,539      199,211        676,416       (2,796)     (69,858)

BALANCE SHEET DATA (AT END
 OF PERIOD):
Cash and cash
 equivalents..............  $   3,626   $   6,666    $  3,497     $  6,469    $   6,469     $   11,262   $   13,257   $   10,751
Intangibles and other
 assets...................    300,029     428,763     313,889      504,825      504,825      1,225,335    1,277,609    1,244,957
Total assets..............    364,743     522,945     378,138      681,034      681,034      1,396,048    1,473,928    1,438,740
Senior debt, including
 current portion..........    117,000     253,784     127,000      330,281      330,281        465,770      461,260      388,323
Total shareholders'
 equity...................    179,019     182,970     166,986      225,467      225,467        686,611      735,701      755,881

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     A radio broadcasting company derives its revenues primarily from the sale of broadcasting time to local and national advertisers. The advertising rates that a radio station is able to charge and the number of advertisements that can be broadcast without jeopardizing listener levels largely determine those revenues. Advertising rates are primarily based on three factors:

     - a station's audience share in the demographic groups targeted by advertisers, as measured principally by quarterly reports issued by The Arbitron Ratings Company;

     - the number of radio stations in the market competing for the same demographic groups; and

     - the supply of, and demand for, radio advertising time.

     In 2001, we generated 79.8% of our net revenues from local advertising, which is sold primarily by each individual local radio station's sales staff, and 17.9% from national spot advertising, which is sold by independent advertising sales representatives. We generated the balance of our 2001 revenues principally from network advertising, event revenue and rental income from tower sites. Our most significant station operating expenses are employees' compensation, and programming and promotional expenses.

     We include revenues recognized under a time brokerage agreement or a similar sales agreement for stations operated by us prior to acquiring the stations in net revenues, while we reflect operating expenses associated with these stations in station operating expenses. Consequently, there is no difference in the method of revenue and operating expense recognition between a station operated by us under a time brokerage agreement or similar sales agreement and a station owned and operated by us.

     Several factors may adversely affect a radio broadcasting company's performance in any given period. In the radio broadcasting industry, seasonal revenue fluctuations are common and are due primarily to variations in advertising expenditures by local and national advertisers. Typically, revenues are lowest in the first calendar quarter of the year. We generally incur advertising and promotional expenses to increase audiences. However, because Arbitron reports ratings quarterly, any changed ratings, and therefore its effect on advertising revenues, tend to lag behind the incurrence of advertising and promotional spending. As a result of the tragic events of September 11, 2001, radio advertising was severely curtailed for several days and the negative effects on advertisers and radio broadcasters continued into the next quarter.

     We calculate same station results by comparing the performance of stations operated by us throughout the relevant period to the comparable performance in the prior year's corresponding period, adjusted for significant changes to sports contracts.

     For purposes of the following discussion, pro forma net income represents historical income before income taxes, extraordinary item and accounting change adjusted as if we were treated as a C corporation during all relevant periods at an effective tax rate of 38%, applied to income before income taxes, extraordinary item and accounting change and the effect of the adjustment to reflect indexing of the convertible subordinated note (the amount of this adjustment is not tax deductible).

RECENT EVENTS

     On November 29, 2001, we entered into an agreement with WCCB-TV, Inc., a subsidiary of Bahakel Communications, Ltd. to acquire the assets of WKSI-FM and WPET-AM, serving the Greensboro, North Carolina radio market, for a purchase price of $20.8 million in cash. On

December 5, 2001, we began operating these stations under a time brokerage agreement. This transaction closed on February 8, 2002 and increased our ownership to six radio stations in the Greensboro, North Carolina radio market.

     On December 24, 2001, we entered into an agreement with Tribune Broadcasting Company to acquire the assets of KOSI-FM, KKHK-FM and KEZW-AM, serving the Denver, Colorado radio market, for a purchase price of $180.0 million in cash, of which we paid $18.0 million as a deposit on January 2, 2002. On February 1, 2002, we began operating these stations under a time brokerage agreement. The time brokerage agreement may run for a period of up to three years at Tribune's option. The closing of this transaction may be delayed at the option of Tribune, not to exceed three years, and is conditioned on the approval of the FCC.

     On February 1, 2002, we entered into an agreement effective February 28, 2002, to terminate our joint sales agreement for KING-FM in the Seattle, Washington radio market, that was due to expire on June 30, 2002.

     On February 12, 2002, we entered into an agreement with subsidiaries of Emmis Communications Corporation to acquire the assets of KALC-FM, serving the Denver, Colorado radio market, for a purchase price of $88.0 million in cash, of which we paid $8.8 million as a deposit on February 15, 2002. We will begin operating this station under a time brokerage agreement upon the expiration or termination of all applicable antitrust waiting periods. We expect the closing of this transaction, which is conditioned on the receipt of all necessary regulatory approvals, to occur in the second quarter of 2002.

RESULTS OF OPERATIONS

     You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and related notes in our Annual Report on Form 10-K for the year ended December 31, 2001, incorporated by reference herein and in the accompanying prospectus. The following results of operations include a discussion of the year ended December 31, 2001 as compared to the year ended December 31, 2000 and a discussion of the year ended December 31, 2000 as compared to the year ended December 31, 1999. Our results of operations represent the operations of the radio stations owned or operated pursuant to time brokerage agreements or joint sales agreements during the relevant periods. Our results of operations for the year ended December 31, 2000 as compared to the year ended December 31, 1999 were heavily impacted by our acquisition of radio stations from Sinclair Broadcast Group, Inc. in 2000 and 1999.

YEAR ENDED DECEMBER 31, 2001 COMPARED TO THE YEAR ENDED DECEMBER 31, 2000

                                                                      YEAR ENDED
                                                              ---------------------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2000           2001
                                                              ------------   ------------
                                                                (AMOUNTS IN THOUSANDS)
NET REVENUES................................................    $352,025       $332,897
  Decrease of $(19,128) or (5.4%)

     Net revenues decreased 5.4% to $332.9 million for the year ended December 31, 2001 from $352.0 million for the year ended December 31, 2000. On a same station basis, net revenues decreased 5.9% to $332.2 million from $353.2 million. Net revenues and same station net revenues declined due to a combination of general weakness in the advertising sector, comparisons to the prior year in which we experienced 12.7% growth and the effect of the tragic events of September 11, 2001, when radio advertising was severely curtailed for several days and its negative effects continued into the next quarter. The overall decline in net revenues was also affected by acquisitions and divestitures. For the years ended December 31, 2001 and 2000, we acquired stations with net revenues of $22.0 million and $10.1 million, respectively. For the year ended December 31, 2001, we terminated sports contracts under which we sold advertising with net revenues of $0.5 million; and for the year ended December 31, 2000, we divested stations with net revenues of $3.2 million, plus $2.3 million in net revenues from terminated sports contracts under which we sold advertising.

                                                                      YEAR ENDED
                                                              ---------------------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2000           2001
                                                              ------------   ------------
                                                                (AMOUNTS IN THOUSANDS)
STATION OPERATING EXPENSES..................................    $206,608       $201,257
  Decrease of $(5,351) or (2.6%)
Percentage of Net Revenues..................................        58.7%          60.5%

     Station operating expenses decreased 2.6% to $201.3 million for the year ended December 31, 2001 from $206.6 million for the year ended December 31, 2000. On a same station basis, station operating expenses decreased 2.9% to $199.3 million from $205.3 million. Station operating expenses and same station operating expenses declined due to a decrease in sales expense as a result of a decrease in same station net revenues and cost reduction efforts. The overall decrease in station operating expenses was also affected by acquisitions and divestitures. For the years ended December 31, 2001 and 2000, we acquired stations with operating expenses of $15.1 million and $8.8 million, respectively. For the year ended December 31, 2001, we terminated sports contracts under which we sold advertising with operating expenses of $1.2 million; and for the year ended December 31, 2000, we divested stations with operating expenses of $2.3 million, plus $2.4 million in operating expenses from terminated sports contracts under which we sold advertising.

                                                                      YEAR ENDED
                                                              ---------------------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2000           2001
                                                              ------------   ------------
                                                                (AMOUNTS IN THOUSANDS)
DEPRECIATION AND AMORTIZATION...............................    $ 43,475       $ 46,509
  Increase of $3,034 or 7.0%
Percentage of Net Revenues..................................        12.3%          14.0%

     Depreciation and amortization increased 7.0% to $46.5 million for the year ended December 31, 2001 from $43.5 million for the year ended December 31, 2000. The increase was primarily attributable to our acquisitions, net of divestitures, since January 1, 2000. We expect that the adoption on January 1, 2002 of SFAS No. 142, "Goodwill and Other Intangible Assets", as described more fully under "Recent Pronouncements," will materially reduce our non-cash amortization expense for goodwill and broadcasting licenses which will have a material impact on our financial statements because the amount currently recorded for the amortization of goodwill and broadcasting licenses is significant. For the years ended December 31, 2001 and 2000, the amounts of amortization expense for goodwill and broadcasting licenses were $0.1 million and $33.1 million and $0.1 million and $32.0 million, respectively. However, this reduction in our non-cash amortization expense does not include any adjustments for potential write-downs that could result based on the outcome of the required impairment tests under the provisions of SFAS No. 142.

                                                                      YEAR ENDED
                                                              ---------------------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2000           2001
                                                              ------------   ------------
                                                                (AMOUNTS IN THOUSANDS)
CORPORATE GENERAL AND ADMINISTRATIVE EXPENSES...............    $ 12,497       $ 12,335
  Decrease of $(162) or (1.3%)
Percentage of Net Revenues..................................         3.6%           3.7%

     Corporate general and administrative expenses decreased 1.3% to $12.3 million for the year ended December 31, 2001 from $12.5 million for the year ended December 31, 2000. The decrease was primarily attributable to cost reduction efforts, offset by the effect of inflation and the growth in the number of stations. Also included for the years ended December 31, 2001 and 2000 is $0.5 million and $0.7 million, respectively, in non-cash stock-based compensation expense.

                                                                      YEAR ENDED
                                                              ---------------------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2000           2001
                                                              ------------   ------------
                                                                (AMOUNTS IN THOUSANDS)
INTEREST EXPENSE (INCLUDING THE FINANCING COST OF TIDES)....    $ 45,573       $35,396
  Decrease of $(10,177) or (22.3%)
Percentage of Net Revenues..................................        12.9%         10.6%

     Interest expense, including the financing cost on our 6.25% Convertible Preferred Securities Term Income Deferrable Equity Securities (TIDES), decreased 22.3% to $35.4 million for the year ended December 31, 2001 from $45.6 million for the year ended December 31, 2000. The decrease in interest expense was primarily attributable to an overall decrease in outstanding indebtedness under our credit facility and a decline in interest rates.

                                                                      YEAR ENDED
                                                              ---------------------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2000           2001
                                                              ------------   ------------
                                                                (AMOUNTS IN THOUSANDS)
INCOME BEFORE INCOME TAXES, EXTRAORDINARY ITEM AND
  ACCOUNTING CHANGE.........................................    $ 79,050       $30,028
  Decrease of $(49,022) or (62.0)%
Percentage of Net Revenues..................................        22.5%          9.0%

     Income before income taxes, extraordinary item and accounting change decreased 62.0% to $30.0 million for the year ended December 31, 2001 from $79.1 million for the year ended December 31, 2000. The decrease in income before income taxes, extraordinary item and accounting change was primarily attributable to: (1) the factors described above; (2) the decrease in gain on sale of assets compared to the prior year's gain of $41.5 million from the required divestiture of certain of our Kansas City radio stations; (3) the increase in equity loss from unconsolidated affiliate of $3.6 million because the initial investment in this affiliate was made during the later part of the prior year; and (4) the recognition of a net loss on derivative instruments of $0.9 million due to the application of a new accounting pronouncement.

                                                                      YEAR ENDED
                                                              ---------------------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2000           2001
                                                              ------------   ------------
                                                                (AMOUNTS IN THOUSANDS)
NET INCOME..................................................    $ 47,254       $17,268
  Decrease of $(29,986)

     Net income decreased to $17.3 million for the year ended December 31, 2001 from $47.3 million for the year ended December 31, 2000. The decrease in net income was primarily attributable to: (1) the factors described above, net of taxes; and (2) the cumulative effect of the accounting change, net of taxes, of $0.6 million.

                                                                      YEAR ENDED
                                                              ---------------------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2000           2001
                                                              ------------   ------------
                                                                (AMOUNTS IN THOUSANDS)
OTHER DATA
  BROADCAST CASH FLOW.......................................    $145,417       $131,640
  Decrease of $(13,777) or (9.5)%

     Broadcast cash flow decreased 9.5% to $131.6 million for the year ended December 31, 2001 from $145.4 million for the year ended December 31, 2000. On a same station basis, broadcast cash flow decreased 10.1% to $132.9 million from $147.9 million as same station net revenues declined, offset by a decline in same station operating expenses. The overall decline in broadcast cash flow was affected by acquisitions and divestitures. For the years ended December 31, 2001 and 2000, we acquired stations with broadcast cash flow of $7.0 million and $1.3 million, respectively. For the year ended December 31, 2001, we terminated sports contracts under which we sold advertising and incurred a broadcast cash flow deficit of $0.7 million and for the year ended December 31, 2000, we divested stations with $0.9 million in broadcast cash flow, plus $0.1 million incurred as a broadcast cash flow deficit from terminated sports contracts under which we sold advertising.

                                                                      YEAR ENDED
                                                              ---------------------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2000           2001
                                                              ------------   ------------
                                                                (AMOUNTS IN THOUSANDS)
BROADCAST CASH FLOW MARGIN..................................        41.3%          39.5%
  Decrease of (1.8)% or (4.3)%

     Our broadcast cash flow margin decreased to 39.5% for the year ended December 31, 2001 from 41.3% for the year ended December 31, 2000. On a same station basis, our broadcast cash flow margin decreased to 40.0% from 41.9%.

                                                                      YEAR ENDED
                                                              ---------------------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2000           2001
                                                              ------------   ------------
                                                                (AMOUNTS IN THOUSANDS)
AFTER TAX CASH FLOW.........................................    $89,721        $87,084
  Decrease of $(2,637) or (2.9)%

     After tax cash flow decreased 2.9% to $87.1 million for the year ended December 31, 2001 from $89.7 million for the year ended December 31, 2000. After tax cash flow was negatively impacted by the 9.5% decrease in broadcast cash flow, offset by the decrease in interest expense, net of tax, and the tax benefits from the purchase of radio station assets since January 1, 2000. The effective tax rate during these periods was positively affected by amortization of intangibles that were deductible for tax purposes in excess of the amounts reflected for book purposes.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO THE YEAR ENDED DECEMBER 31, 1999

                                                                      YEAR ENDED
                                                              ---------------------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1999           2000
                                                              ------------   ------------
                                                                (AMOUNTS IN THOUSANDS)
NET REVENUES................................................    $215,001       $352,025
  Increase of $137,024 or 63.7%

     Net revenues increased 63.7% to $352.0 million for the year ended December 31, 2000 from $215.0 million for the year ended December 31, 1999. Of the increase, $101.5 million was attributable to stations that we acquired or that we were in the process of acquiring since

January 1, 1999, offset by $5.2 million for stations that we divested (including $1.8 million in revenues from a sports contract for which we discontinued selling advertising) during the same period. On a same station basis, net revenues increased 12.7% to $338.4 million from $300.4 million. Same station revenue growth was led by increases in Sacramento, Milwaukee, Norfolk, Greenville and Boston due to improved selling efforts.

                                                                      YEAR ENDED
                                                              ---------------------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1999           2000
                                                              ------------   ------------
                                                                (AMOUNTS IN THOUSANDS)
STATION OPERATING EXPENSES..................................    $135,943       $206,608
  Increase of $70,665 or 52.0%
Percentage of Net Revenues..................................        63.2%          58.7%

     Station operating expenses increased 52.0% to $206.6 million for the year ended December 31, 2000 from $135.9 million for the year ended December 31, 1999. Of the increase, $63.6 million is attributable to stations that we acquired or that we were in the process of acquiring since January 1, 1999, offset by $6.6 million for stations that we divested (including $4.4 million in expenses from a sports contract for which we discontinued selling advertising) during the same period. On a same station basis, station operating expenses increased 5.1% to $195.9 million from $186.3 million.

                                                                      YEAR ENDED
                                                              ---------------------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1999           2000
                                                              ------------   ------------
                                                                (AMOUNTS IN THOUSANDS)
DEPRECIATION AND AMORTIZATION...............................    $21,564        $43,475
  Increase of $21,911 or 101.6%
Percentage of Net Revenues..................................       10.0%          12.3%

     Depreciation and amortization increased 101.6% to $43.5 million for the year ended December 31, 2000 from $21.6 million for the year ended December 31, 1999. The increase was primarily attributable to our acquisitions since January 1, 1999, offset by divestitures during the same period. We expect that the adoption on January 1, 2002 of SFAS No. 142, "Goodwill and Other Intangible Assets", as described more fully under "Recent Pronouncements," will materially reduce our non-cash amortization expense for goodwill and broadcasting licenses which will have a material impact on our financial statements because the amount currently recorded for the amortization of goodwill and broadcasting licenses is significant. For the years ended December 31, 2000 and 1999, the amounts of amortization expense for goodwill and broadcasting licenses were $0.1 million and $32.0 million and $0.1 million and $14.8 million, respectively. However, this reduction in our non-cash amortization expense does not include any adjustments for potential write-downs that could result based on the outcome of the required impairment tests under the provisions of SFAS No. 142.

                                                                      YEAR ENDED
                                                              ---------------------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1999           2000
                                                              ------------   ------------
                                                                (AMOUNTS IN THOUSANDS)
CORPORATE GENERAL AND ADMINISTRATIVE EXPENSES...............     $8,100        $12,497
  Increase of $4,397 or 54.3%
Percentage of Net Revenues..................................        3.8%           3.6%

     Corporate general and administrative expenses increased 54.3% to $12.5 million for the year ended December 31, 2000 from $8.1 million for the year ended December 31, 1999. The increase was primarily attributable to higher administrative expenses associated with supporting our growth. Also included in the years ended December 31, 2000 and 1999 is $0.7 million and $0.5 million, respectively, in non-cash stock-based compensation expense.

                                                                      YEAR ENDED
                                                              ---------------------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1999           2000
                                                              ------------   ------------
                                                                (AMOUNTS IN THOUSANDS)
INTEREST EXPENSE (INCLUDING THE FINANCING COST OF TIDES)....    $13,027        $45,573
  Increase of $32,546 or 249.8%
Percentage of Net Revenues..................................        6.1%          12.9%

     Interest expense, including the financing cost on our 6 1/4% Convertible Preferred Securities Term Income Deferrable Equity Securities (TIDES), increased 249.8% to $45.6 million for the year ended December 31, 2000 from $13.0 million for the year ended December 31, 1999. The increase in interest expense was primarily attributable to (1) an overall increase in outstanding indebtedness used to fund the acquisition of radio station assets, and (2) the financing cost of the TIDES, offset by (1) a reduction in the outstanding indebtedness due to the use of the proceeds from our October 1999 Class A Common Stock and TIDES offerings and (2) a reduction in outstanding indebtedness due to the use of the proceeds from the disposition of radio station assets.

                                                                      YEAR ENDED
                                                              ---------------------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1999           2000
                                                              ------------   ------------
                                                                (AMOUNTS IN THOUSANDS)
INCOME BEFORE INCOME TAXES AND EXTRAORDINARY ITEM...........    $40,954        $79,050
  Increase of $38,096 or 93.0%
Percentage of Net Revenues..................................       19.0%          22.5%

     Income before income taxes and extraordinary item increased 93.0% to $79.1 million for the year ended December 31, 2000 from $41.0 million for the year ended December 31, 1999. The increase was primarily attributable to (1) an increase in gains on sale of assets of $41.5 million primarily from the gain on the disposition of two radio stations in the current period; and (2) an increase in operating income, exclusive of the gains on sale of assets, of $40.7 million due to increases in revenues from existing and newly acquired stations and improved expense management from newly acquired stations, offset by: (1) an increase of $32.5 million in net interest expense and financing costs as a result of the factors described above under interest expense; (2) an increase in expense of $6.8 million from the recognition of a loss on investments and an equity loss from an unconsolidated affiliate; and (3) a decrease in interest income of $2.7 million as a result of the absence this year of excess cash available from our October 1999 Class A Common Stock and TIDES offerings during the period prior to the closing on December 16, 1999, of the acquisition of 42 radio stations from Sinclair, including a radio station under a time brokerage agreement.

EXTRAORDINARY ITEM, NET OF TAXES

     The extraordinary item for the year ended December 31, 1999 resulted from the write-off of $1.5 million ($0.9 million, net of taxes) of unamortized finance charges due to the early extinguishment of debt. The early extinguishment of debt resulted from the refinancing of our previous credit facility.

                                                                      YEAR ENDED
                                                              ---------------------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1999           2000
                                                              ------------   ------------
                                                                (AMOUNTS IN THOUSANDS)
NET INCOME (LOSS)...........................................    $(60,877)      $47,254
  Increase of $108,131

     Net income increased to $47.3 million for the year ended December 31, 2000 from a net loss of $60.9 million for the year ended December 31, 1999. The increase was primarily attributable to: (1) the absence this year of an adjustment made during the prior year to record a one-time non-cash deferred income tax expense of $79.8 million as a result of the revocation of our S Corporation election and our conversion to a C Corporation (we recorded this expense to reflect the cumulative effect of temporary differences between the tax and financial reporting bases of our assets and liabilities attributable to our conversion to a C Corporation); (2) a net increase in gain on sale of assets of $24.9 million, net of tax, primarily from the disposition of two radio stations in the current period; and (3) an improvement in operating income, excluding gains on sale of assets, of $24.4 million, net of tax, primarily as a result of an improvement in revenues of existing and newly acquired stations and an improvement in expense management of newly acquired stations, offset by : (1) an increase in interest expense of $19.5 million, net of tax, for the factors described under interest expense; (2) an increase in expense of $4.0 million, net of tax, from the recognition of a loss on investments and an equity loss from an unconsolidated affiliate and (3) a decrease in interest income of $1.6 million, net of tax, as a result of the absence this year of excess cash available from our October 1999 Class A Common Stock and TIDES offerings during the period prior to the closing on December 16, 1999, of the acquisition of 42 radio stations from Sinclair, including a radio station under a time brokerage agreement.

                                                                      YEAR ENDED
                                                              ---------------------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1999           2000
                                                              ------------   ------------
                                                                (AMOUNTS IN THOUSANDS)
NET INCOME TO PRO FORMA NET INCOME..........................    $19,758        $47,254
  Increase of $27,496 or 139.2%

     Net income increased 139.2% to $47.3 million for the year ended December 31, 2000 from pro forma net income of $19.8 million for the year ended December 31, 1999. The increase was primarily attributable to the factors described under net income (loss) above, except for the adjustment to record a one-time non-cash deferred income tax expense of $79.8 million, which is excluded from the definition of pro forma net income.

                                                                      YEAR ENDED
                                                              ---------------------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1999           2000
                                                              ------------   ------------
                                                                (AMOUNTS IN THOUSANDS)
OTHER DATA
BROADCAST CASH FLOW.........................................    $79,058        $145,417
  Increase of $66,359 or 83.9%

     Broadcast cash flow increased 83.9% to $145.4 million for the year ended December 31, 2000 from $79.1 million for the year ended December 31, 1999. Of the increase, $38.0 million is attributable to stations that we acquired or that we were in the process of acquiring since January 1, 1999 and $2.6 million was primarily attributable to the elimination of a broadcast cash flow deficit from a sports contract for which we discontinued selling advertising, offset by $1.2 million for stations that we divested during the same period. On a same station basis, broadcast cash flow increased 25.4% to $140.7 million from $112.3 million.

                                                                      YEAR ENDED
                                                              ---------------------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1999           2000
                                                              ------------   ------------
                                                                (AMOUNTS IN THOUSANDS)
BROADCAST CASH FLOW MARGIN..................................       36.8%           41.3%
  Increase of 4.5% or 12.3%

     Our broadcast cash flow margin increased to 41.3% for the year ended December 31, 2000 from 36.8% for the year ended December 31, 1999. The increase is attributable to improved revenues and expense management. On a same station basis, our broadcast cash flow margin increased to 41.6% from 37.4%.

                                                                      YEAR ENDED
                                                              ---------------------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1999           2000
                                                              ------------   ------------
                                                                (AMOUNTS IN THOUSANDS)
AFTER TAX CASH FLOW TO PRO FORMA AFTER TAX CASH FLOW........    $52,465        $89,721
  Increase of $37,256 or 71.0%

     After tax cash flow increased 71.0% to $89.7 million for the year ended December 31, 2000 from pro forma after tax cash flow of $52.5 million for the year ended December 31, 1999. The increase was primarily attributable to improved operations of existing stations and the net effect of newly acquired properties, taking into consideration pro forma income taxes as though we had reported as a C corporation during the prior period. The amount of the deferred income tax expense was $33.0 million for the year ended December 31, 2000 and the amount of the pro forma deferred income tax expense was $11.0 million for the year ended December 31,1999. The amount of the deferred income tax expense attributable to the gains on sale of assets, loss on investments and equity loss from an unconsolidated affiliate was $13.9 million for the year ended December 31, 2000 and $27,000 for the year ended December 31, 1999.

LIQUIDITY AND CAPITAL RESOURCES

     We use a significant portion of our capital resources to reduce outstanding debt and to consummate acquisitions. Acquisitions are funded from one or a combination of the following sources: (1) our credit facility (described below);
(2) the sale of our securities; (3) the swapping of our radio stations in transactions which qualify as "like-kind" exchanges under Section 1031 of the Internal Revenue Code; and (4) internally-generated cash flow. Our results of operations for the years ended December 31, 2001 and 2000 as compared to the years ended December 31, 2000 and 1999, respectively, were heavily impacted by our acquisition of the radio stations from Sinclair in 2000 and 1999.

  OPERATING ACTIVITIES

     Net cash flows provided by operating activities were $85.2 million for the year ended December 31, 2001, as compared to $69.5 million and $40.7 million for the years ended December 31, 2000 and 1999, respectively. Changes in our net cash flows provided by operating activities are primarily a result of changes in advertising revenues and station operating expenses, which are affected by the acquisition and disposition of stations during those periods. For the year ended December 31, 2001, net cash provided by operating activities increased $15.8 million as compared to the year ended December 31, 2000, primarily due to a reduction in net cash flows utilized for working capital. For the year ended December 31, 2000, cash flows provided by operating activities were positively affected primarily by: (1) the acquisition of radio stations from Sinclair, excluding the station in Kansas City we acquired from Sinclair and immediately sold, and (2) other radio station acquisitions, offset by the required divestiture of two radio stations in Kansas City, and an increase in accounts receivable on acquired stations, net of the Kansas City divestiture.

  INVESTING AND FINANCING ACTIVITIES

     Net cash flows used in investing activities declined to $17.9 million for the year ended December 31, 2001, as compared to $64.7 million and $712.3 million for the years ended December 31, 2000 and 1999, respectively, primarily as a result of the net impact of acquisitions, divestitures and capital expenditures in the prior years. Net cash flows used by financing activities were $69.9 million for the year ended December 31, 2001, as compared to $2.8 million for the year ended December 31, 2000 and net cash flows provided by financing activities of $676.4 million for the year ended December 31, 1999. The cash flows for the year ended December 31, 2001 reflect a net reduction in outstanding debt of $72.9 million, an increase of $68.4 million as compared to the prior year, primarily due to the absence this year of any station acquisitions. The cash flows for the year ended December 31, 2000, reflect (1) acquisitions and investments consummated and the related borrowings and (2) the proceeds from the required disposition of certain of the Kansas City stations. The cash flows for the year ended December 31, 1999, reflect (1) acquisitions consummated and the related borrowings; (2) net proceeds from our initial public offering and the related payment of long-term debt; (3) net proceeds from our October 1999 Class A Common Stock and TIDES offerings and the related payment of long-term debt; and (4) the distribution to our S corporation shareholders of $88.1 million primarily from the funds available from the sale of our Tampa stations.

     Our business generally does not require substantial investment of capital. Our capital expenditures totaled $9.8 million in the year ended December 31, 2001, as compared to $9.5 million and $14.4 million in the years ended December 31, 2000 and 1999, respectively. Despite an increase in the average number of radio stations owned throughout this year as compared to the average number of radio stations owned throughout the prior year, primarily from the acquisition of radio stations in the Wichita and Madison markets during the prior year, and despite the continued relocation of studio facilities in certain markets, our capital expenditures increased only marginally for the year ended December 31, 2001 as compared to the prior year.

     On February 3, 1999, upon the consummation of our initial public offering, we received net proceeds of $236.2 million, after deducting expenses, underwriting discounts and commissions. We used these proceeds to reduce outstanding indebtedness under our former credit facility and to pay other corporate obligations. Shortly after reducing indebtedness under our former credit facility, in February 1999 we borrowed approximately $58.0 million to purchase three Boston radio stations from CBS. On October 6, 1999, we completed our Class A Common Stock and TIDES offerings and received $276.1 million and $120.5 million in proceeds, respectively, after deducting discounts, commissions, fees and expenses. The proceeds were used to reduce outstanding indebtedness. We used the net proceeds from our October 1999 Class A Common Stock offering and the TIDES offering, together with cash on hand and proceeds from our credit facility, to finance the $700.4 million purchase of radio stations from Sinclair on December 16, 1999.

     We currently have transactions pending pursuant to agreements to purchase four radio stations in the Denver, Colorado radio market having an aggregate purchase price of $268.0 million. Under these agreements, we have funded $26.8 into escrow deposits to be applied against the purchase price upon closing. Closing on one of these transactions can be deferred for up to three years at the seller's option. We intend to finance the pending acquisitions primarily from this offering and the concurrent notes offering. Additionally, we may seek to obtain other funding or additional financing from time-to-time. Our credit facility requires that at the time of closing on these transactions, we must be in compliance with the terms of the credit facility. We believe that we will maintain compliance with the terms of our credit facility. If we are not in compliance, there can be no assurance that we will be successful in amending or entering into a new credit facility, obtaining additional financing or that we will be able to obtain such financing on terms acceptable to us, which could delay or impair our efforts to consummate the pending transactions.

     In addition to debt service and quarterly distributions under the TIDES, our principal liquidity requirements will be for working capital and general corporate purposes, including capital expenditures, and acquisitions of additional radio stations. For year 2002, we estimate that capital expenditures, necessary for maintaining our facilities, will be between $9.0 million and $11.0 million. We are also committed to fund an investment focused on minority-owned businesses in the amount of approximately $0.6 million as of December 31, 2001. We believe that cash flow from operating activities, together with available revolving and term credit borrowings under our credit facility, should be sufficient to permit us to fund our current operations. However, in order to finance the pending acquisitions and future acquisitions, if any, we may require additional financing and there can be no assurance that we will be able to obtain such financing on terms acceptable to us. As of December 31, 2001, we had approximately $388.0 million of borrowings outstanding under our credit facility (in addition to an outstanding letter of credit in the amount of $6.2 million), of which most was incurred in connection with the acquisition of radio stations from Sinclair.

     We entered into our credit facility as of December 16, 1999, with a syndicate of banks for $650.0 million in senior secured credit consisting of:
(1) $325.0 million in a reducing revolving credit facility; and (2) $325.0 million in a multi-draw term loan that was fully drawn as of September 30, 2000. Our credit facility was established to: (1) refinance our existing indebtedness;
(2) provide working capital; and (3) fund corporate acquisitions. At our election, interest on any outstanding principal accrues at a rate based on either LIBOR plus a spread that ranges from 0.75% to 2.375% or on KeyBank N.A.'s base rate plus a spread of up to 1.125%, depending on our leverage ratio. Although we may borrow, repay and re-borrow under the revolving credit facility, the aggregate maximum amount that we can have outstanding at any one time is reduced on a quarterly basis beginning on September 30, 2002 in amounts that vary from $12.2 million to $16.3 million for each loan. Under the credit facility, the reducing revolving credit facility and multi-draw term loan mature on September 30, 2007. Our credit facility requires us to comply with certain financial covenants and leverage ratios that are defined terms within the agreement. We believe we are in compliance with the covenants and leverage ratios. We expect to use the credit available under the revolving credit facility to fund pending and future acquisitions. The amount available under the credit facility was $255.8 million as of December 31, 2001. Our credit facility also provides that at any time prior to December 31, 2002 we may solicit additional incremental loans of up to $350.0 million, thereby increasing our credit facility to $1.0 billion, and we will be governed under the same terms as the existing credit facility. However, there can be no guarantee that, upon request, we will receive commitments for any of the incremental loans.

SUMMARY DISCLOSURES ABOUT CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

     The following tables reflect a summary of our contractual cash obligations and other commercial commitments as of December 31, 2001:

                                         PAYMENTS DUE BY PERIOD
                          -----------------------------------------------------
                                     LESS THAN    1 TO 3     4 TO 5    AFTER 5
                           TOTAL      1 YEAR      YEARS      YEARS      YEARS
                          --------   ---------   --------   --------   --------
                                         (AMOUNTS IN THOUSANDS)
CONTRACTUAL CASH
  OBLIGATIONS:
Long-term debt(1).......  $388,323    $24,389    $121,906   $144,287   $ 97,741
TIDES(2)................   125,000         --          --         --    125,000
Operating leases........    57,073      6,473      12,148     10,655     27,797
Sports programming......    42,978     16,718      17,760      8,500         --
On-air talent...........    29,046     15,171      13,368        507         --
Television
  advertising...........     4,599      1,533       3,066         --         --
Other operating
  contracts.............    11,714      5,379       6,304         31         --
                          --------    -------    --------   --------   --------
     Total Contractual
       Cash
       Obligations......  $658,733    $69,663    $174,552   $163,980   $250,538
                          ========    =======    ========   ========   ========

---------------

(1) Under our credit facility, the maturity on our outstanding debt could be accelerated if we do not maintain certain covenants.

(2) Entercom Communications Capital Trust, our wholly-owned subsidiary, pays quarterly calendar distributions. The TIDES represent undivided preferred beneficial ownership interest in the assets of the trust. The trust used the proceeds from the sale of the TIDES to purchase from us an equal amount of 6 1/4% Convertible Subordinated Debentures due 2014. Under certain circumstances, the TIDES could be redeemed in cash by us at our option or converted to equity at the holder's option.

                                     AMOUNT OF COMMITMENT EXPIRATION PER PERIOD
                                  -------------------------------------------------
                                    TOTAL
                                   AMOUNTS    LESS THAN   1 TO 3   4 TO-5   AFTER 5
                                  COMMITTED    1 YEAR     YEARS    YEARS     YEARS
                                  ---------   ---------   ------   ------   -------
                                               (AMOUNTS IN THOUSANDS)
OTHER COMMERCIAL COMMITMENTS:
Letter of Credit(1).............   $ 6,200     $ (800)    $ (500)  $7,500   $   --
Guarantee(2)....................     2,700        675        675      675      675
Partnership(3)..................       588        588         --       --       --
Derivatives(4)..................     7,045      3,529      1,613       --    1,903
                                   -------     ------     ------   ------   ------
     Total Other Commercial
       Commitments..............   $16,533     $3,992     $1,788   $8,175   $2,578
                                   =======     ======     ======   ======   ======

---------------

(1) In connection with a sports contract, we are obligated to provide a letter of credit during the term of the sports contract.

(2) We have a contingent liability to the national sales representative of the former owner of one of our markets. This obligation is the responsibility of our current national sales representative and arose in connection with our acquisition of the stations involved.

(3) Under a partnership agreement, carried as an investment, we are obligated to increase our investment.

(4) At December 31, 2001, we have interest rate transactions outstanding where we agree with other parties to exchange, at specified intervals, the difference between fixed rate and floating rate interest amounts calculated by reference to an agreed notional amount against the variable debt. The notional amount outstanding at December 31, 2001 was $263.0 million. The marked to market valuation is determined by using quoted market prices from the counter-parties to these agreements. Under certain circumstances, the interest rate transaction liability of $7.0 million at December 31, 2001, could be due and payable prior to the expiration of the agreements.

RECENTLY ISSUED PRONOUNCEMENTS

     In June 2001, the FASB issued SFAS No. 141, "Business Combinations," which addresses financial accounting and reporting for business combinations and supersedes Accounting Principle Board ("APB") Opinion No. 16, "Business Combinations" and FASB Statement No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises." Statement No. 141 applies to all business combinations initiated after June 30, 2001 and eliminates the pooling-of-interest method of accounting for business combinations except for qualifying business combinations that were initiated prior to July 1, 2001. Statement No. 141 also changes the criteria to recognize intangible assets apart from goodwill. We adopted this statement on July 1, 2001. We have historically used the purchase method to account for all business combinations, and we do not believe adoption of this statement will materially impact our financial position, cash flows or results of operations.

     In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets" which requires that goodwill and certain intangibles not be amortized. Instead, these assets will be reviewed annually for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill and certain intangibles is more than its fair value. This Statement applies to goodwill and certain intangible assets acquired prior to June 30, 2001 and was adopted by us on January 1, 2002. Because the amount previously recorded for the amortization of goodwill and broadcasting licenses is significant, we expect that adoption of this accounting standard will have the impact of reducing our non-cash amortization expense for goodwill and broadcasting licenses and will have a material impact on our financial statements. For the years ended December 31, 1999, 2000 and 2001, the amounts of amortization expense for goodwill and broadcasting licenses were $0.1 million and $14.8 million, $0.1 million and $32.0 million and $0.1 million and $33.1 million, respectively. The required impairment tests of goodwill and broadcasting licenses may result in future period write-downs.

     In order to complete the transitional assessment of goodwill and non-amortizing intangible assets impairment, we will need to: (1) identify the reporting units; (2) determine the carrying value of each reporting unit; and
(3) determine the fair value of each reporting unit. We will have up to six months from the date of adoption to determine the fair value of each reporting unit and compare it to the reporting unit's carrying amount. To the extent a reporting unit's carrying amount exceeds its fair value, the reporting unit's goodwill and non-amortizing intangible assets may be impaired, and we must perform the second step of the transitional impairment test. In the second step, we must compare the implied fair value of the reporting unit's goodwill, determined by allocating the reporting unit's fair value to all of its assets and liabilities in a manner similar to a purchase price allocation in accordance with SFAS No. 141, to its carrying amount, both of which would be measured as of the date of adoption. This second step is required to be completed as soon as possible, but no later than the end of the year of adoption. Any transitional impairment loss will be recognized as the cumulative effect of a change in accounting principle on our consolidated statement of operations. As of the date of adoption, we have unamortized goodwill and unamortized broadcasting licenses in the amounts of $4.2 million and $1,228.4 million, respectively. We have not yet determined what the effect of these tests will be on our financial position, cash flows or results of operations.

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations" which applies to legal obligations associated with the retirement of a tangible long-lived asset that results from the acquisition, construction, or development and/or the normal operation of a long-lived asset. Under this standard, guidance is provided on measuring and recording the liability. We intend to adopt this statement effective January 1, 2003. We do not believe that adoption of this statement will materially impact our financial position, results of operations or cash flows.

     In August 2001, the FASB issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. While SFAS No. 144 supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" it removes goodwill from its scope and retains the requirements of SFAS No. 121 regarding the recognition of impairment losses on long-lived assets held for use. SFAS No. 144 also supercedes the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" for the disposal of a segment of a business. However, it retains the requirement in Opinion 30 to report separately discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. We are in the process of evaluating the impact that adoption of SFAS No. 144 may have on our financial position, cash flows or results of operations. However, such impact, if any, is not known or reasonably estimable at this time.

INTANGIBLES

     As of December 31, 2001, approximately 85.8% of our total assets consisted of intangible assets, such as radio broadcast licenses and goodwill, the value of which depends significantly upon the operational results of our business. We could not operate the radio stations without the related FCC license for each station. FCC licenses are renewed every eight years; consequently, we continually monitor the activities of our stations to ensure they comply with all regulatory requirements. Historically, all of our licenses have been renewed at the end of their respective eight-year periods, and we expect that all licenses will continue to be renewed in the future.

INFLATION

     Inflation has affected our performance in terms of higher costs for radio station operating expenses, including wages, and equipment. The exact impact is indeterminable.

                                    BUSINESS

OVERVIEW

     We are one of the five largest radio broadcasting companies in the United States based upon 2000 revenues pro forma for completed and pending acquisitions. We have assembled, after giving effect to completed and pending acquisitions, a nationwide portfolio of 101 stations in 19 markets, including 11 of the country's top 50 radio revenue markets. Our station groups rank among the top three in revenue market share in 18 of the 19 markets in which we operate. We derive 90% of our revenues from markets where we rank either first or second in market radio revenues.

     We operate a wide range of formats in geographically diverse markets across the United States. Our largest markets, in order of our 2001 revenues, including pro forma revenues for completed and pending acquisitions, are Seattle, Boston, Kansas City, Denver, Sacramento, Portland and New Orleans.

OUR ACQUISITION STRATEGY

     Through our disciplined acquisition strategy, we seek to (1) build top-three station clusters principally in large growth markets and (2) acquire underdeveloped properties that offer the potential for significant improvements in revenues and broadcast cash flow through the application of our operational expertise. Although we typically focus on radio stations in top 50 markets, we also acquire stations in top 75 markets that meet the above criteria.

OUR OPERATING STRATEGY

     The principal components of our operating strategy are to:

     - Develop Market Leading Station Clusters. We are among the three largest clusters in 18 of our 19 markets, including pending acquisitions. We derive 90% of our revenues from markets where we rank either first or second in market radio revenues. To enhance our competitive position, we strategically align our stations' formats and sales efforts within each market to optimize their performance, both individually and collectively.

     - Recruit, Develop, Motivate And Retain Superior Employees. We believe that station operators differentiate themselves from their peers primarily through their ability to recruit, develop, motivate and retain superior management, programming and sales talent. Accordingly, we strive to establish a compelling corporate culture that is attractive to superior performers. We encourage our stations to build strong community bonds through local and company-wide community service programs, which facilitate strong local business relationships and provide employees with opportunities for enhanced job fulfillment. We offer competitive compensation packages with performance-based incentives for our key employees. We utilize best practices to facilitate development and implementation of advantageous operational tools and strategies. In addition, we provide employees with opportunities for personal growth and advancement through training, seminars and other educational programs.

     - Build Strongly-Branded Franchises. We analyze market research and competitive factors to identify the format opportunity, music selection and rotation, presentation and other key programming attributes that we believe will best position each station to develop a distinctive identity and to strengthen the station's local "brand" or "franchise" value. We believe that this will enable us to maximize our audience share and consequently our revenues and broadcast cash flow.

     - Leverage Station Clusters To Capture Greater Share Of Advertising Revenue. We believe radio will continue to gain revenue share from other media. As a result of deregulation in the radio broadcasting industry, operators can now create radio station clusters that have the critical mass of audience reach and marketing resources necessary to pursue incremental advertising and promotional revenues more aggressively. We continue to capitalize on this opportunity by developing specialized teams in many of our markets to work with advertisers to create and develop marketing programs and solutions across our multi-station market clusters. We derive 90% of our revenues from markets where we rank either first or second in market radio revenues. In 2001, as in 2000, we gained revenue market share in the majority of the markets in which we operate and for the company as a whole.

     - Acquire And Develop Under-Performing Stations. We seek to acquire and develop under-performing stations, which has often enabled us to achieve superior same station revenue and broadcast cash flow growth. We utilize a variety of techniques to develop underachieving properties. These techniques include: strategic market research and analysis; management enhancements; improved sales training and techniques; technical upgrades; programming and marketing enhancements; refocused expenditures; and facility consolidations.

     - Maximize Technical Capabilities. We seek to operate stations with the strongest signals in their respective markets. In addition, on various occasions we have identified opportunities to acquire and upgrade low-powered or out-of-market stations and transform them into competitive signals, thus increasing their value significantly.

OUR CORPORATE HISTORY

     Our Chairman of the Board and Chief Executive Officer, Joseph M. Field, founded Entercom in 1968 on the conviction that FM broadcasting, then in its infancy, would surpass AM broadcasting as the leading aural medium. In the mid-1980's, with FM at critical mass, we began a deliberate multi-year effort to enhance our operations at both the corporate and station levels by changing or adjusting program formats to appeal to mainstream audiences in order to compete for greater shares of audience and advertising dollars in our markets. With the advent of the duopoly rules in 1992, which permitted expansion of ownership in a market from one to two stations in each radio band, we began to "double up" in our markets. Since the passage of the Telecommunications Act of 1996, which permitted ownership of up to eight radio stations in most major markets, we have pursued a creative acquisition and development strategy by which we have acquired multiple stations in markets where we identified opportunities to improve station operating performance and to develop market leading clusters. We have taken advantage of the Telecommunications Act of 1996 by capitalizing on these opportunities, as a significant amount of our growth has occurred during the past five years.

OUR STATION PORTFOLIO

     The following table sets forth selected information about our portfolio of radio stations and gives effect to our pending acquisitions:

                             2000 MARKET RANK                                                                       AUDIENCE
                           --------------------                                                                      SHARE
                             METRO       RADIO      YEAR                                              TARGET       IN TARGET
MARKET/STATION(1)          POPULATION   REVENUE   ACQUIRED                    FORMAT                DEMOGRAPHIC   DEMOGRAPHICS
-----------------          ----------   -------   --------        -------------------------------   -----------   ------------
Boston, MA                      8           8
 WEEI-AM                                             1998
                                                               }  Sports Talk                       Men 25-54         6.1
 WVEI-AM(2)                                          1999

 WRKO-AM                                             1998         Talk                              Adults            2.7
                                                                                                    25-54
 WAAF-FM                                             1999         Active Rock                       Men 18-34        10.4
 WQSX-FM                                             1999         Rhythmic Adult Contemporary       Women 25-54       5.7
Seattle, WA(3)                 14          13
 KBSG-AM/FM                                          1996         Oldies                            Adults            4.5
                                                                                                    25-54
 KIRO-AM                                             1997         News/Talk/Sports                  Adults            7.7
                                                                                                    25-54
 KQBZ-FM                                             1997         Talk                              Men 25-54         4.7
 KISW-FM                                             1997         Classic Rock                      Men 25-54         5.8
 KMTT-FM                                             1973         Adult Rock                        Adults            4.1
                                                                                                    25-54
 KNWX-AM                                             1997         News/Business                     Adults            1.5
                                                                                                    35-64
 KNDD-FM                                             1996         Modern Rock                       Men 18-34         8.0
Denver, CO                     23          15
 KOSI-FM                                          pending         Adult Contemporary                Women 25-54      10.1
 KKHK-FM                                          pending         Classic Rock                      Men 25-54         3.7
 KEZW-AM                                          pending         Nostalgia                         Adults            1.8
                                                                                                    35-64
 KALC-FM                                          pending         Hot Adult Contemporary            Women 18-49       4.1
Portland, OR                   25          22
 KFXX-AM                                             1998
                                                               }  Sports Talk                       Men 25-54         2.6
 KSLM-AM(4)                                          1998

 KGON-FM                                             1995         Classic Rock                      Men 25-54        10.0
 KKSN-AM                                             1995         Nostalgia                         Adults            0.7
                                                                                                    35-64
 KKSN-FM                                             1998         Oldies                            Adults            4.8
                                                                                                    25-54
 KNRK-FM                                             1995         Modern Rock                       Men 18-34         9.9
 KRSK-FM                                             1998         Hot Adult Contemporary            Women 25-54       6.1
Sacramento, CA                 29          27
 KCTC-AM                                             1998         Nostalgia                         Adults            1.6
                                                                                                    35-64
 KRXQ-FM                                             1997         Active Rock                       Men 18-34        13.1
 KSEG-FM                                             1997         Classic Rock                      Men 25-54         6.5
 KSSJ-FM                                             1997         Smooth Jazz                       Adults            5.9
                                                                                                    25-54
 KDND-FM                                             1997         Contemporary Hit Radio            Women 18-34       6.7
Kansas City, MO                30          29
 KMBZ-AM                                             1997         News/Talk/ Sports                 Men 25-54         5.9
 KUDL-FM                                             1998         Adult Contemporary                Women 25-54       7.9
 KYYS-FM                                             1997         Album Oriented Rock               Men 25-54         8.1
 WDAF-AM                                             1998         Country                           Adults            5.1
                                                                                                    35-64
 KWSJ-AM(5)                                          1999         Spanish                           Adults            nmf(8)
                                                                                                    25-54
 KXTR-AM(5)                                          1999         Classical                         Adults            0.3
                                                                                                    25-54
 KQRC-FM                                             2000         Active Rock                       Men 18-34        23.2
 KCIY-FM                                             2000         Smooth Jazz                       Adults            3.7
                                                                                                    25-54
 KRBZ-FM                                             2000         Hot Adult Contemporary            Women 18-34       6.3
Milwaukee, WI                  31          34
 WEMP-AM                                             1999         Religious                         Adults            0.4
                                                                                                    35-64
 WMYX-FM                                             1999         Adult Contemporary                Women 25-54      10.1
 WXSS-FM                                             1999         Contemporary Hit Radio            Women 18-34      10.6
Norfolk, VA                    36          42
 WPTE-FM                                             1999         Modern Adult Contemporary         Women 25-54       5.7
 WWDE-FM                                             1999         Adult Contemporary                Women 25-54      12.5
 WVKL-FM                                             1999         Urban Adult Contemporary          Women 25-54       7.2
 WNVZ-FM                                             1999         Contemporary Hit Radio            Women 18-34       9.4
New Orleans, LA                41          40
 WSMB-AM                                             1999         Talk                              Adults            0.7
                                                                                                    35-64
 WWL-AM                                              1999         News/Talk/Sports                  Men 25-54        12.8
 WEZB-FM                                             1999         Contemporary Hit Radio            Women 18-34       7.9
 WLMG-FM                                             1999         Adult Contemporary                Women 25-54       9.1
 WKZN-FM                                             1999         Hot Adult Contemporary            Women 18-49       4.5
 WTKL-FM                                             1999         Oldies                            Adults            4.8
                                                                                                    25-54

                             AUDIENCE
                               RANK
                            IN TARGET
MARKET/STATION(1)          DEMOGRAPHICS
-----------------          ------------
Boston, MA
 WEEI-AM
                                 4
 WVEI-AM(2)
 WRKO-AM                        13(tie)
 WAAF-FM                         2
 WQSX-FM                         4
Seattle, WA(3)
 KBSG-AM/FM                      5
 KIRO-AM                         1
 KQBZ-FM                         5
 KISW-FM                         3
 KMTT-FM                         6
 KNWX-AM                        20
 KNDD-FM                         3
Denver, CO
 KOSI-FM                         2
 KKHK-FM                         7
 KEZW-AM                        14
 KALC-FM                         6(tie)
Portland, OR
 KFXX-AM
                                14
 KSLM-AM(4)
 KGON-FM                         1
 KKSN-AM                        23
 KKSN-FM                         6(tie)
 KNRK-FM                         2(tie)
 KRSK-FM                         5
Sacramento, CA
 KCTC-AM                        17
 KRXQ-FM                         1
 KSEG-FM                         4
 KSSJ-FM                         2(tie)
 KDND-FM                         4(tie)
Kansas City, MO
 KMBZ-AM                         5
 KUDL-FM                         2
 KYYS-FM                         2
 WDAF-AM                         6
 KWSJ-AM(5)                    nmf(8)
 KXTR-AM(5)                     23(tie)
 KQRC-FM                         1
 KCIY-FM                        15
 KRBZ-FM                         7
Milwaukee, WI
 WEMP-AM                       nmf(8)
 WMYX-FM                         2
 WXSS-FM                         4
Norfolk, VA
 WPTE-FM                         7
 WWDE-FM                         1
 WVKL-FM                         4
 WNVZ-FM                         4
New Orleans, LA
 WSMB-AM                        19(tie)
 WWL-AM                          1
 WEZB-FM                         3
 WLMG-FM                         3
 WKZN-FM                         7
 WTKL-FM                         8

                             2000 MARKET RANK                                                                       AUDIENCE
                           --------------------                                                                      SHARE
                             METRO       RADIO      YEAR                                              TARGET       IN TARGET
MARKET/STATION(1)          POPULATION   REVENUE   ACQUIRED                    FORMAT                DEMOGRAPHIC   DEMOGRAPHICS
-----------------          ----------   -------   --------        -------------------------------   -----------   ------------
Greensboro, NC                 42          51
 WMQX-FM                                             1999         Oldies                            Adults            6.7
                                                                                                    25-54
 WJMH-FM                                             1999         Urban Contemporary                Adults           16.1
                                                                                                    18-34
 WEAL-AM                                             1999         Gospel                            Adults            1.0
                                                                                                    35-64
 WQMG-FM                                             1999         Urban Adult Contemporary          Adults            8.0
                                                                                                    25-54
 WKSI-FM                                             2002         Hot Adult Contemporary            Women 25-54       5.6
 WPET-AM                                             2002         Religious                         Adults            0.3
                                                                                                    35-64
Buffalo, NY                    45          45
 WBEN-AM                                             1999         News/Talk                         Men 25-54         6.8
 WTSS-FM                                             1999         Adult Contemporary                Women 25-54       9.9
 WWKB-AM                                             1999         Business News                     Adults            0.4
                                                                                                    35-64
 WKSE-FM                                             1999         Contemporary Hit Radio            Women 18-34      21.1
 WGR-AM                                              1999         Sports/Talk                       Men 25-54         5.6
 WWWS-AM                                             1999         Urban Oldies                      Adults            1.0
                                                                                                    25-54
Memphis, TN                    46          41
 WMBZ-FM                                             1999         Modern Adult Contemporary         Women 18-34       7.2
 WJCE-AM                                             1999         Nostalgia                         Adults            1.2
                                                                                                    35-64
 WRVR-FM                                             1999         Adult Contemporary                Women 25-54       6.8
Rochester, NY                  52          53
 WBZA-FM                                             1998         80's - based Adult Contemporary   Women 25-54       4.8
 WBEE-FM                                             1998         Country                           Adults           13.5
                                                                                                    25-54
 WBBF-AM/FM                                          1998         Oldies                            Adults            2.4
                                                                                                    25-54
Greenville/Spartanburg,
 SC                            58          56
 WFBC-FM                                             1999         Contemporary Hit Radio            Women 18-34      11.4
 WSPA-FM                                             1999         Adult Contemporary                Women 25-54       9.7
 WYRD-AM(6)                                          1999
                                                               }  News/Talk                         Adults            4.5
                                                                                                    25-54
 WORD-AM(6)                                          1999

 WSPA-AM                                             1999         Full Service/Talk                 Adults            0.7
                                                                                                    35-64
 WOLI-FM(6)                                          1999
                                                               }  80's - based Adult Contemporary   Women 25-54       4.3
 WOLT-FM(6)                                          1999

Wilkes-Barre/Scranton, PA      64          71
 WGBI-AM(7)                                          1999                                           Adults            2.6
                                                                                                    35-64
 WOGY-AM(7)                                          1999
                                                               }  News/Talk/Sports
 WILK-AM(7)                                          1999

 WGGI-FM(7)                                          1999                                           Adults           12.2
                                                                                                    25-54
                                                               }  Country
 WGGY-FM(7)                                          1999

 WKRZ-FM(7)                                          1999
                                                               }  Contemporary Hit Radio            Women 18-49      16.9
 WKRF-FM(7)                                          2000

 WBZJ-FM(7)                                          1999
                                                               }  80's - based Adult Contemporary   Women 25-54       6.6
 WBZH-FM(7)                                          1999

Wichita, KS                    84          72
 KEYN-FM                                             2000         Oldies                            Adults            5.8
                                                                                                    25-54
 KFBZ-FM                                             2000         Hot Adult Contemporary            Women 25-54       4.2
 KQAM-AM                                             2000         Sports                            Men 25-54         2.6
 KFH-AM                                              2000         Talk                              Men 25-54         6.1
 KNSS-AM                                             2000         News                              Adults            3.3
                                                                                                    25-54
 KDGS-FM                                             2000         Rhythmic Contemporary Hit Radio   Adults            9.0
                                                                                                    18-34
 KWSJ-FM                                             2000         Smooth Jazz                       Women 25-54       1.8
Gainesville/ Ocala, FL         90         127
 WKTK-FM                                             1986         Adult Contemporary                Women 25-54      14.3
 WSKY-FM                                             1998         News/Talk                         Adults            7.6
                                                                                                    25-54
Madison, WI                   120          67
 WOLX-FM                                             2000         Oldies                            Adults            6.3
                                                                                                    25-54
 WMMM-FM                                             2000         Adult Alternative                 Adults            6.1
                                                                                                    25-54
 WBZU-FM                                             2000         80's - based Adult Contemporary   Women 25-54       3.0
Longview/
 Kelso, WA                    n/a         n/a
 KBAM-AM                                             1998         Country                           Adults            n/a
                                                                                                    25-54
 KEDO-AM                                             1997         Oldies                            Adults            n/a
                                                                                                    25-54
 KLYK-FM                                             1997         Adult Contemporary                Women 25-54       n/a
 KRQT-FM                                             1998         Classic Rock                      Men 25-54         n/a

                             AUDIENCE
                               RANK
                            IN TARGET
MARKET/STATION(1)          DEMOGRAPHICS
-----------------          ------------
Greensboro, NC
 WMQX-FM                         4
 WJMH-FM                         1
 WEAL-AM                        17(tie)
 WQMG-FM                         2
 WKSI-FM                         6
 WPET-AM                       nmf(8)
Buffalo, NY
 WBEN-AM                         5
 WTSS-FM                         3(tie)
 WWKB-AM                        25
 WKSE-FM                         1
 WGR-AM                          6(tie)
 WWWS-AM                        15
Memphis, TN
 WMBZ-FM                         3(tie)
 WJCE-AM                        21(tie)
 WRVR-FM                         4
Rochester, NY
 WBZA-FM                         7
 WBEE-FM                         1
 WBBF-AM/FM                     12
Greenville/Spartanburg,
 SC
 WFBC-FM                         1(tie)
 WSPA-FM                         3(tie)
 WYRD-AM(6)
                                 7
 WORD-AM(6)
 WSPA-AM                        23(tie)
 WOLI-FM(6)
                                 8
 WOLT-FM(6)
Wilkes-Barre/Scranton, PA
 WGBI-AM(7)                      7(tie)
 WOGY-AM(7)
 WILK-AM(7)
 WGGI-FM(7)                      1
 WGGY-FM(7)
 WKRZ-FM(7)
                                 1
 WKRF-FM(7)
 WBZJ-FM(7)
                                 4
 WBZH-FM(7)
Wichita, KS
 KEYN-FM                         5
 KFBZ-FM                         8(tie)
 KQAM-AM                        16
 KFH-AM                          4
 KNSS-AM                        14
 KDGS-FM                         2(tie)
 KWSJ-FM                        18
Gainesville/ Ocala, FL
 WKTK-FM                         1
 WSKY-FM                         3(tie)
Madison, WI
 WOLX-FM                         5
 WMMM-FM                         6
 WBZU-FM                         9
Longview/
 Kelso, WA
 KBAM-AM                       n/a
 KEDO-AM                       n/a
 KLYK-FM                       n/a
 KRQT-FM                       n/a

---------------

(1) Our radio stations are in some instances licensed to communities other than the named principal community for the market.

(2) Station competes in the adjacent community of Worcester, Massachusetts and simulcasts virtually all of the programming of WEEI-AM.

(3) We also sell substantially all of the advertising time of a sixth FM station in the Seattle market under a joint sales agreement. On February 1, 2002, we entered into an agreement to terminate, effective February 28, 2002, the joint sales agreement that was due to expire on June 30, 2002.

(4) KSLM-AM is licensed to Salem, Oregon, within the Portland market and simulcasts KFXX-AM programming.

(5) The FCC rules require that by the end of a five-year transition period, that ends in October 2006, we must elect to operate only one of the two stations and surrender the other station to the FCC. However, we may be required to make this election as early as May 2003.

(6) Each of the following groups of stations simulcast their programming:
    WYRD-AM and WORD-AM; and WOLI-FM and WOLT-FM.

(7) Each of the following groups of stations simulcast their programming:
    WGBI-AM, WOGY-AM and WILK-AM; WGGI-FM and WGGY-FM; WKRZ-FM and WKRF-FM; and WBZJ-FM and WBZH-FM.

(8) Fall 2001 ratings data not statistically meaningful.

COMPETITION; CHANGES IN BROADCASTING INDUSTRY

     The radio broadcasting industry is highly competitive. The success of each of our stations depends largely upon its audience ratings and its share of the overall advertising revenue within its market. Our stations compete for listeners and advertising revenue directly with other radio stations within their respective markets. Radio stations compete for listeners primarily on the basis of program content that appeals to a particular demographic group. By building a strong listener base consisting of a specific demographic group in each of our markets, we are able to attract advertisers seeking to reach those listeners.

     The following are some of the factors that are important to a radio station's competitive position:

     - management experience;

     - the station's local audience rank in its market;

     - transmitter power;

     - assigned frequency;

     - audience characteristics;

     - local program acceptance; and

     - the number and characteristics of other radio stations and other advertising media in the market area.

     In addition, we attempt to improve our competitive position with promotional campaigns aimed at the demographic groups targeted by our stations and by sales efforts designed to attract advertisers.

     Radio station operators are subject to the possibility of another station changing programming formats to compete directly for listeners and advertisers or launching an aggressive promotional campaign in support of an already existing competitive format. If a competitor, particularly one with substantial financial resources, were to attempt to compete in either these fashions, the broadcast cash flow of our affected station could decrease due to increased promotional and other expenses and/or lower advertising revenues. There can be no assurance that any one of our radio stations will be able to maintain or increase its current audience ratings and radio advertising revenue market share.

     The operation of a radio broadcast station requires a license from the FCC. The number of radio stations that can operate in a given market is limited by strict AM interference criteria and the availability of FM radio frequencies allotted by the FCC to communities in that market. The number of stations that a single entity may operate in a market is further limited by the FCC's multiple ownership rules that regulate the number of stations serving the same area that may be owned or controlled by a single entity. However, the FCC announced on November 8, 2001 that it is in the process of examining and amending its rules and policies on ownership and operation of multiple local radio stations. The FCC has established interim rules for the review of pending applications. The impact that these new rules will have on our business is uncertain.

     Our stations compete for audiences and advertising revenues within their respective markets directly with other radio stations, as well as with other media such as newspapers, magazines, over-the-air and cable television, outdoor advertising and direct mail. In addition, the radio broadcasting industry is subject to competition from new media technologies that are being developed or introduced such as (1) satellite-delivered digital audio radio service, which has resulted in the near term introduction of new subscriber based satellite radio services with numerous niche formats; (2) audio programming by cable systems, direct broadcast satellite systems, Internet content providers, personal communications services and other digital audio broadcast formats; and (3) in-band on-channel digital radio, which provides multi-channel, multi-format digital radio services in the same bandwidth currently occupied by traditional AM and FM radio services. The FCC adopted a plan in 1999 for the establishment of "microbroadcasting" stations, low-powered FM stations that will be designed to serve small localized areas and that in some localized areas may cause interference with regular broadcasts by existing radio stations. The radio broadcasting industry historically has grown despite the introduction of new technologies for the delivery of entertainment and information, such as television broadcasting, cable television, audio tapes and compact discs. A growing population and greater availability of radios, particularly car and portable radios, have contributed to this growth. There can be no assurances, however, that this historical growth will continue or that the development or introduction in the future of any new media technology will not have an adverse effect on the radio broadcasting industry.

     The FCC has adopted licensing and operating rules for satellite delivered audio and in April 1997 awarded two licenses for this service. Satellite delivered audio may provide a medium for the delivery by satellite or supplemental terrestrial means of multiple new audio programming formats to local and/or national audiences. XM Satellite Radio launched its commercial service on September 25, 2001, and Sirius Satellite Radio is scheduled to launch service in 2002. Digital technology also may be used in the future by terrestrial radio broadcast stations either on existing or alternate broadcasting frequencies, and the FCC has stated that it will consider making changes to its rules to permit AM and FM radio stations to offer digital signals following industry analysis of technical standards. In addition, the FCC has authorized an additional 100 kHz of bandwidth for the AM band and has allotted frequencies in this new band to certain existing AM station licensees that applied for migration to the expanded AM band, subject to the requirement that at the end of a transition period, those licensees return to the FCC either the license for their existing AM band or for the expanded AM band. Upon the completion of the migration process, it is expected that some AM stations will have improved coverage because of reduced interference. We have not yet evaluated the impact of the migration process on our business but do not believe that such impact, if any, will be material.

     We cannot predict what other matters might be considered in the future by the FCC, nor can we assess in advance what impact, if any, the implementation of any of these proposals or changes might have on our business.

FEDERAL REGULATION OF RADIO BROADCASTING

     The radio broadcasting industry is subject to extensive and changing regulation of, among other things, program content, advertising content, technical operations and business and employment practices. The ownership, operation and sale of radio stations are subject to the jurisdiction of the FCC. Among other things, the FCC:

     - assigns frequency bands for broadcasting;

     - determines the particular frequencies, locations, operating power, and other technical parameters of stations;

     - issues, renews, revokes and modifies station licenses;

     - determines whether to approve changes in ownership or control of station licenses; and

     - adopts and implements regulations and policies that directly affect the ownership, operation and employment practices of stations.

     The FCC has the power to impose penalties for violations of its rules or the Communications Act, including the imposition of monetary forfeitures, the issuance of short-term licenses, the imposition of a condition on the renewal of a license and the revocation of operating authority.

     For further information concerning the nature and extent of federal regulation of radio stations, you should refer to the Communications Act, FCC rules and FCC public notices and rulings.

     FCC LICENSES. Radio stations operate pursuant to renewable broadcasting licenses that are ordinarily granted by the FCC for maximum terms of eight years. The FCC licenses for our stations are held by some of our subsidiaries. A station may continue to operate beyond the expiration date of its license if a timely filed license renewal application is pending. During the periods when renewal applications are pending, petitions to deny license renewals can be filed by interested parties, including members of the public and interest groups. The FCC is required to hold hearings on a station's renewal application if a substantial or material question of fact exists as to whether the station has served the public interest, convenience and necessity. If, as a result of an evidentiary hearing, the FCC determines that the licensee has failed to meet certain requirements and that no mitigating factors justify the imposition of a lesser sanction, then the FCC may deny a license renewal application. Historically, FCC licenses have generally been renewed. We have no reason to believe that our licenses will not be renewed in the ordinary course, although there can be no assurance to that effect. The non-renewal of one or more of our licenses could have a material adverse effect on our business.

     The FCC classifies each AM and FM station. An AM station operates on either a clear channel, regional channel or local channel. A clear channel is one on which AM stations are assigned to serve wide areas. Clear channel AM stations are classified as either: Class A stations, which operate on an unlimited time basis and are designed to render primary and secondary service over an extended area; Class B stations, which operate on an unlimited time basis and are designed to render service only over a primary service area; or Class D stations, which operate either during daytime hours only, during limited times only or on an unlimited time basis with low nighttime power. A regional channel is one on which Class B and Class D AM stations may operate and serve primarily a principal center of population and the rural areas contiguous to it. A local channel is one on which AM stations operate on an unlimited time basis and serve primarily a community and the suburban and rural areas immediately contiguous thereto. Class C AM stations operate on a local channel and are designed to render service only over a primary service area that may be reduced as a consequence of interference.

     The minimum and maximum facilities requirements for an FM station are determined by its class. FM class designations depend upon the geographic zone in which the transmitter of the FM station is located. In general, commercial FM stations are classified as follows, in order of increasing power and antenna height: Class A, B1, C3, B, C2, C1, CO and C. The FCC has recently adopted a new rule that subjects Class C FM stations that do not meet certain antenna-height parameters to an involuntary downgrade in class to Class CO under certain circumstances.

     The following table sets forth the metropolitan market served (city of license may differ), call letters, FCC license classification, antenna height above average terrain ("HAAT"), power, frequency and FCC license expiration date of each of the stations that we own or operate and gives effect to our consummation of our pending acquisitions.

                                    FCC       HAAT                     POWER IN     EXPIRATION DATE OF
MARKET                  STATION    CLASS   (IN METERS)   FREQUENCY   KILOWATTS(1)      FCC LICENSE
------                 ---------   -----   -----------   ---------   ------------   ------------------
BOSTON, MA...........  WEEI-AM      B            *        850 kHz         50        April 1, 2006
                       WRKO-AM      B            *        680 kHz         50        April 1, 2006
                       WAAF-FM      B          239       107.3 MHz        20        April 1, 2006
                       WQSX-FM      B          179       93.7 MHz         34        April 1, 2006
                       WVEI-AM      B            *       1440 kHz         5         April 1, 2006
SEATTLE, WA..........  KBSG-AM      B            *       1210 kHz    27.5-D/10-N    February 1, 2006
                       KBSG-FM      C          729       97.3 MHz         55        February 1, 2006
                       KIRO-AM      A            *        710 kHz         50        February 1, 2006
                       KISW-FM      C          714       99.9 MHz         58        February 1, 2006
                       KMTT-FM      C          714       103.7 MHz        58        February 1, 2006
                       KQBZ-FM      C          714       100.7 MHz        58        February 1, 2006
                       KNWX-AM      B            *        770 kHz      50-D/5-N     February 1, 2006
                       KNDD-FM      C          714       107.7 MHz        58        February 1, 2006
DENVER, CO...........  KOSI-FM      C          495       101.1 MHz       100        April 1, 2005
                       KKHK-FM      C          495       99.5 MHz        100        April 1, 2005
                       KEZW-AM      B            *       1430 kHz      10-D/5-N     April 1, 2005
                       KALC-FM      C          448       105.9 MHz       100        April 1, 2005
PORTLAND, OR.........  KFXX-AM      B            *        910 kHz         5         February 1, 2006
                       KGON-FM      C          386       92.3 MHz        100        February 1, 2006
                       KKSN-AM      B            *       1520 kHz     50-D/15-N     February 1, 2006
                       KKSN-FM      C          386       97.1 MHz        100        February 1, 2006
                       KNRK-FM     C2          259       94.7 MHz         17        February 1, 2006
                       KRSK-FM      C          576       105.1 MHz       100        February 1, 2006
                       KSLM-AM      B            *       1390 kHz     5-D/0.69-N    February 1, 2006
SACRAMENTO, CA.......  KCTC-AM      B            *       1320 kHz         5         December 1, 2005
                       KRXQ-FM      B          152       98.5 MHz         50        December 1, 2005
                       KSEG-FM      B          152       96.9 MHz         50        December 1, 2005
                       KSSJ-FM     B1           99       94.7 MHz         25        December 1, 2005
                       KDND-FM      B          123       107.9 MHz        50        December 1, 2005
KANSAS CITY, MO......  KMBZ-AM      B            *        980 kHz         5         February 1, 2005
                       KUDL-FM      C          303       98.1 MHz        100        June 1, 2005
                       KYYS-FM      C          308       99.7 MHz        100        February 1, 2005
                       WDAF-AM      B            *        610 kHz         5         February 1, 2005
                       KWSJ-AM(2)   B            *       1250 kHz     25-D/3.7-N    June 1, 2005
                       KXTR-AM(2)   B            *       1600 kHz      10-D/1-N     June 1, 2005
                       KQRC-FM      C          322       98.9 MHz        100        February 1, 2005
                       KCIY-FM     C1          299       106.5 MHz       100        February 1, 2005
                       KRBZ-FM      C          300       96.5 MHz        100        February 1, 2005
MILWAUKEE, WI........  WEMP-AM      B            *       1250 kHz         5         December 1, 2003
                       WMYX-FM      B          137       99.1 MHz         50        December 1, 2003
                       WXSS-FM      B          257       103.7 MHz       19.5       December 1, 2003
NORFOLK, VA..........  WPTE-FM      B          152       94..9 MHz        50        October 1, 2003
                       WWDE-FM      B          152       101.3 MHz        50        October 1, 2003
                       WVKL-FM      B          268       95.7 MHz         40        October 1, 2003
                       WNVZ-FM      B          146       104.5 MHz        50        October 1, 2003

                                    FCC       HAAT                     POWER IN     EXPIRATION DATE OF
MARKET                  STATION    CLASS   (IN METERS)   FREQUENCY   KILOWATTS(1)      FCC LICENSE
------                 ---------   -----   -----------   ---------   ------------   ------------------
NEW ORLEANS, LA......  WSMB-AM      B            *       1350 kHz         5         June 1, 2004
                       WWL-AM       A            *        870 kHz         50        June 1, 2004
                       WEZB-FM      C          300       97.1 MHz        100        June 1, 2004
                       WLMG-FM      C          300       101.9 MHz       100        June 1, 2004
                       WKZN-FM     C1          275       105.3 MHz       100        June 1, 2004
                       WTKL-FM      C          300       95.7 MHz        100        June 1, 2004
GREENSBORO, NC.......  WMQX-FM      C          335       93.1 MHz        100        December 1, 2003
                       WJMH-FM      C          367       102.1 MHz       100        December 1, 2003
                       WEAL-AM      D            *       1510 kHz        1-D        December 1, 2003
                       WQMG-FM      C          375       97.1 MHz        100        December 1, 2003
                       WKSI-FM      C          316       98.7 MHz        100        December 1, 2003
                       WPET-AM      D            *        950 kHz    0.5-D/0.08-N   December 1, 2003
BUFFALO, NY..........  WBEN-AM      B            *        930 kHz         5         June 1, 2006
                       WTSS-FM      B          408       102.5 MHz       110        June 1, 2006
                       WWKB-AM      A            *       1520 kHz         50        June 1, 2006
                       WKSE-FM      B          128       98.5 MHz         46        June 1, 2006
                       WGR-AM       B            *        550 kHz         5         June 1, 2006
                       WWWS-AM      C            *       1400 kHz         1         June 1, 2006
MEMPHIS, TN..........  WMBZ-FM     C2          144       94.1 MHz         50        August 1, 2004
                       WJCE-AM      B            *        680 kHz      10-D/5-N     August 1, 2004
                       WRVR-FM     C1          229       104.5 MHz       100        August 1, 2004
ROCHESTER, NY........  WBZA-FM      B          172       98.9 MHz         37        June 1, 2006
                       WBEE-FM      B          152       92.5 MHz         50        June 1, 2006
                       WBBF-AM      B            *        950 kHz         1         June 1, 2006
                       WBBF-FM      A          117       93.3 MHz        4.4        June 1, 2006
GREENVILLE/
  SPARTANBURG, SC....  WFBC-FM      C          564       93.7 MHz        100        December 1, 2003
                       WSPA-FM      C          580       98.9 MHz        100        December 1, 2003
                       WYRD-AM      B            *       1330 kHz         5         December 1, 2003
                       WORD-AM      B            *        910 kHz    3.6-D/0.89-N   December 1, 2003
                       WSPA-AM      B            *        950 kHz         5         December 1, 2003
                       WOLI-FM      A          100       103.9 MHz        6         December 1, 2003
                       WOLT-FM      A          151       103.3 MHz       2.7        December 1, 2003
WILKES-BARRE/
  SCRANTON, PA.......  WGBI-AM      B            *        910 kHz     1-D/0.5-N     August 1, 2006
                       WOGY-AM      B            *       1300 kHz     5-D/0.5-N     August 1, 2006
                       WILK-AM      B            *        980 kHz      5-D/1-N      August 1, 2006
                       WGGI-FM      A          100       95.9 MHz         6         August 1, 2006
                       WGGY-FM      B          338       101.3 MHz        7         August 1, 2006
                       WKRZ-FM      B          357       98.5 MHz        8.7        August 1, 2006
                       WKRF-FM      A          267       107.9 MHz       0.84       August 1, 2006
                       WBZJ-FM      A           22       102.3 MHz       5.8        August 1, 2006
                       WBZH-FM      A          207       103.1 MHz       0.73       August 1, 2006
WICHITA, KS..........  KEYN-FM     C1          307       103.7 MHz        95        June 1, 2005
                       KFBZ-FM      C          301       105.3 MHz       100        June 1, 2005
                       KQAM-AM      B            *       1480 kHz      5-D/1-N      June 1, 2005
                       KFH-AM       B            *       1330 kHz      5-D/5-N      June 1, 2005
                       KNSS-AM      C            *       1240 kHz        0.63       June 1, 2005
                       KDGS-FM     C3          100       93.9 MHz         25        June 1, 2005
                       KWSJ-FM     C2          150       98.7 MHz         50        June 1, 2005

                                    FCC       HAAT                     POWER IN     EXPIRATION DATE OF
MARKET                  STATION    CLASS   (IN METERS)   FREQUENCY   KILOWATTS(1)      FCC LICENSE
------                 ---------   -----   -----------   ---------   ------------   ------------------
GAINESVILLE/ OCALA,
  FL.................  WKTK-FM     C1          299       98.5 MHz        100        February 1, 2004
                       WSKY-FM     C2          289       97.3 MHz        13.5       February 1, 2004
MADISON, WI..........  WOLX-FM      B          396       94.9 MHz         37        December 1, 2004
                       WMMM-FM      A          175       105.5 MHz        2         December 1, 2004
                       WBZU-FM      A           74       105.1 MHz        6         December 1, 2004
LONGVIEW/KELSO, WA...  KBAM-AM      D            *       1270 kHz    5-D/0.083-N    February 1, 2006
                       KEDO-AM      C            *       1400 kHz         1         February 1, 2006
                       KLYK-FM      A          262       105.5 MHz       0.7        February 1, 2006
                       KRQT-FM     C3          528       107.1 MHz       0.74       February 1, 2006

---------------

* Not applicable for AM transmission facilities.

(1) Pursuant to FCC rules and regulations, many AM radio stations are licensed to operate at a reduced power during the nighttime broadcasting hours, which results in reducing the radio station's coverage during the nighttime hours of operation. Both power ratings are shown, where applicable. For FM stations, the maximum effective radiated power in the main lobe is given.

(2) The FCC rules require that by the end of a five-year transition period, which expires in October 2006, we must elect to operate on either the 1250 kHz frequency or the 1660 kHz frequency and surrender the other frequency to the FCC. However, we may be required to make such election as early as May 2003.

EMPLOYEES

     On January 31, 2002, we had a staff of 1,641 full-time employees and 658 part-time employees. We are a party to collective bargaining agreements with the American Federation of Television and Radio Artists (AFTRA), which apply to some of our programming personnel, and we are a party to a collective bargaining agreement with the International Brotherhood of Electrical Workers (IBEW), which applies to some of our engineering personnel. The Boston AFTRA collective bargaining agreement, as extended, expired on September 14, 1999, the Kansas City AFTRA collective bargaining agreement expired on September 29, 2001, and the Seattle AFTRA collective bargaining agreement expired on January 31, 2002. We are currently renegotiating these agreements and cannot predict the outcome of these negotiations. The Boston IBEW collective bargaining agreement will expire on April 30, 2002. We believe that our relations with our employees are good.

ENVIRONMENTAL

     As the owner, lessee or operator of various real properties and facilities, we are subject to various federal, state and local environmental laws and regulations. Historically, compliance with these laws and regulations has not had a material adverse effect on our business. There can be no assurance, however, that compliance with existing or new environmental laws and regulations will not require us to make significant expenditures of funds.

SEASONALITY

     Seasonal revenue fluctuations are common in the radio broadcasting industry and are due primarily to fluctuations in advertising expenditures by retailers. Our revenues and broadcast cash flows are typically lowest in the first calendar quarter.

                                   MANAGEMENT

     The following table provides information concerning our directors and executive officers as of January 31, 2002.

NAME                                  AGE                         POSITION
----                                  ---                         --------
Joseph M. Field.....................  70    Chairman and Chief Executive Officer
David J. Field......................  39    President, Chief Operating Officer and Director
John C. Donlevie....................  55    Executive Vice President, Secretary, General
                                            Counsel and Director
Stephen F. Fisher...................  49    Executive Vice President and Chief Financial Officer
Herbert Kean, M.D...................  71    Director
S. Gordon Elkins....................  71    Director
Thomas H. Ginley, Jr................  77    Director
Lee Hague...........................  55    Director
Marie H. Field......................  64    Director
David J. Berkman....................  42    Director
Michael R. Hannon...................  41    Director

     Joseph M. Field founded Entercom in 1968, has served since our inception as our Chairman of the Board and Chief Executive Officer and was our President until September 1998. Before entering the broadcasting business, he practiced law for 14 years in New York (including service as an Assistant United States Attorney) and Philadelphia. Mr. Field served on the Board of Directors of the National Association of Broadcasters for four years as a representative of the major radio group broadcasters. He currently serves on the Boards of Directors of The Mary Louise Curtis Bok Foundation, the Settlement Music School, the American Interfaith Institute, the National Liberty Museum, The Philadelphia Orchestra, the Curtis Institute of Music, the Jewish Education and Vocational Service (JEVS) and the Philadelphia Chamber Music Society. Mr. Field has a B.A. from the University of Pennsylvania and an L.L.B. from Yale Law School. He is the spouse of Marie H. Field and the father of David J. Field. Mr. Field's term as a director expires at the 2002 annual meeting of shareholders.

     David J. Field has served as our President since 1998, our Chief Operating Officer since 1996 and one of our directors since 1995. He also served as our Chief Financial Officer from 1992 to 1998. Mr. Field joined us in 1987 and served as our Director of Finance and Corporate Development from 1987 to 1988, Vice President-Finance and Corporate Development from 1988 to 1992, Vice President-Operations and Chief Financial Officer from 1992 to 1995 and Senior Vice President-Operations and Chief Financial Officer from 1995 to 1996. Prior to joining us, he was an investment banker with Goldman, Sachs & Co. Mr. Field currently serves on the Boards of Directors of the Radio Advertising Bureau, the Philadelphia Zoo and The Wilderness Society. He has a B.A. from Amherst College and an M.B.A. from the Wharton School of the University of Pennsylvania. Mr. Field is the son of Joseph M. Field and Marie H. Field. Mr. Field's term as a director expires at the 2002 annual meeting of shareholders.

     John C. Donlevie has served as our Executive Vice President, General Counsel and one of our directors since 1989, our Secretary since 1998 and was our Vice President-Legal and Administrative from 1984 when he joined us to 1989. Prior to joining us, Mr. Donlevie practiced law for 11 years, most recently as Corporate Counsel of Ecolaire Incorporated in Malvern, Pennsylvania. He has a B.S. in Engineering from Drexel University and a J.D. from Temple University School of Law. Mr. Donlevie's term as a director expires at the 2002 annual meeting of shareholders.

     Stephen F. Fisher has served as our Executive Vice President since 2000 and our Chief Financial Officer since 1998. From 1994 to 1998, he was a Managing Director with a private equity firm located in Bala Cynwyd, Pennsylvania. From 1978 to 1994, Mr. Fisher held numerous operational and financial management positions with Westinghouse Broadcasting Company (now part of Viacom Inc.), including the positions of Executive Vice President, General Manager of their Los Angeles news radio station and Controller of the Radio Group. He has an M.A. from Bob Jones University and an M.B.A. from the University of South Carolina.

     Herbert Kean, M.D. has served as one of our directors since our inception. In addition, he served as our Secretary from our inception until 1984. Dr. Kean is currently a medical physician in private practice in the Philadelphia area. He has a B.S. from the University of Pennsylvania and an M.D. from Hahnemann University. He is a clinical professor at Thomas Jefferson University Medical College and Chairman of the Public Health Committee of the Philadelphia County Medical Society. Dr. Kean's term as a director expires at the 2002 annual meeting of shareholders

     S. Gordon Elkins has served as one of our directors since 1978. He was a partner in the law firm of Stradley, Ronon, Stevens & Young from September 1962 through January 1999 and currently is affiliated with the firm. Mr. Elkins has a B.S. from Temple University, graduating first in his class, and an L.L.B. from Yale Law School. Mr. Elkins' term as a director expires at the 2002 annual meeting of shareholders.

     Thomas H. Ginley, Jr., M.D. has served as one of our directors since 1971 and previously served as our Secretary from 1984 to 1998. Dr. Ginley is President and a director of the A & T Development Corporation and Treasurer and a director of Vanessa Noel Couture, Inc. Dr. Ginley is also a gemologist and president of Gem Treasury International Inc. He is a diplomat of the National Board as well as a fellow of the American College of Surgeons. Dr. Ginley has an M.D. from Georgetown University. Dr. Ginley's term as a director expires at the 2002 annual meeting of shareholders.

     Lee Hague has served as one of our directors since 1980. Mr. Hague is currently the Chairman of the Board and Chief Executive Officer of Aspect Holdings Inc. Prior to joining Aspect Holdings Inc. in 1998, he served as President of Hague & Company over a period of 20 years. He has served as an independent consultant to various broadcasting groups and provides financial advisory and media brokerage services to the industry. Mr. Hague has over 20 years' experience in the radio industry. He has a B.S. from Northwestern University and an M.M. from the J.L. Kellogg Graduate School of Management, Northwestern University. Mr. Hague's term as a director expires at the 2002 annual meeting of shareholders.

     Marie H. Field has served as one of our directors since 1989. She served for over 25 years as a teacher in public and private schools in New York and Philadelphia. Mrs. Field serves on the Board of Directors of the Ovarian Cancer Research Fund in New York, the Board of Overseers of the University of Pennsylvania School of Social Work, the Education Board of the National Liberty Museum and the Board of Project Forward Leap. She has a B.A. from Barnard College. Mrs. Field is the spouse of Joseph M. Field and the mother of David J. Field. Mrs. Field's term as a director expires at the 2002 annual meeting of shareholders.

     David J. Berkman has served as one of our directors since the consummation of our initial public offering in January 1999. He is the Managing Partner of Liberty Associated Partners, LP, a venture capital firm primarily engaged in the telecommunications, media and internet market segments. Liberty Associated Partners, LP was founded by principals of The Associated Group, Inc., which prior to its sale in 2000 was a multi-billion dollar publicly-traded owner and operator of communications related businesses of which Mr. Berkman was Executive Vice President. He also currently serves on the Boards of Directors of Internet Capital Group, Inc., Clearwire, Inc., V-Span, Inc., the Philadelphia Regional Performing Arts Center and the Franklin Institute. Mr. Berkman has a B.S. from the Wharton School of the University of Pennsylvania. Mr. Berkman's term as a director expires at the 2002 annual meeting of shareholders.

     Michael R. Hannon has served as one of our directors since December 1998. He is a Partner of J.P. Morgan Partners ("JPMP"), a partnership with over $20 billion under management. JPMP invests in a wide variety of international private equity opportunities including management buyouts, growth equity, and venture capital situations. JPMP's principal limited partner is J.P. Morgan Chase & Co., one of the largest bank holding companies in the United States. Mr. Hannon worked at Morgan Stanley & Co. Incorporated prior to joining JPMP in 1988. He received his B.A. degree from Yale University and an M.B.A. from Columbia Business School. He is currently on the board of directors of Telecorp PCS, Telesystem International Wireless and several privately-held media and telecom firms. Mr. Hannon's term as a director expires at the 2002 annual meeting of shareholders.

COMMITTEES OF THE BOARD OF DIRECTORS

     Our board has adopted certain standing committees including: (1) audit, (2) compensation and (3) nominating.

     Audit Committee. The audit committee consists of Messrs. Berkman, Hague and Elkins, each of whom is independent as the term independence is defined in
Section 3.03.01 (B)(2)(a) and (3) of the listing standards of the New York Stock Exchange. The audit committee met five times in 2001. The responsibilities of the audit committee include:

     - recommending to the board of directors the independent public accountants to conduct the annual audit of our financial statements;

     - reviewing the proposed scope of the audit and approving the audit fees to be paid;

     - reviewing our accounting and financial controls with the independent public accountants and our financial and accounting staff; and

     - reviewing and discussing financial statements with management.

     Compensation Committee. Our compensation committee consists of Mr. Hannon and Doctors Ginley and Kean. Our compensation committee met once in 2001. The compensation committee conducts a general review of our compensation plans to ensure that they meet corporate objectives, including review and approval of all compensation paid to our executive officers. The responsibilities of the compensation committee also include administering and interpreting our Employee Stock Purchase Plan and the Entercom 1998 Equity Compensation Plan, including selecting the officers, employees and other qualified recipients that will be granted awards under the Entercom 1998 Equity Compensation Plan.

     Nominating Committee. Our nominating committee consists of David Berkman, Lee Hague and Michael Hannon and met four times in 2001. The nominating committee is responsible for the recommendation of criteria for selection of board members and assisting the board in identifying candidates for the board.

     The following table provides summary information concerning compensation paid to or earned by our Chief Executive Officer and our other most highly compensated executive officers for services rendered during the years ended 1999, 2000 and 2001 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                LONG TERM
                                                                               COMPENSATION
                                                                           --------------------
                                      ANNUAL COMPENSATION                  NUMBER OF SECURITIES
                                      -------------------   OTHER ANNUAL    UNDERLYING OPTIONS
NAME AND PRINCIPAL POSITION  PERIOD    SALARY    BONUS(1)   COMPENSATION         GRANTED
---------------------------  ------   --------   --------   ------------   --------------------
Joseph M. Field, Chairman
  of the Board and Chief
  Executive Officer.......    1999    $563,320   $250,000        (2)             372,223
                              2000     600,000    400,000                        100,000
                              2001     600,000    267,000                        100,000
David J. Field, President
  and Chief Operating
  Officer.................    1999     350,000    200,000        (2)             258,334
                              2000     450,000    350,000                        100,000
                              2001     450,000    267,000                        100,000
Stephen F. Fisher,
  Executive Vice President
  and Chief Financial
  Officer.................    1999     250,000    150,000        (2)             116,667
                              2000     300,000    200,000                         75,000
                              2001     300,000    175,000                         50,000
John C. Donlevie, Executive
  Vice President, Secretary
  and General Counsel.....    1999     225,000    125,000        (2)             115,556
                              2000     265,000    150,000                         25,000
                              2001     265,000    100,000                         25,000

---------------

(1) Includes amounts accrued during the year presented but paid in the subsequent year.

(2) Value of perquisites and other personal benefits paid does not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for the Named Executive Officer and, therefore, is not required to be disclosed pursuant to rules of the Commission.

STOCK OPTION TABLES

     Our Named Executive Officers are eligible to receive stock option grants under the Entercom 1998 Equity Compensation Plan. The following table contains information concerning the stock option grants made to each of the Named Executive Officers, discussed above, during the year ended December 31, 2001:

              STOCK OPTION GRANTS FOR YEAR ENDED DECEMBER 31, 2001

                                     PERCENTAGE                                             POTENTIAL REALIZABLE VALUE
                       NUMBER OF         OF                                                  AT ASSUMED ANNUAL RATES
                       SECURITIES   TOTAL OPTIONS                                          OF STOCK PRICE APPRECIATION
                       UNDERLYING    GRANTED TO     EXERCISE   MARKET PRICE                      FOR OPTION TERMS
                        OPTIONS     EMPLOYEES IN    OR BASE       ON AND      EXPIRATION   ----------------------------
                        GRANTED         YEAR         PRICE      GRANT DATE       DATE           5%             10%
                       ----------   -------------   --------   ------------   ----------   ------------    ------------
Joseph M. Field......   100,000         11.6%        $40.00       $40.00       01/09/11     $2,515,579      $6,374,970
David J. Field.......   100,000         11.6          40.00        40.00       01/09/11      2,515,579       6,374,970
Stephen F. Fisher....    50,000          5.8          40.00        40.00       01/09/11      1,257,789       3,187,485
John C. Donlevie.....    25,000          2.9          40.00        40.00       01/09/11        628,895       1,593,742

---------------

(1) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the Commission. There can be no assurance that the actual stock price appreciation over the ten-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of our Class A common stock appreciates over the option term, no value will be realized from the option grants. The potential realizable value is calculated by assuming that the fair market value of our Class A common stock on the date of grant of the options appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day at the appreciated price.

     The following table sets forth information concerning each option exercised by the Named Executive Officers during the year ended December 31, 2001 and option holdings at December 31, 2001 by the Named Executive Officers:

                   STOCK OPTION EXERCISES AND YEAR-END VALUE

                           SHARES                      NUMBER OF SHARES            VALUE OF UNEXERCISED
                         ACQUIRED ON    VALUE       UNDERLYING UNEXERCISED             IN-THE-MONEY
NAME                      EXERCISE     REALIZED       OPTIONS AT YEAR END         OPTIONS AT YEAR END(1)
----                     -----------   --------   ---------------------------   ---------------------------
                                                  EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                                  -----------   -------------   -----------   -------------
Joseph M. Field........        --      $     --     211,112        361,111      $3,846,205     $5,958,678
David J. Field.........        --            --     154,168        304,166       2,884,939      4,997,375
Stephen F. Fisher......     5,000       158,450      72,084        164,583         698,716      1,994,001
John C. Donlevie.......        --            --      64,028        101,528       1,121,709      1,649,834

---------------

(1) Value is determined by subtracting the exercise price from the fair market value of our Class A common stock multiplied by the number of shares underlying the options. Fair market value is based on the New York Stock Exchange closing price of our Class A common stock on December 29, 2001 of $50.00 per share. Options which are not in the money, of which there were none, are not considered for purposes of this computation.

EMPLOYEE STOCK PURCHASE PLAN

     A total of up to 1,850,000 shares of our Class A common stock may be issued under the Employee Stock Purchase Plan, subject to adjustment. Under our Employee Stock Purchase Plan, we will withhold a specified percentage (not to exceed 10%) of the compensation paid to each participant, and the amount withheld (and any additional amount contributed by the participant which together with payroll withholdings does not exceed 10% of the participant's compensation) will be used to purchase our Class A common stock on the last day of each purchase period. The purchase price will be the value of the stock on the last day of the purchase period less a discount not to exceed 15% as determined by the compensation committee in advance of the purchase period. The length of each purchase period shall be specified by the compensation committee. The maximum value of shares that a participant in the Employee Stock Purchase Plan may purchase during any calendar year is $25,000.

EMPLOYMENT AGREEMENTS

     JOSEPH M. FIELD EMPLOYMENT AGREEMENT. We have entered into an employment agreement with Joseph M. Field pursuant to which Mr. Field serves as our Chief Executive Officer. The employment agreement may be terminated upon written notice no less than 30 days prior to the end of any calendar year. Mr. Field's salary for the year 2001 was $600,000. The board of directors may approve additional salary, bonuses, fees, or other compensation. Absent our express prior written consent, Mr. Field is prohibited, in the event of his termination by resignation or for cause, for a period of two years following the termination of the employment agreement, from engaging in any broadcast business that we compete with in any standard metropolitan statistical area in which we are then operating a broadcast property.

     DAVID J. FIELD EMPLOYMENT AGREEMENT. We have entered into an employment agreement with David J. Field, pursuant to which Mr. Field serves as our President and Chief Operating Officer. The employment agreement provides that Mr. Field's employment may be terminated at will by either party (1) immediately if good cause for termination exists, or (2) upon thirty days notice in the absence of good cause. Pursuant to this employment agreement, Mr. Field's salary for the year 2001 was $450,000. The board of directors may approve additional salary, bonuses, fees, or other compensation.

     JOHN C. DONLEVIE EMPLOYMENT AGREEMENT. We have entered into an employment agreement with John C. Donlevie pursuant to which Mr. Donlevie serves as our Executive Vice President, Secretary and General Counsel. The employment agreement provides that Mr. Donlevie's employment may be terminated at will by either party (1) immediately if good cause for termination exists, or (2) upon thirty days notice in the absence of good cause. Pursuant to this employment agreement, Mr. Donlevie's salary for the year 2001 was $265,000. The board of directors may approve additional salary, bonuses, fees, or other compensation.

     STEPHEN F. FISHER EMPLOYMENT AGREEMENT. We are in the process of negotiating a new employment agreement with Stephen F. Fisher, to serve as our Chief Financial Officer and Executive Vice President, that will replace the employment agreement that expired as of December 31, 2001.

DIRECTOR COMPENSATION

     All of our non-employee directors receive a fee of $1,000 for each board meeting that they attend in person, $500 for each committee meeting that they attend in person and $250 for each telephonic meeting of the board or a committee. Employee directors are not entitled to receive additional compensation for their services as directors. In addition, during the first quarter of 2001, Marie H. Field, S. Gordon Elkins, Lee Hague, Thomas H. Ginley, Jr., M.D., Herbert Kean, M.D., Michael R. Hannon and David J. Berkman received stock options under the Entercom 1998 Equity Compensation Plan.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information as of January 31, 2002 regarding the beneficial ownership of our common stock by:

     - each person known by us to beneficially own more than 5% percent of any class of common stock;

     - each of our directors and Named Executive Officers; and

     - all of our directors and executive officers as a group.

     Each shareholder possesses sole voting and investment power with respect to the shares listed, unless otherwise noted.

                                                   COMMON STOCK
                                  -----------------------------------------------
                                        CLASS A(1)               CLASS B(2)
                                  ----------------------   ----------------------
                                   NUMBER OF                NUMBER OF               PERCENT OF   PERCENT
                                     SHARES      PERCENT      SHARES      PERCENT     TOTAL      OF TOTAL
                                  BENEFICIALLY     OF      BENEFICIALLY     OF       ECONOMIC     VOTING
NAME OF BENEFICIAL OWNER            OWNED(3)      CLASS      OWNED(3)      CLASS     INTEREST     POWER
------------------------          ------------   -------   ------------   -------   ----------   --------
Joseph M. Field(4)(5)...........   1,002,586       2.9%      9,782,555     92.9%       23.6%       70.4%
David J. Field(4)(6)............   2,029,143       5.8         749,250      7.1         6.1         6.8
John C. Donlevie................      91,702         *              --       --           *           *
Stephen F. Fisher...............      97,143         *              --       --           *           *
Herbert Kean, M.D...............     710,238       2.0              --       --         1.6           *
S. Gordon Elkins(4)(7)..........   2,519,003       7.2              --       --         5.6         1.8
Thomas H. Ginley, M.D.(8).......     711,859       2.0              --       --         1.6           *
Lee Hague.......................      11,251         *              --       --           *           *
Marie H. Field(4)(9)............   1,002,586       2.9         380,000      3.6         3.1         1.0
Michael R. Hannon(10)...........       7,804         *              --       --           *           *
David J. Berkman................       9,584         *              --       --           *           *
Putnam Investments, LLC(11)
  One Post Office Square
  Boston, MA 02109..............   3,568,856      10.2              --       --         7.9         2.6
All directors and executive
  officers as a group (11
  persons)......................   3,995,981      11.2      10,531,805      100        31.5        77.6

---------------

  *  Less than one percent.

 (1) For the purpose of calculating the percentage of Class A common stock held by each shareholder, the total number of shares of Class A common stock outstanding does not include the shares of Class A common stock issuable upon conversion of the outstanding shares of Class B common stock. The number of shares of Class A common stock also includes all issued shares of restricted stock.

 (2) The Class A common stock and the Class B common stock vote together as a single class on all matters submitted to a vote of shareholders. Each share of Class A common stock is entitled to one vote. Each share of Class B common stock is entitled to ten votes, except: (a) any share not voted by either Joseph M. Field or David J. Field is entitled to one vote; (b) the holders of Class A common stock, voting as a separate class, are entitled to elect two directors; (c) each share of Class B common stock is entitled to one vote with respect to any "going private" transactions under the Exchange Act; and (d) as required by law. The shares of Class B common stock are convertible in whole or in part, at the option of the holder, subject to certain conditions, into the same number of shares of Class A common stock.

 (3) Shares beneficially owned and percentage ownership are based on 34,829,917 shares of Class A common stock and 10,531,805 shares of Class B common stock outstanding as of January 31, 2002. The number of shares of Class A common stock also includes all issued shares of restricted stock.

 (4) The address of these shareholders is 401 City Avenue, Suite 409, Bala Cynwyd, Pennsylvania 19004.

 (5) Includes (a) 558,607 shares of Class A common stock beneficially owned by Marie H. Field, wife of Joseph M. Field, (b) 380,000 shares of Class B common stock beneficially owned by Marie H. Field, (c) 38,578 shares of Class A common stock held of record by Joseph M. Field as trustee of a trust for the benefit of a sister of Marie H. Field, (d) 106,549 shares of Class A common stock beneficially owned by Joseph M. Field as a director and officer of the Joseph and Marie Field Foundation, (e) 291,668 shares of Class A common stock which may be acquired through the exercise of options and (f) 7,084 shares of Class A common stock which may be acquired by Marie
     H. Field, wife of Joseph M. Field, through the exercise of options. The total economic interest and total voting power of Mr. Field includes 380,000 shares of Class B common stock owned by Marie H. Field which Mr. Field has the power to vote pursuant to a revocable proxy. See Note 2 above.

 (6) Includes (a) 306,094 shares of Class A common stock held of record by David
     J. Field as co-trustee of a trust for the benefit of Nancy E. Field, (b) 513,876 shares of Class A common stock held of record by David J. Field as co-trustee of a trust for the benefit of David J. Field and his children and (c) 996,572 shares of Class A common stock held of record by David J. Field as co-trustee of two trusts for the benefit of the descendants of David J. Field and Nancy E. Field and (d) 212,501 shares of Class A common stock which may be acquired through the exercise of options.

 (7) Includes (a) 996,572 shares of Class A common stock held of record by Mr. Elkins as co-trustee of two trusts for the benefit of the descendants of David J. Field and Nancy E. Field, respectively (b) 513,876 shares of Class A common stock held of record by Mr. Elkins as co-trustee of a trust for the benefit of David J. Field and his children, (c) 613,150 shares of Class A common stock held of record by Mr. Elkins as co-trustee of a trust for the benefit of Nancy E. Field and her children, (d) 277,994 shares of Class A common stock held of record by Mr. Elkins as trustee of a trust for the benefit of Marie H. Field, (e) 106,549 shares of Class A common stock beneficially owned by Mr. Elkins as a director and officer of the Joseph and Marie Field Foundation and (f) 7,084 shares of Class A common stock which may be acquired through the exercise of options.

 (8) Includes (a) 556,775 shares of Class A common stock held by Dr. Ginley in joint tenancy with his spouse, of which 250,000 shares are pledged to Bear Stearns & Co. pursuant to a pre-paid forward purchase contract, (b) 74,000 shares of Class A common stock owned of record by his spouse, all of which are pledged to Bear Stearns & Co. pursuant to a pre-paid forward purchase contract, (c) 74,000 shares of Class A common stock held of record by his spouse as co-trustee of two trusts for the benefit of their children, of which 37,000 shares are pledged to Bear Stearns & Co. pursuant to a pre-paid forward purchase contract and (d) 7,084 shares of Class A common stock which may be acquired through the exercise of options.

 (9) Includes (a) 147,368 shares of Class A common stock held of record by Marie
     H. Field as co-trustee of a trust for the benefit of David J. Field, (b) 306,094 shares of Class A common stock held of record by Marie H. Field as co-trustee of a trust for the benefit of Nancy E. Field, (c) 38,578 shares of Class A common stock held of record by Joseph M. Field, husband of Marie
     H. Field, as trustee of a trust for the benefit of a sister of Marie H. Field, (d) 106,549 shares of Class A common stock beneficially owned by

     Marie H. Field as a director and officer of the Joseph and Marie Field Foundation, (e) 7,084 shares of Class A common stock which may be acquired through the exercise of options and (f) 291,668 shares of Class A common stock which may be acquired by Joseph M. Field, husband of Marie H. Field, through the exercise of options. Does not include 9,402,555 shares of Class B common stock held by Joseph M. Field, Marie H. Field's spouse. See Note 2 above.

(10) Includes 7,084 shares of Class A common stock which may be acquired through the exercise of options.

(11) Includes 3,287,176 shares owned by Putnam Investment Management, LLC, 281,680 shares owned by The Putnam Advisory Company, LLC and 1,965,000 shares owned by Putnam New Opportunities Fund, each affiliates of Putnam Investments, LLC. Putnam Investments LLC, has shared voting power with respect to 58,200 shares and shared investment power with respect to all 3,568,856 shares. Putnam Investment Management, LLC exercises sole voting power over none of the shares, but has shared investment power with respect to 3,287,176 shares. The Putnam Advisory Company, LLC exercises shared voting power over 58,200 shares and shared investment power over 281,680 shares.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

     The following summary of our credit facility does not purport to be complete and is qualified in its entirety by reference to the agreements described, including the definitions of certain capitalized terms used in this section, copies of which are available upon request. Any capitalized terms not defined in "Credit Facility" are defined in the documentation for our credit facility. See "Where You Can Find More Information."

CREDIT FACILITY

  GENERAL

     Pursuant to a credit agreement dated as of December 16, 1999, as amended, among Entercom Radio, LLC, as borrower, Entercom Communications Corp., as guarantor, Key Corporate Capital Inc., as administrative agent and co-documentation agent, Banc of America Securities LLC, as sole lead arranger and book manager, Bank of America, N.A., as syndication agent and co-documentation agent, and certain other lenders, we received commitments for up to $650.0 million in financing (subject to increase under certain circumstances up to $1.0 billion). The credit facility consists of:

     - a $325.0 million term loan facility terminating on September 30, 2007;
       and

     - a $325.0 million automatically reducing revolving loan facility terminating on September 30, 2007 including a $50.0 million letter of credit facility.

  AMORTIZATION

     On each date set forth in the table below, the principal amount of the term loan shall be repaid in an amount equal to the percentage of the principal amount of the term loan outstanding as of September 30, 2002 (before giving effect to the payment required on that date) set forth for such date in such table:

YEAR                                 MARCH 31   JUNE 30   SEPTEMBER 30   DECEMBER 31
----                                 --------   -------   ------------   -----------
2002...............................       --%       --%       3.750%        3.750%
2003...............................    4.375     4.375        4.375         4.375
2004...............................    5.000     5.000        5.000         5.000
2005...............................    5.000     5.000        5.000         5.000
2006...............................    5.000     5.000        5.000         5.000
2007...............................    5.000     5.000        5.000            --

     On each date set forth in the table below, the commitment to lend revolving loans shall automatically reduce by that percentage of the revolving commitment as in effect on September 30, 2002 (before giving effect to the reduction required on that date) set forth for such date in such table:

YEAR                                 MARCH 31   JUNE 30   SEPTEMBER 30   DECEMBER 31
----                                 --------   -------   ------------   -----------
2002...............................       --%       --%       3.750%        3.750%
2003...............................    4.375     4.375        4.375         4.375
2004...............................    5.000     5.000        5.000         5.000
2005...............................    5.000     5.000        5.000         5.000
2006...............................    5.000     5.000        5.000         5.000
2007...............................    5.000     5.000        5.000            --

  PREPAYMENTS

     Loans are required to be prepaid with:

     - 100% of the net proceeds of all non-ordinary course asset sales or other dispositions of the property by us and our subsidiaries or insurance proceeds which we have not reinvested in our business within one year after receipt of the proceeds, subject to limited exceptions, if our Leverage Ratio is greater than 5.5 to 1.0;

     - 50% (or, if an Event of Default is continuing, 100%) of annual excess cash flow if our Leverage Ratio is 5.0 to 1.0 or greater;

     - the lesser of (i) 50% of the cash proceeds of equity issuances or sales and (ii) the amount of such proceeds that would cause our Leverage Ratio to equal 6.0 to 1.0;

     - the amount by which the outstanding amounts under the term facility exceed the total amount committed under the term facility; and

     - the amount by which the outstanding amounts under the revolving facility exceed the total amount committed under the revolving facility.

  INTEREST

     The term loan and the revolving loan facilities will bear interest through maturity: (1) if a Base Rate (as defined below) loan, then at the sum of the Base Rate plus the Applicable Margin (as defined below), or (2) if a LIBOR loan, then at the sum of LIBOR plus the Applicable Margin.

     The Base Rate is the higher of: (1) the administrative agent's prime rate or (2) the rate which is 0.5% in excess of the Federal Funds Effective Rate (defined as a fluctuating interest rate equal for each day during any period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day by the Federal Reserve Bank of New York, or, if such rate is not so published, the average of the quotations for such day on such transactions received by the administrative agent from three Federal funds brokers of recognized standing selected by the administrative agent).

     The Applicable Margin for Base Rate Loans will range, based on the Leverage Ratio, from 0.000% to 1.125%. The Applicable Margin for LIBOR Loans will range, based on the Leverage Ratio, from 0.750% to 2.375%.

  COLLATERAL

     The loans under the credit facility are secured by a lien on substantially all of our tangible and intangible property, including accounts receivable, inventory, equipment and intellectual property, and by a pledge of all of the shares of stock, partnership interests and limited liability company interests of our direct and indirect domestic subsidiaries, of which we now own or later acquire more than a 50% interest.

  COVENANTS

     In addition to certain customary covenants, the credit facility restricts, among other things, our ability and our subsidiaries' ability to:

     - declare dividends or redeem or repurchase capital stock;

     - prepay, redeem or purchase debt;

     - incur liens and engage in sale-leaseback transactions;

     - make loans and investments;

     - incur or guaranty additional indebtedness;

     - incur certain conditional sale or rental obligations;

     - enter into capital leases;

     - sell or discount notes and accounts receivable;

     - amend or otherwise alter debt and other material agreements;

     - change our name, identity, organizational structure or governing documents;

     - issue or transfer capital stock;

     - make capital expenditures;

     - enter into management agreements;

     - change our fiscal year;

     - engage in mergers, acquisitions and asset sales;

     - transact with affiliates; and

     - alter the business we conduct.

  FINANCIAL COVENANTS

     The credit facility contains financial covenants including a minimum ratio of Operating Cash Flow to consolidated interest expense, a maximum ratio of consolidated total debt to Operating Cash Flow, a minimum ratio of Operating Cash Flow to pro forma debt service and a minimum ratio of Operating Cash Flow to fixed charges.

  EVENTS OF DEFAULT

     Events of default under the credit facility include:

     - our failure to pay principal or interest when due;

     - our material breach of any representation or warranty contained in the loan documents;

     - covenant defaults;

     - events of bankruptcy;

     - cross-defaults to other indebtedness;

     - termination of licenses or operating agreements or a cessation of operations; and

     - a change of control.

CONVERTIBLE PREFERRED SECURITIES, TERM INCOME DEFERRABLE EQUITY SECURITIES
(TIDES)

     On October 6, 1999, Entercom Communications Capital Trust, our wholly owned subsidiary, sold 2,500,000 6 1/4% Convertible Preferred Securities, Term Income Deferrable Equity Securities (TIDES), at an offering price of $50.00 per security. The trust used the proceeds from the TIDES offering to purchase from us an equal amount of our 6 1/4% Convertible Subordinated Debentures due 2014. The net proceeds to us after deducting underwriting discounts and other offering expenses, were $120.5 million.

     We created the trust for the sole purpose of issuing the TIDES. The TIDES represent an undivided preferred beneficial ownership interest in the assets of the trust. The trust's sole assets consist of the $125.0 million aggregate principal amount of the debentures, including accrued interest. Subject to certain deferral provisions, the holders of the TIDES are entitled to quarterly calendar distributions paid by the trust. The first distribution was paid on December 31, 1999. We have also irrevocably guaranteed payments of distributions and other amounts due under the TIDES (to the extent the trust has funds available for the payment of those distributions).

     Unless redeemed or repurchased, the debentures mature on September 30, 2014. Under the terms of the indenture governing the debentures, we have the right to defer the payment of interest on the debentures at any time prior to maturity for a period not exceeding 20 consecutive quarters. Upon the expiration of any such deferral period, we must pay all interest then accrued and unpaid on the debentures, together with interest on the accrued and unpaid amount. We may elect after October 3, 2002, to redeem the debentures in accordance with the terms of the TIDES. Upon the due date of the debentures, we will pay the outstanding amount due to the trust and the trust will redeem all of the outstanding TIDES.

     The holders of the TIDES have a preference with respect to each distribution and amounts payable upon liquidation, redemption or otherwise over us as holders of the common stock of the trust. Each TIDES is convertible into shares of our Class A common stock at the rate of 1.1364 shares of Class A common stock for each TIDES, equaling a conversion price of $44.00 per share. We have entered into several contractual arrangements for the purpose of fully, irrevocably and unconditionally guaranteeing the trust's obligations under the TIDES.

     As of December 31, 2001, there were 2,500,000 outstanding TIDES as no holder of the TIDES had converted its shares into our Class A common stock.

7 5/8% SENIOR SUBORDINATED NOTES DUE 2014

     Concurrently with this offering, our wholly owned subsidiaries, Entercom Radio and Entercom Capital are offering $150.0 million in aggregate principal amount of 7 5/8% Senior Subordinated Notes due 2014. We, along with certain of our direct and indirect subsidiaries, are guaranteeing the issuers' obligations under the notes on a senior subordinated basis.

     The notes are unsecured senior subordinated obligations of Entercom Radio and each guarantor, ranking pari passu with any existing and future senior subordinated obligations and senior in right of payment to any existing and future subordinated indebtedness. The notes will not be secured by any of the issuers' or the guarantors' assets, and as such will be effectively subordinated to any secured debt that the issuers or the guarantors have now, including all of the borrowings under our credit facility, or may incur in the future to the extent of the value of the assets securing that debt.

     Interest on the notes will be payable semi-annually in arrears on March 1 and September 1 each year. The first payment of interest on the notes will be on September 1, 2002. Interest on the notes will accrue at a rate of 7 5/8% per annum. Prior to March 1, 2005, the issuers may redeem up to 35% of the notes with the proceeds of one or more specified equity offerings. On or after March 1, 2007, the issuers may redeem some or all of the notes at any time.

     The indenture governing the notes will contain certain covenants, restricting our ability to, among other things, incur debt, merge or sell assets, incur liens, make restricted payments and enter into transactions with affiliates.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general discussion of the material federal income and estate tax consequences of the ownership and disposition of our Class A common stock applicable to Non-United States Holders. A "Non-United States Holder" is a beneficial owner of our Class A common stock that holds our Class A common stock as a capital asset and who is generally an individual, corporation, estate or trust other than:

     - an individual who is a citizen or resident of the United States for federal income tax purposes;

     - a corporation (or entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

     - an estate the income of which is subject to United States federal income tax regardless of its source; and

     - a trust, if either (i) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust was in existence on August 20, 1996, was treated as a United States person on that date and has elected to be treated as a United States person at all times thereafter.

     If a partnership or other entity taxable as a partnership holds our Class A common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Such partner should consult its tax advisors as to the tax consequences.

     The following discussion does not consider specific facts and circumstances that may be relevant to a particular Non-United States Holder's tax position and does not consider state and local or non-United States tax laws. Further, it does not include all of the rules which may affect Non-United States Holders. For example, special rules not discussed herein may apply to you if you are:

     - a broker-dealer or a dealer in securities or currencies;

     - a bank, thrift or other financial institution;

     - an insurance company;

     - holding our Class A common stock as a part of a hedge, straddle, conversion or other risk reduction transaction; or

     - holding our Class A common stock through a partnership or other pass-through entity.

     The discussion is based on the following materials, all as the date hereof:

     - the Internal Revenue Code;

     - current, temporary and proposed Treasury Regulations promulgated under the Internal Revenue Code;

     - the legislative history of the Internal Revenue Code;

     - current administrative interpretations and practices of the Internal Revenue Service; and

     - judicial decisions.

     Legislation, judicial decisions, or administrative changes may be forthcoming that could effect the accuracy of the statements included in this summary, possibly on a retroactive basis. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service concerning the tax treatment of the Class A common stock. The statements in this prospectus supplement are not binding on the Internal Revenue Service or any court. Thus, we can provide no assurance that the statements contained in this prospectus supplement will not be challenged by the Internal Revenue Service, or that they would be sustained by a court if they were so challenged.

THIS FOLLOWING SUMMARY IS INCLUDED HEREIN FOR GENERAL INFORMATION. ACCORDINGLY, EACH PROSPECTIVE NON-UNITED STATES HOLDER IS URGED TO CONSULT A TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL OR NON-UNITED STATES TAX CONSEQUENCES OF HOLDING AND DISPOSING OF THE CLASS A COMMON STOCK.

UNITED STATES TRADE OR BUSINESS INCOME

     For purposes of the following discussion, dividends and gains on the sale, exchange or other disposition of our common stock will be considered to be "United States trade or business income" if such income or gain is (i) effectively connected with the conduct of a United States trade or business or
(ii) in the case of a treaty resident, attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States. Generally, United States trade or business income is subject to federal income tax on a net income basis at regular graduated tax rates. Any United States trade or business income received by a Non-United States Holder that is a corporation may, under specific circumstances, be subject to an additional "branch profits tax" at a 30% rate or a lower rate that an applicable income tax treaty may specify.

DIVIDENDS

     Dividends paid to a Non-United States Holder of Class A common stock generally will be subject to withholding of United States federal income tax at a 30% rate unless the dividends are United States trade or business income and the Non-United States Holder files a properly executed IRS Form W-8ECI (or in certain cases, a properly executed IRS Form 8BEN) with the withholding agent.

     The 30% withholding rate may be reduced if the Non-United States Holder is eligible for the benefits of an income tax treaty that provides for a lower rate. Generally, to claim the benefits of an income tax treaty, a Non-United States Holder of Class A common stock will be required to provide a properly executed IRS Form W-8BEN and satisfy applicable certification and other requirements. A Non-United States Holder of Class A common stock that is eligible for a reduced rate of withholding under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the Internal Revenue Service. A Non-United States Holder should consult its tax advisor on its entitlement to benefits under a relevant income tax treaty.

DISPOSITION OF CLASS A COMMON STOCK

     A Non-United States Holder generally will not be subject to federal income tax in respect of gain recognized on a disposition of Class A common stock unless:

     - the gain is United States trade or business income;

     - the Non-United States Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and meets other requirements;

     - the Non-United States Holder is subject to United States tax under provisions applicable to certain United States expatriates (including certain former citizens or residents of the United States); or

     - we are or have been a "U.S. real property holding corporation" for federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition and the Non-United States Holder's holding period for the Class A common stock.

     The tax relating to stock in a U.S. real property holding corporation does not apply to a Non-United States Holder whose holdings, actual and constructive, at all times during the applicable period, amount to 5% or less of our Class A common stock, provided that the common stock is regularly traded on an established securities market. Generally, a corporation is a U.S. real property holding corporation if the fair market value of its "U.S. real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we have not been and are not currently a U.S. real property holding corporation and we do not anticipate becoming a U.S. real property holding corporation in the future.

FEDERAL ESTATE TAXES

     Class A common stock owned or treated as owned by an individual who is a Non-United States Holder at the time of death will be included in the individual's gross estate for federal estate tax purposes and may be subject to federal estate tax, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

  DIVIDENDS

     We must report annually to the Internal Revenue Service and to each Non-United States Holder any dividend income that is subject to withholding or that is exempt from withholding tax pursuant to an income tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-United States Holder resides. Dividends paid to Non-United States Holders of Class A common stock generally will be exempt from backup withholding if the Non-United States Holder provides a properly executed IRS Form W-8BEN or otherwise establishes an exemption.

  DISPOSITION OF CLASS A COMMON STOCK

     The payment of the proceeds from the disposition of Class A common stock to or through the United States office of any broker will be subject to information reporting and possible backup withholding unless the owner properly certifies that it is a Non-United States Holder under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge (or reason to know) that the holder is a United States person. The payment of the proceeds from the disposition of Class A common stock to or through a non-United States office of a non-United States broker will not be subject to information reporting or backup withholding unless the non-United States broker has certain types of relationships with the United States (a "U.S. related person"). In the case of the payment of the proceeds from the disposition of common stock to or through a non-United States office of a broker that is either a United States person or a U.S. related person, the Treasury regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-United States Holder and the broker has no knowledge (or reason to know) to the contrary. Non-United States Holders should consult their own tax advisors on the application of information withholding and backup withholding to them in their particular circumstances (including upon their disposition of the Class A common stock).

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-United States Holder will be refunded or credited against the holder's federal income tax liability, if any, if the holder provides the required information to the Internal Revenue Service.

                                  UNDERWRITING

     Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives Deutsche Banc Alex. Brown Inc. and Credit Suisse First Boston Corporation have severally agreed to purchase from us the following respective number of shares of Class A common stock at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement:

                                                                 NUMBER
UNDERWRITERS                                                    OF SHARES
------------                                                   -----------
Deutsche Banc Alex. Brown Inc. .............................     1,120,000
Credit Suisse First Boston Corporation......................     1,120,000
Banc of America Securities LLC..............................       320,000
Goldman, Sachs & Co. .......................................       320,000
J.P. Morgan Securities Inc. ................................       320,000
Bear, Stearns & Co., Inc. ..................................       100,000
Salomon Smith Barney Inc. ..................................       100,000
William Blair & Company, L.L.C. ............................       100,000
                                                               -----------
  Total.....................................................     3,500,000
                                                               ===========

     The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of Class A common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the shares of Class A common stock offered by this prospectus supplement, other than those covered by the over-allotment option described below, if any of these shares are purchased.

     We have been advised by the representatives of the underwriters that the underwriters propose to offer the shares of Class A common stock to the public at the public offering price set forth on the cover of this prospectus supplement and to dealers at a price that represents a concession not in excess of $1.38 per share under the public offering price. The underwriters may allow, and these dealers may re-allow, a concession of not more than $0.10 per share to other dealers. After the public offering, representatives of the underwriters may change the offering price and other selling terms.

     We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to 525,000 additional shares of Class A common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the Class A common stock offered by this prospectus supplement. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of Class A common stock as the number of shares of Class A common stock to be purchased by it in the above table bears to the total number of shares of Class A common stock offered by this prospectus. We will be obligated, pursuant to the option, to sell these additional shares of Class A common stock to the underwriters to the extent the option is exercised. If any additional shares of Class A common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the initial shares are being offered.

     The underwriting discounts and commissions per share are equal to the public offering price per share of Class A common stock less the amount paid by the underwriters to us per share of Class A common stock. The underwriting discounts and commissions are 4.50% of the public offering price. We have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters' over-allotment option:

                                                                   TOTAL FEES
                                                     --------------------------------------
                                                     WITHOUT EXERCISE    WITH FULL EXERCISE
                                                     OF OVER-ALLOTMENT   OF OVER-ALLOTMENT
                                     FEE PER SHARE        OPTION               OPTION
                                     -------------   -----------------   ------------------
Discounts and commissions paid by
  us...............................      $2.31          $8,071,875           $9,282,656

     In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $500,000.

     We, for a period of 90 days, and certain of our directors, officers, members of senior management and stockholders, each for a period of 60 days, have agreed that we will not offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act of 1933, as amended, (the "Securities Act") relating to, any additional shares of our Class A common stock or securities convertible into or exchangeable or exercisable for any shares of our capital stock or publicly disclose the intention to make an offer, sale, pledge, disposition or filing without the prior written consent of Deutsche Banc Alex. Brown Inc. and Credit Suisse First Boston Corporation, except (1) with respect to us, pursuant to or in connection with employee stock option or employee stock purchase plans or other employee or non-employee director or key advisor compensation arrangements or agreements, in effect on the date of this prospectus supplement,
(2) in connection with the conversion of shares of Class A common stock, Class B common stock or Class C common stock solely into another class of common stock or (3) shares sold in this offering pursuant to the over-allotment option.

     We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

     The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

     Our Class A common stock is traded on the New York Stock Exchange under the symbol ETM.

     In connection with the offering, the underwriters may purchase and sell shares of our Class A common stock in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

     Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares of Class A common stock from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

     Naked short sales are any sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of the offering.

     Stabilizing transactions consist of various bids for or purchases of our Class A common stock made by the underwriters in the open market prior to the completion of the offering.

     The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

     Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our Class A common stock. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our Class A common stock. As a result, the price of our Class A common stock may be higher than the price that might otherwise exist in the open market. These transactions may be affected on the New York Stock Exchange, in the over-the-counter market or otherwise.

     A copy of this prospectus supplement and the underlying prospectus in electronic format may be made available on Internet web sites maintained by one or more of the lead underwriters of this offering. Other than the prospectus supplement and prospectus in electronic format, the information on any underwriter's web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which the prospectus forms a part.

     Some of the underwriters or their affiliates have provided investment services to us in the past and may do so in the future. They receive customary fees and commissions for these services.

     Affiliates of Deutsche Banc Alex. Brown Inc., Credit Suisse First Boston Corporation, Banc of America Securities LLC and J.P. Morgan Securities Inc. are lenders to us under our existing credit facility, and an affiliate of Banc of America Securities LLC is the syndication agent and co-documentation agent under our credit facility. A portion of the proceeds from this offering will be used to repay our existing credit facility. In addition, Credit Suisse First Boston Corporation, Deutsche Banc Alex. Brown Inc. and Banc of America Securities LLC are acting as underwriters for our concurrent notes offering. In connection with the notes offering, each will be paid customary fees and be reimbursed by us for related expenses.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the Class A common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of Class A common stock are made. Any resale of the Class A common stock in Canada must be made under applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Class A common stock.

REPRESENTATIONS OF PURCHASERS

     By purchasing Class A common stock in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

     - the purchaser is entitled under applicable provincial securities laws to purchase the Class A common stock without the benefit of a prospectus qualified under those securities laws,

     - where required by law, that the purchaser is purchasing as principal and not as agent, and

     - the purchaser has reviewed the text above under Resale Restrictions.

RIGHTS OF ACTION -- ONTARIO PURCHASERS ONLY

     Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus supplement during the period of distribution will have a statutory right of action for damages, or while still the owner of the Class A common stock, for rescission against us in the event that this prospectus supplement contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the Class A common stock. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the Class A common stock. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the Class A common stock was offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the Class A common stock as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

ENFORCEMENT OF LEGAL RIGHTS

     All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of Class A common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Class A common stock in their particular circumstances and about the eligibility of the Class A common stock for investment by the purchaser under relevant Canadian legislation.

RELATIONSHIPS WITH AFFILIATES OF CERTAIN UNDERWRITERS

     Affiliates of Deutsche Banc Alex. Brown Inc., Credit Suisse First Boston Corporation, Banc of America Securities LLC and J.P. Morgan Securities Inc. are lenders to us under our existing credit facility, and an affiliate of Banc of America Securities LLC is the syndication agent and co-documentation agent under our credit facility. A portion of the proceeds from this offering will be used to repay our existing credit facility. The decision of these underwriters to underwrite this offering was made independent of their respective affiliates that are lenders under our existing credit facility, which had no involvement in determining whether or when to distribute the Class A common stock under this offering or the terms of this offering. In addition, Credit Suisse First Boston Corporation, Deutsche Banc Alex. Brown Inc. and Banc of America Securities LLC are acting as underwriters for our concurrent notes offering. In connection with the notes offering, each will be paid customary fees and be reimbursed by us for related expenses. None of Deutsche Banc Alex. Brown Inc., Credit Suisse First Boston Corporation, Banc of America Securities LLC or J.P. Morgan Securities Inc. will receive any benefit from this offering or the concurrent notes offering, other than its respective portion of the underwriting fee as paid by us. See "Underwriting."

                                 LEGAL MATTERS

     John S. Donlevie, Esq., Executive Vice President, Secretary and General Counsel, will issue an opinion with respect to certain legal matters with respect to the validity of the shares of the Class A common stock. Mr. Donlevie is a full time employee of Entercom and owns beneficial interests in less than one percent of our Class A common stock. Latham & Watkins, Washington D.C., will opine as to certain other matters. The underwriters will be advised about various other legal matters relating to this offering by Weil, Gotshal & Manges LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements and schedule as of December 31, 2001 and for the year then ended incorporated by reference in this prospectus supplement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report. Reference is made to said report, which includes an explanatory paragraph with respect to a change in accounting for derivative instruments and hedging activities pursuant to the provisions of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Hedging Activities."

     The consolidated financial statements and related consolidated financial statement schedule as of December 31, 2000, and for each of the two years in the period ended December 31, 2000 incorporated in this prospectus supplement by reference from Entercom Communications Corp.'s Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     Entercom Communications Corp. is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements and other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also access filed documents at the SEC's web site at www.sec.gov.

     We are incorporating by reference some information about us that we file with the SEC. We are disclosing important information to you by referencing those filed documents. Any information that we reference this way is considered part of this prospectus supplement. The information in this prospectus supplement supercedes information incorporated by reference that we have filed with the SEC prior to the date of this prospectus supplement, while information that we file with the SEC after the date of this prospectus supplement that is incorporated by reference will automatically update and supersede this information.

     We incorporate by reference the following documents we have filed, or may file, with the SEC:

     - Entercom Communications Corp.'s Annual Report on Form 10-K for its fiscal year ended December 31, 2001;

     - all documents filed by Entercom Communications Corp. with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before termination of this offering.

     You may request a free copy of any of the documents incorporated by reference in this prospectus supplement by writing or telephoning us at the following address:

                         ENTERCOM COMMUNICATIONS CORP.
                           401 CITY AVENUE, SUITE 409
                             BALA CYNWYD, PA 19004
                                 (610) 660-5610

                                  $250,000,000

                         ENTERCOM COMMUNICATIONS CORP.

                    Class A Common Stock and Preferred Stock
                             ---------------------

                                  $250,000,000

                              ENTERCOM RADIO, LLC
                             ENTERCOM CAPITAL, INC.

                                Debt Securities
                             ---------------------

     Entercom Communications may from time to time offer up to $250,000,000 in aggregate offering price of its Class A common stock, par value $.01 per share, and its preferred stock, par value $.01 per share, or any combination of its Class A common stock and preferred stock.

     Entercom Communications' Class A common stock is traded on the New York Stock Exchange under the symbol "ETM." On February 27, 2002, the last reported sale price for Entercom Communications' Class A common stock on the New York Stock Exchange was $51.55 per share.

     Entercom Radio may from time to time offer up to $250,000,000 in aggregate principal amount or initial accreted value of its debt securities. The debt securities that Entercom Radio may issue may consist of debentures, notes or other types of debt. Any debt securities issued by Entercom Radio will be co-issued by Entercom Capital, Inc. Entercom Radio's payment obligations under any series of debt securities will be guaranteed by Entercom Communications and may be guaranteed by one or more of the Co-Registrants.

     This prospectus provides a general description of the securities we may offer. The specific terms of the securities offered by this prospectus will be set forth in a supplement to this prospectus and will include:

     - in the case of Class A common stock, the number of shares, purchase price and terms of the offering and sale thereof;

     - in the case of preferred stock, the specific designation, number of shares, liquidation preference, purchase price, dividend, voting, redemption and conversion provisions, and any other specific terms of the preferred stock; and

     - in the case of debt securities, the specific designation, aggregate principal amount, purchase price, maturity, interest rate, time of payment of interest, terms (if any) for the subordination or redemption thereof, and any other specific terms of the debt securities;

     You should read this prospectus and any prospectus supplement carefully before you invest in any securities we offer. This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement.

                             ---------------------

     These securities have not been approved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                             ---------------------

                The date of this prospectus is February 27, 2002

     WE HAVE NOT AUTHORIZED ANY DEALER, SALESMAN OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND THE ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS. YOU MUST NOT RELY UPON ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT. THIS PROSPECTUS AND THE ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH THEY RELATE, NOR DOES THIS PROSPECTUS AND THE ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE INFORMATION CONTAINED IN THIS PROSPECTUS AND THE SUPPLEMENT TO THIS PROSPECTUS IS ACCURATE AS OF THE DATES ON THEIR COVERS. WHEN WE DELIVER THIS PROSPECTUS OR A SUPPLEMENT OR MAKE A SALE PURSUANT TO THIS PROSPECTUS OR A SUPPLEMENT, WE ARE NOT IMPLYING THAT THE INFORMATION IS CURRENT AS OF THE DATE OF THE DELIVERY OR SALE.
                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
About This Prospectus.................    i
Where You Can Find More Information...    i
Disclosure Regarding Forward Looking
  Statements..........................   ii
The Company...........................    1
Use of Proceeds.......................    1
Ratio of Earnings to Fixed Charges and
  Ratio of Earnings to Combined Fixed
  Charges and Preferred Stock
  Dividends...........................    2

                                        PAGE
                                        ----
Description of Capital Stock..........    3
Description of Debt Securities........    7
Plan of Distribution..................   14
Legal Matters.........................   15
Experts...............................   15

                             ---------------------

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement filed with the Securities and Exchange Commission by Entercom Communications, Entercom Radio, Entercom Capital and the co-registrant subsidiaries of Entercom Radio (the "Registrants") utilizing a "shelf" registration process. This prospectus provides you with a general description of the securities that the Registrants may offer. Each time the Registrants sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the next heading "Where You Can Find More Information."

     Unless the context requires otherwise, "Entercom," "we," "us" or similar terms refer to Entercom Communications Corp., Entercom Radio, LLC, a wholly owned subsidiary of Entercom Communications, Entercom Capital, Inc., a wholly owned subsidiary of Entercom Radio, and Entercom Communications' consolidated subsidiaries, excluding Entercom Communications Capital Trust. The direct and indirect subsidiaries of Entercom Radio hold all of our radio station licenses and related assets.

                      WHERE YOU CAN FIND MORE INFORMATION

     Entercom Communications files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can inspect and copy these reports, proxy statements and other information at the public reference facility of the Commission, in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (http://www.sec.gov). You can inspect reports and other information Entercom Communications files at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The Registrants have filed a registration statement and related exhibits with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). The registration statement contains additional information about us, Entercom Communications' Class A common stock and preferred stock and Entercom

Radio's debt securities. You may inspect the registration statement and exhibits without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies from the Commission at prescribed rates.

     The Commission allows us to "incorporate by reference" the information Entercom Communications files with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that Entercom Communications files subsequent to the date of this prospectus with the Commission will automatically update and supersede this information. We incorporate by reference the following documents Entercom Communications filed with the Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

     - Annual Report on Form 10-K for the fiscal year ended December 31, 2001;
       and

     - Description of our Class A common stock contained in our registration statement on Form 8-A that was filed with the Commission on September 15, 1998.

     We are also incorporating by reference into this prospectus all documents filed by the Registrants with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before we cease offering the securities under this prospectus (other than those portions of such documents described in paragraphs (i), (k), and (l) of Item 402 of Regulation S-K promulgated by the Commission).

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                              Corporate Secretary
                         Entercom Communications Corp.
                           401 City Avenue, Suite 409
                        Bala Cynwyd, Pennsylvania 19004
                                 (610) 660-5610

     You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with different information.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus, including the documents that we incorporate by reference herein, contains, in addition to historical information, statements by us with regard to our expectations as to financial results and other aspects of our business that involve risks and uncertainties and may constitute forward looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements reflect our current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including, but not limited to, the following: (1) the highly competitive nature of, and new technologies in, the radio broadcasting industry; (2) our dependence upon our Seattle radio stations; (3) the risks associated with our acquisition strategy generally; (4) the control of us by Joseph M. Field and members of his immediate family; (5) our vulnerability to changes in federal legislation or regulatory policies; and (6) the risks disclosed in Entercom Communications' reports previously filed with the Commission.

     These important factors are discussed in more detail under "Risk Factors" in Entercom Communications' Annual Report on Form 10-K for the year ended December 31, 2001 and in any accompanying prospectus supplements and in other documents the Registrants may file with the Commission and which will be incorporated by reference herein. You may obtain copies of these documents as described under "Where You Can Find More Information" in this prospectus.

     We assume no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required under federal securities laws. Investors are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus or, in the case of any document we incorporate by reference, the date of such document.

     Investors also should understand that it is not possible to predict or identify all factors and should not consider the risks set forth above to be a complete statement of all potential risks and uncertainties. If the expectations or assumptions underlying our forward-looking statements prove inaccurate or if risks or uncertainties arise, actual results could differ materially from those predicted in any forward-looking statement.

                                  THE COMPANY

     We are one of the five largest radio broadcasting companies in the United States based upon pro forma 2000 revenues for pending acquisitions, as derived from the January 7, 2002 edition of BIA Consulting, Inc. We have assembled, after giving effect to the pending acquisitions of three stations in the Denver market and two stations in the Greensboro market, a nationwide portfolio of 100 stations in 19 markets, including 11 of the country's top 50 radio revenue markets. Based upon Duncan's Radio Market Guide (2001 ed.), our station groups, including pending acquisitions, rank among the top three in revenue market share in 18 of the 19 markets in which we operate. Over 85% of our revenues are derived from markets where we ranked as either first or second in market radio revenues.

     We operate a wide range of formats in geographically diverse markets across the United States. Our largest markets, in order of our revenues, including pro forma for pending acquisitions, are Seattle, Boston, Kansas City, Sacramento, Portland, New Orleans and Denver.

     Through our disciplined acquisition strategy, we seek to (1) build top-three station clusters principally in large growth markets and (2) acquire underdeveloped properties that offer the potential for significant improvements in revenues and broadcast cash flow through the application of our operational expertise. Although our focus has been on radio stations in top 50 markets, we also acquire stations in top 75 markets which meet these criteria.

     Our principal executive offices are located at 401 City Avenue, Suite 409, Bala Cynwyd, Pennsylvania 19004, and our telephone number is (610) 660-5610.

                                USE OF PROCEEDS

     Unless we indicate otherwise in the applicable prospectus supplement, we anticipate that we will use any net proceeds from the sale of securities offered by this prospectus and the applicable prospectus supplement for general corporate purposes, including repaying or refinancing our senior bank facility, or redeeming or repurchasing our Convertible Preferred Securities, Term Income Deferrable Equity Securities (TIDES), and for acquisitions, working capital, and other capital expenditures or any other purpose permitted under our senior bank facility. The factors which we will consider in any refinancing will include the amount and characteristics of any debt securities issued and may include, among others, the impact of such refinancing on our interest coverage, debt-to-capital ratio, liquidity and earnings per share. We may temporarily invest funds not required immediately for such purposes in short term investment grade securities.

                       RATIO OF EARNINGS TO FIXED CHARGES
                                      AND
                      RATIO OF EARNINGS TO COMBINED FIXED
                     CHARGES AND PREFERRED STOCK DIVIDENDS

     Entercom Communications' ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends for each of the two fiscal years ending September 30, 1997 and 1998 and for each of the three fiscal years ending December 31, 1999, 2000 and 2001, respectively, are set forth below. Any debt securities issued by Entercom Radio will be guaranteed by Entercom Communications. The ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends are identical for all periods because Entercom Communications had no outstanding preferred stock during such periods. The information set forth below should be read in conjunction with the financial information incorporated by reference herein. For purposes of these calculations, "earnings" represents pretax income from continuing operations before loss on equity investments and fixed charges and "fixed charges" consist of interest expense, amortization of debt financing costs and an amount equivalent to interest included in rental charges. We have assumed that one-third of rental expense is representative of the interest factor.

                                                      FISCAL YEAR
                                                         ENDED        FISCAL YEAR ENDED
                                                     SEPTEMBER 30,       DECEMBER 31,
                                                     --------------   ------------------
                                                      1997    1998    1999   2000   2001
                                                     ------   -----   ----   ----   ----
Ratio of earnings to fixed charges.................  15.02    1.62    3.81   2.65   1.90
Ratio of earnings to combined fixed charges and
  preferred stock dividends........................  15.02    1.62    3.81   2.65   1.90

                          DESCRIPTION OF CAPITAL STOCK

     Authorized capital stock of Entercom Communications as of January 31, 2002 consisted of:

     - 200,000,000 shares of Class A common stock, of which 34,829,917 shares were issued and outstanding;

     - 75,000,000 shares of Class B common stock, of which 10,531,805 shares were issued and outstanding;

     - 50,000,000 shares of Class C common stock, none of which were issued and outstanding; and

     - 25,000,000 shares of preferred stock, none of which were issued or outstanding.

     We have reserved for issuance under our 1998 Equity Compensation Plan, as amended, shares of Class A common stock equal to the sum of 2,500,000 and 10% of the number of total outstanding shares of common stock of all classes. As of January 31, 2002, 3,617,645 shares of Class A common stock were available for future grants under this plan. We also have reserved 1,850,000 shares of Class A common stock for issuance under our Employee Stock Purchase Plan, of which 1,794,264 shares were available for purchase as of January 31, 2002.

     The following summary describes the material terms of our capital stock. However, you should refer to the actual terms of our capital stock contained in our amended and restated articles of incorporation and amended and restated bylaws and to the applicable provisions of the Pennsylvania Business Corporation Law of 1988.

COMMON STOCK

     The rights of holders of the common stock are identical in all respects, except as discussed below. All of the outstanding shares of Class A common stock and Class B common stock are, and the shares of Class A common stock sold in the Class A common stock offering will be, upon issuance and payment of the purchase price therefor, validly issued, fully paid and nonassessable.

DIVIDENDS

     Subject to the right of the holders of any class of preferred stock, holders of shares of our common stock are entitled to receive dividends that may be declared by our board of directors out of legally available funds. No dividend may be declared or paid in cash or property on any share of any class of common stock unless simultaneously the same dividend is declared or paid on each share of that and every other class of common stock; provided, that, in the event of stock dividends, holders of a specific class of common stock shall be entitled to receive only additional shares of that class.

VOTING RIGHTS

     The Class A common stock and the Class B common stock vote together as a single class on all matters submitted to a vote of shareholders. Each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to ten votes, except:

     - any share of Class B common stock not voted by either Joseph M. Field or David J. Field, in his own right or pursuant to a proxy, is entitled to one vote;

     - the holders of Class A common stock, voting as a separate class, are entitled to elect two Class A directors;

     - each share of Class B common stock is entitled to one vote with respect to any Going Private Transaction (defined as a "Rule 13e-3 transaction" under the Exchange Act); and

     - as required by law.

     The Class A directors serve one-year terms and must be "independent directors." For this purpose, an "independent director" means a person who is not an officer or employee of us or any of our subsidiaries, and who does not have a relationship which, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Holders of common stock are not entitled to cumulate votes in the election of directors.

LIQUIDATION RIGHTS

     Upon our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets available for distribution after payment in full to creditors and holders of our preferred stock, if any.

CONVERSION OF CLASS A COMMON STOCK

     Shares of Class A common stock owned by a Regulated Entity (defined as either an entity that is a "bank holding company" under the Bank Holding Company Act of 1956 or a non-bank subsidiary of such an entity, or an entity that, pursuant to Section 8(a) of the International Banking Act of 1978 is subject to the provisions of the Bank Holding Company Act, or any non-bank subsidiary of such an entity), are convertible at any time, at the option of the holder, into an equal number of fully paid and non-assessable shares of Class C common stock. All conversion rights of Class A common stock are subject to any necessary FCC approval.

CONVERSION, TRANSFERABILITY OF CLASS B COMMON STOCK

     Shares of Class B common stock are convertible at any time, at the option of the holder, into an equal number of fully paid and non-assessable shares of Class A common stock. All conversion rights of Class B common stock are subject to any necessary FCC approval. Shares of Class B common stock transferred to a party other than Joseph M. Field, David J. Field, a spouse or lineal descendant of either Joseph M. Field or David J. Field or any spouse of such lineal descendant, a trustee of a trust established for the benefit of any such persons or the estate of any such persons are automatically converted into an equal number of fully paid and non-assessable shares of Class A common stock.

CONVERSION, TRANSFERABILITY OF CLASS C COMMON STOCK

     Shares of Class C common stock are convertible at any time, subject to certain restrictions, at the option of the holder thereof, into an equal number of fully paid and non-assessable shares of Class A common stock. A Regulated Entity may not convert shares of Class C common stock into Class A common stock if, as a result of such conversion it would own more than 4.99% of the Class A common stock unless such conversion is permitted under our amended and restated articles of incorporation or otherwise under the Banking Holding Company Act. All conversion rights of Class C common stock are subject to any necessary FCC approval. In general, shares of Class C common stock transferred to a party other than a Regulated Entity are automatically converted into an equal number of fully paid and non-assessable shares of Class A common stock. Shares of Class C common stock may be transferred by a Regulated Entity under a limited set of circumstances.

OTHER PROVISIONS

     The holders of common stock are not entitled to preemptive or similar rights.

PREFERRED STOCK

     We are authorized to issue 25,000,000 shares of preferred stock, par value $.01 per share. Our board of directors, in its sole discretion, may designate and issue one or more series of preferred stock from the authorized and unissued shares of preferred stock. Subject to limitations imposed by law or our amended and restated articles of incorporation, the board of directors is empowered to determine:

     - the designation of and the number of shares constituting a series of preferred stock;

     - the dividend rate, if any, for the series;

     - the terms and conditions of any voting and conversion rights, if any, for the series;

     - the number of directors, if any, which the series shall be entitled to elect;

     - the amounts payable on the series upon our liquidation, dissolution or winding-up;

     - the redemption prices and terms, if any, applicable to the series; and

     - the preferences and relative rights among the series of preferred stock.

     Such rights, preferences, privileges and limitations of preferred stock could adversely affect the rights of holders of common stock. There are currently no shares of preferred stock outstanding.

     When we offer to sell a particular class or series of preferred securities, we will describe the specific terms and conditions of such class or series in a supplement to this prospectus.

     Unless otherwise specified in the applicable prospectus supplement, the preferred stock will, with respect to rights to the payment of dividends and distribution of our assets and rights upon our liquidation, dissolution or winding up, rank:

     - senior to all classes or series of our common stock and to all of our equity securities the terms of which provide that those equity securities are subordinated to the preferred stock;

     - junior to all of our equity securities which the terms of that preferred stock provide will rank senior to it; and

     - on a parity with all of our equity securities other than those referred to in the clauses above.

FOREIGN OWNERSHIP

     Our amended and restated articles of incorporation restrict the ownership, voting and transfer of our capital stock, including our common stock, in accordance with the Communications Act and the rules of the FCC, which currently prohibit the issuance of more than 25% of our outstanding capital stock (or more than 25% of the voting rights it represents) to or for the account of aliens or corporations otherwise subject to domination or control by aliens. In addition, the amended and restated articles authorize our board of directors to take action to enforce these prohibitions, including requiring redemptions of common stock and placing a legend regarding restrictions on foreign ownership on the certificates representing the common stock.

CERTAIN PROVISIONS OF OUR AMENDED AND RESTATED ARTICLES OF INCORPORATION AND AMENDED AND RESTATED BYLAWS

     Our amended and restated articles of incorporation and amended and restated bylaws include provisions that could have an anti-takeover effect. These provisions are intended to preserve the continuity and stability of our board of directors and the policies formulated by our board of directors. These provisions are also intended to help ensure that the board of directors, if confronted by an unsolicited proposal from a third party that has acquired a block of our stock, will have sufficient time to review the proposal, to consider appropriate alternatives to the proposal and to act in what it believes to be the best interests of the shareholders.

     The following is a summary of the provisions of our amended and restated articles of incorporation that we consider material, but does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of our amended and restated articles of incorporation. The board of directors has no current plans to formulate or effect additional measures that could have an anti-takeover effect.

     Exculpation. Directors and officers shall not be personally liable for monetary damages (including, without limitation, any judgment, amount paid in settlement, penalty, punitive damages or expense of any nature (including, without limitation, attorneys' fees and disbursements)) for any action taken, or any failure to take any action, unless (1) the director has breached or failed to perform the duties of his or her office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

     Indemnification. To the fullest extent permitted by the Pennsylvania Business Corporation Law, we will indemnify any person who was, is, or is threatened to be made, a party to a proceeding by reason of the fact that he or she (1) is or was our director or officer or (2) while our director or officer, is or was serving at our request as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise.

     Blank Check Preferred Stock. Our board of directors may authorize the issuance of up to 25,000,000 shares of preferred stock in one or more classes or series and may designate the dividend rate, voting rights and other rights, preferences and restrictions of each such class or series. Our board of directors has no present intention to issue any preferred stock; however, our board of directors has the authority, without further shareholder approval, to issue one or more series of preferred stock that could, depending on the terms of such series, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. Although our board of directors is required to make any determination to issue such stock based on its judgment as to the best interests of our shareholders, our board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then market price of such stock. Our board of directors does not intend to seek shareholder approval prior to any issuance of such stock, unless otherwise required by law.

PENNSYLVANIA CONTROL-SHARE ACQUISITIONS LAW

     We are subject to the Pennsylvania Business Corporation Law. Generally, subchapters 25E, F, G, H, I and J of the Pennsylvania Business Corporation Law place procedural requirements and establish restrictions upon the acquisition of voting shares of a corporation which would entitle the acquiring person to cast or direct the casting of a certain percentage of votes in an election of directors. Subchapter 25E of the PBCL provides generally that, if we were involved in a "control transaction," our shareholders would have the right to demand from a "controlling person or group" payment of the fair value of their shares. For purposes of subchapter 25E, a "controlling person or group" is a person or group of persons acting in concert that, through voting shares, has voting power over at least 20% of the votes which our shareholders would be entitled to cast in the election of directors. A control transaction arises, in general, when a person or group acquires the status of a controlling person or group. In general, Subchapter 25F of the Pennsylvania Business Corporation Law delays for five years and imposes conditions upon "business combinations" between an "interested shareholder" and us. The term "business combination" is defined broadly to include various merger, consolidation, division, exchange or sale transactions, including transactions utilizing our assets for purchase price amortization or refinancing purposes. An "interested shareholder," in general, would be a beneficial owner of at least 20% of our voting shares.

     In general, Subchapter 25G of the Pennsylvania Business Corporation Law suspends the voting rights of the "control shares" of a shareholder that acquires for the first time 20% or more, 33 1/3% or more or 50% or more of our shares entitled to be voted in an election of directors. The voting rights of the control shares generally remain suspended until such time as our "disinterested" shareholders vote to restore the voting power of the acquiring shareholder.

     Subchapter 25H of the Pennsylvania Business Corporation Law provides circumstances for our recovery of profits made upon the sale of our common stock by a "controlling person or group" if the sale occurs within 18 months after the controlling person or group became such and the common stock was acquired during such 18 month period or within 24 months prior thereto. In general, for purposes of Subchapter 25H, a "controlling person or group" is a person or group that (1) has acquired, (2) offered to acquire or (3) publicly disclosed or caused to be disclosed an intention to acquire voting power over shares that would entitle such person or group to cast at least 20% of the votes that our shareholders would be entitled to cast in the election of directors.

     If our disinterested shareholders vote to restore the voting power of a shareholder who acquires control shares subject to Subchapter 25G, we would then be subject to subchapters 25I and J of the Pennsylvania Business Corporation Law. Subchapter 25I generally provides for a minimum severance payment to certain employees terminated within two years of such approval. Subchapter 25J, in general, prohibits the abrogation of certain labor contracts prior to their stated date of expiration.

     The foregoing summary describes some of the material terms of certain subchapters of the Pennsylvania Business Corporation Law. However, you should refer to the actual statute.

TRANSFER AGENT AND REGISTRAR

     Transfer Agent and Registrar for our common stock is First Union National Bank.

                         DESCRIPTION OF DEBT SECURITIES

     This prospectus describes certain general terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the applicable prospectus supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

     Entercom Radio may offer under this prospectus up to $250,000,000 aggregate principal amount of debt securities, or if debt securities are issued at a discount, or in a foreign currency or composite currency, such principal amount as may be sold for an aggregate public offering price of up to $250,000,000. Unless otherwise specified in a supplement to this prospectus, the debt securities will be the direct, unsecured obligations of Entercom Radio and will rank equally with all of its other unsecured and unsubordinated indebtedness. Any debt securities issued by Entercom Radio will be co-issued by Entercom Capital, the wholly owned subsidiary of Entercom Radio. Entercom Radio's payment obligations under any series of debt securities will be guaranteed by Entercom Communications and may be guaranteed by one or more Co-Registrants.

     The debt securities will be issued under an indenture between us and a trustee, as trustee. We have summarized select portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. Capitalized terms used in the summary have the meaning specified in the indenture.

     When we refer to "we," "our" and "us" in this section, we mean Entercom Radio, LLC and Entercom Capital, Inc., as co-issuers, unless the context otherwise requires or as otherwise expressly stated.

GENERAL

     The terms of each series of debt securities will be established by or pursuant to a resolution of our Board of Directors and set forth or determined in the manner provided in an officers' certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series, including any pricing supplement.

     We may issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will set forth in a prospectus supplement, including any pricing supplement, relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities:

     - the title of the debt securities;

     - the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

     - any limit on the aggregate principal amount of the debt securities;

     - the date or dates on which we will pay the principal on the debt securities;

     - the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

     - whether the debt securities rank as senior subordinated debt securities or subordinated debt securities, or any combination thereof;

     - the form and terms of any guarantee of any debt securities;

     - any depositories, interest rate calculation agents or other agents with respect to the debt securities;

     - whether, the ratio at which and the terms and conditions upon which, if any, the debt securities will be convertible into or exchangeable for our common stock or our other securities or securities of another person;

     - the place or places where principal of, premium, if any, and interest, if any, on the debt securities will be payable or the method of such payment, if by wire transfer, mail or by other means;

     - the terms and conditions upon which we may redeem the debt securities;

     - any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

     - the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

     - the dates, if any, on which, and the price or prices at which, the debt securities will be repurchased at the option of the holders thereof and other detailed terms and provisions of such repurchase obligations;

     - the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

     - whether the debt securities will be issued in bearer or fully registered form (and if in fully registered form, whether the debt securities will be issuable, in whole or in part, as global debt securities);

     - the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

     - the currency of denomination of the debt securities;

     - the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

     - if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

     - the manner in which the amounts of payment of principal of, or premium or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

     - any provisions relating to any security provided for the debt securities;

     - any addition to or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

     - any addition to, change in or deletion from, the covenants described in this prospectus or in the indenture with respect to the debt securities;

     - any other terms of the debt securities, which may modify, supplement or delete any provision of the indenture as it applies to that series; and

     - any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.

     In addition, the indenture does not limit our ability to issue subordinated debt securities. Any subordination provisions of a particular series of debt securities will be set forth in the officer's certificate or supplemental indenture related to that series of debt securities and will be described in the relevant prospectus supplement.

     We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

     If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

TRANSFER AND EXCHANGE

     Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as depositary, or a nominee (we will refer to any debt security represented by a global debt security as a "book-entry debt security"), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a "certificated debt security") as set forth in the applicable prospectus supplement. Except as set forth under the heading "Global Debt Securities and Book-Entry System" below, book-entry debt securities will not be issuable in certificated form.

     CERTIFICATED DEBT SECURITIES. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

     You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

     GLOBAL DEBT SECURITIES AND BOOK-ENTRY SYSTEM. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the depositary, and registered in the name of the depositary or a nominee of the depositary.

     The depositary has indicated it intends to follow the following procedures with respect to book-entry debt securities.

     Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the depositary for the related global debt security, which we refer to as participants, or persons that may hold interests through participants. Upon the issuance of a global debt security, the depositary will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the book-entry debt securities represented by such global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.

     So long as the depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, each person beneficially owning book-entry debt securities must rely on the procedures of the depositary for the related global debt security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

     We understand, however, that under existing industry practice, the depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the depositary with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities pursuant to the indenture.

     We will make payments of principal of, and premium and interest on book-entry debt securities to the depositary or its nominee, as the case may be, as the registered holder of the related global debt security. We, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

     We expect that the depositary, upon receipt of any payment of principal of, premium or interest on a global debt security, will immediately credit participants' accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of those participants.

     We will issue certificated debt securities in exchange for each global debt security if the depositary is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, or Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days. In addition, we may at any time and in our sole discretion determine not to have the book-entry debt securities of any series represented by one or more global debt securities and, in that event, will issue certificated debt securities in exchange for the global debt securities of that series. Global debt securities will also be exchangeable by the holders for certificated debt securities if an event of default with respect to the book-entry debt securities represented by those global debt securities has occurred and is continuing. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

     We have obtained the foregoing information concerning the depositary and the depositary's book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

CHANGE OF CONTROL

     Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we undergo a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

COVENANTS

     We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Unless otherwise stated in the applicable prospectus supplement, we may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person, which we refer to as a successor person, unless:

     - we are the surviving corporation or the successor person (if other than Entercom Radio or Entercom Capital, as applicable) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture;

     - immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing under the indenture; and

     - certain other conditions that may be set forth in the applicable prospectus supplement are met.

EVENTS OF DEFAULT

     Unless otherwise stated in the applicable prospectus supplement, event of default means, with respect to any series of debt securities, any of the following:

     - default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

     - default in the payment of principal of or premium on any debt security of that series when due and payable at maturity, upon redemption or otherwise;

     - default in the deposit of any sinking fund payment, when and as due in respect of any debt security of that series;

     - default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than a majority in principal amount of the outstanding debt securities of that series as provided in the indenture;

     - certain events of bankruptcy, insolvency or reorganization; and

     - any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

     No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

     If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than a majority in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

     The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

     Unless stated otherwise in the applicable prospectus supplement, no holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

     - that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

     - the holders of at least a majority in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

     Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

     The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

MODIFICATION AND WAIVER

     We may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

     - reduce the amount of debt securities whose holders must consent to an amendment or waiver;

     - reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

     - reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

     - reduce the principal amount of discount securities payable upon acceleration of maturity;

     - waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

     - make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

     - make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

     - waive a redemption payment with respect to any debt security.

     Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series or in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

DEFEASANCE OF DEBT SECURITIES AND CERTAIN COVENANTS IN CERTAIN CIRCUMSTANCES

     LEGAL DEFEASANCE. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

     This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

     DEFEASANCE OF CERTAIN COVENANTS. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

     - we may omit to comply with the covenant described under the heading "Consolidation, Merger and Sale of Assets" and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

     - any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of that series, or covenant defeasance.

     The conditions include:

     - depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

     - delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

     COVENANT DEFEASANCE AND EVENTS OF DEFAULT. In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money and/or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. However, we shall remain liable for those payments.

GUARANTEES

     Our payment obligations under any series of debt securities will be guaranteed by Entercom Communications, and may be guaranteed by one or more of the Co-Registrants. The terms of any such guarantee will be set forth in the applicable prospectus supplement.

                              PLAN OF DISTRIBUTION

     We may sell the securities to one or more underwriters for public offering and sale by them and may also sell the securities to investors directly or through agents. We will name any underwriter or agent involved in the offer and sale of securities in the applicable prospectus supplement. We have reserved the right to sell or exchange securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

     We may distribute the securities from time to time in one or more transactions:

     - at a fixed price or prices, which may be changed;

     - at market prices prevailing at the time of sale;

     - at prices related to such prevailing market prices; or

     - at negotiated prices.

     We may also, from time to time, authorize dealers, acting as our agents, to offer and sell securities upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of securities, we, or the purchasers of securities for whom the underwriters may act as agents, may compensate underwriters in the form of underwriting discounts or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

     We will describe in the applicable prospectus supplement any compensation we pay to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Dealers and agents participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act, and to reimburse these persons for certain expenses.

     To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

     Certain of the underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of our business.

                                 LEGAL MATTERS

     John C. Donlevie, Esq., Executive Vice President, Secretary and General Counsel of Entercom, and Executive Vice President, Secretary and General Counsel of Entercom Radio, will issue an opinion with respect to certain legal matters with respect to the validity of the shares of Entercom's Class A common stock and preferred stock. Latham & Watkins, Washington, D.C. will issue an opinion with respect to certain legal matters with respect to Entercom Radio's debt securities. Any underwriters will be advised about the other issues relating to any offering by their own legal counsel. Mr. Donlevie is a full time employee of Entercom and owns beneficial interests in less than one percent of our Class A common stock.

                                    EXPERTS

     The consolidated financial statements and schedule as of December 31, 2001 and for the year then ended incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report. Reference is made to said report, which includes an explanatory paragraph with respect to a change in accounting for derivative instruments and hedging activities pursuant to the provisions of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Hedging Activities."

     The consolidated financial statements and related consolidated financial statement schedule as of December 31, 2000, and for each of the two years in the period ended December 31, 2000 incorporated in this Prospectus by reference from Entercom Communications Corp.'s Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which, is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS THAT IS ALSO PART OF THIS DOCUMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED OR INCORPORATED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF CLASS A COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED OR INCORPORATED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF SUCH INFORMATION, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS OR OF ANY SALE OF OUR CLASS A COMMON STOCK.

                               TABLE OF CONTENTS

                                               PAGE
                                               ----
PROSPECTUS SUPPLEMENT
About this Prospectus Supplement.............   S-i
Special Note Regarding Forward-Looking
  Statements.................................   S-i
Information About Station and Market Data....  S-ii
Summary......................................   S-1
Risk Factors.................................   S-9
Use of Proceeds..............................  S-15
Price Range of Our Class A Common Stock......  S-16
Dividend Policy..............................  S-16
Capitalization...............................  S-17
Selected Consolidated Financial Data.........  S-18
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations.................................  S-23
Business.....................................  S-37
Management...................................  S-48
Principal Shareholders.......................  S-54
Description of Certain Indebtedness..........  S-57
Certain Federal Income Tax Considerations....  S-61
Underwriting.................................  S-65
Notice to Canadian Residents.................  S-68
Legal Matters................................  S-70
Experts......................................  S-70
Where You Can Find More Information..........  S-71
PROSPECTUS
About this Prospectus........................     i
Where You Can Find More Information..........     i
Disclosure Regarding Forward-Looking
  Statements.................................    ii
The Company..................................     1
Use of Proceeds..............................     1
Ratio of Earnings to Fixed Charges and Ratio
  of Earnings to Combined Fixed Charges and
  Preferred Stock Dividends..................     2
Description of Capital Stock.................     3
Description of Debt Securities...............     7
Plan of Distribution.........................    14
Legal Matters................................    15
Experts......................................    15

[ENTERCOM LOGO]

3,500,000 Shares

Class A Common Stock

Deutsche Banc Alex. Brown
Credit Suisse First Boston

Banc of America Securities LLC
Goldman, Sachs & Co.
JPMorgan
Prospectus Supplement

February 27, 2002